SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PERINI CORPORATION
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

        (2)     Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:

[ ] Fee paid previously with preliminary materials: [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
         (2)      Form, Schedule or Registration Statement no.:
         (3)      Filing Party:
         (4)      Date Filed:

                               PERINI CORPORATION

                               73 Mt. Wayte Avenue
                      Framingham, Massachusetts 01701-9160

                                 _______________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON [March __, 2000]

                                 _______________

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Perini Corporation (the "Company") will be held on [March __, 2000] at [10:00 a.m. at Goodwin, Procter & Hoar LLP, Conference Center, 2nd Floor, Exchange Place, 53 State Street,] Boston, Massachusetts.

        Holders of Common Stock, $1.00 par value, of the Company (the "Common Stock") and holders of Series B Cumulative Convertible Preferred Stock, $1.00 par value, of the Company (the "Series B Preferred Stock") will vote:

        1. To approve (a) the issuance of 9,411,765 shares of Common Stock (the "Purchase Shares") to the Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa. and permitted assigns (the "Purchasers") for an aggregate purchase price of $40,000,000 upon the terms and conditions described in the attached proxy statement (the "Proxy Statement") and (b) the issuance of up to approximately 7,461,398 shares of Common Stock and such additional shares of Common Stock as required under the terms of the exchange (the "Exchange Shares" and together with the Purchase Shares, the "Shares") in exchange for shares of Series B Preferred Stock upon the terms and conditions described in the attached Proxy Statement (which proposal shall only be effective if proposals 2 and 3 are approved).

        2. To approve an amendment to the Restated Articles of Organization of the Company increasing the authorized number of shares of Common Stock to 40,000,000 shares.

        3. To approve an amendment to the Certificate of Vote designating the Series B Preferred Stock (which amendment shall only be effective if proposals 1 and 2 are approved and the transactions contemplated by proposal 1 are consummated).

        4. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

        Action may be taken on the foregoing matters at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be postponed or adjourned.

        If the action proposed is approved by the stockholders at the Special Meeting and effected by the Company, any holder of Series B Preferred Stock (1) who files with the

Company before the taking of the vote on approval of such action, written objection to the proposed action stating that it intends to demand payment for its shares if the action is taken and (2) whose shares are not voted in favor of such action, have or may have the right to demand in writing from the Company, within twenty days after the date of mailing to it of notice in writing that the corporate action has become effective, payment for its shares of Series B Preferred Stock and an appraisal of the value thereof. The Company and any such holder of Series B Preferred Stock shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts. A copy of such sections is included as Annex D to the attached Proxy Statement.

        The Board of Directors has fixed the close of business on February 17, 2000 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments thereof. Only stockholders of record of the Company's Common Stock and Series B Preferred Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting and at any adjournments thereof.

        You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by notice to the Secretary of the Company or by delivery of a later dated proxy. Stockholders of record who attend the Special Meeting may vote in person, even if they have previously delivered a signed proxy.

                                           By Order of the Board of Directors



                                           Robert Band
                                           President and Chief Executive Officer
Framingham, Massachusetts
[February __, 2000]

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               PERINI CORPORATION

                               73 Mt. Wayte Avenue
                      Framingham, Massachusetts 01701-9160
                                 _______________


                                 PROXY STATEMENT

                                 _______________

                       FOR SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on [March __, 2000]


        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Perini Corporation (the "Company") for use at a Special Meeting of Stockholders of the Company to be held on [March __, 2000] and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, stockholders will be asked to approve:

(1) the issuance of 9,411,765 shares (the "Purchase Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company to the Tutor-Saliba Corporation ("Tutor-Saliba"), O&G Industries, Inc. ("O&G"), and National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union") (Tutor-Saliba, O&G and National Union and their permitted assigns are collectively referred to herein as the "Purchasers") for an aggregate purchase price of $40,000,000 upon the terms and conditions described herein and the issuance of up to approximately 7,461,398 shares of Common Stock and such additional shares of Common Stock as required under the terms of the exchange (the "Exchange Shares" and together with the Purchase Shares, the "Shares") in exchange for the outstanding shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") upon the terms and conditions described herein (which proposal shall only be effective if proposals 2 and 3 are approved);

(2)     an  amendment to the Restated  Articles of  Organization  of the Company
        increasing  the   authorized   number  of  shares  of  Common  Stock  to
        40,000,000; and

(3) an amendment to the Certificate of Vote designating the Series B Preferred Stock (which amendment shall only be effective if proposals 1 and 2 are approved and the Transaction is consummated).

The issuance of the Shares described in Proposal 1 and the transactions contemplated thereby are also referred to as the "Transaction".

        This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and Proxy Card are first being sent to stockholders on or about [February __, 2000]. The Board of Directors has fixed the close of business on February 17, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only stockholders of record of the Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were [5,682,287] shares of Common Stock outstanding and entitled to vote at the Special Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them. In addition, the holders of 200,184 shares of Series B Preferred Stock (150,150 shares issued on January 17, 1997 plus in-kind dividends of 50,034 shares paid through December 15, 1999) have the same voting rights as holders of Common Stock on an as converted basis (or 4,135,094 shares of Common Stock in the aggregate on an as converted basis). Therefore, the maximum aggregate number of votes of holders of Common Stock and Series B Preferred Stock available as of the record date and entitled to vote at the Special Meeting is [9,817,381].

        The presence, in person or by proxy, of holders of at least a majority of the total number of issued and outstanding shares of the Company's capital stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Votes Required
--------------

        The Company is seeking the affirmative vote of the holders of a Disinterested Majority (as defined below) of Common Stock and the affirmative vote of a majority of the shares of Common Stock and Series B Preferred Stock (on an as converted basis) for the approval of the Transaction (which shall only be effective if proposals 2 and 3 are approved). The affirmative vote of a majority of the votes cast is required under the rules of the American Stock Exchange for approval of the Transaction. The approval of a Disinterested Majority is not required by such rules or applicable law. The Special Committee of the Board of Directors (consisting of outside directors with no financial interest in the Transaction) has deemed such approval to be advisable and has required it to be a condition to the consummation of the Transaction (see
"Special  Committee and Background of  Transaction").  Because the Disinterested
Majority requirement is not mandated by applicable rules or law, the Special Committee reserves the right to waive this requirement if it deems such a waiver to be advisable. "Disinterested Majority" is defined as a majority in interest of the holders of the Common Stock but excludes any stockholder that is or is an affiliate of either (i) any Purchaser or (ii) any holder of Series B Preferred Stock who agrees to exchange its shares of Series B Preferred Stock for Common Stock.

        The Company is seeking the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Preferred Stock (on an as converted basis) to approve an amendment to the Restated Articles of Organization of the Company increasing the authorized number of shares of Common Stock to 40,000,000.

        The Company is seeking the affirmative vote of two-thirds of the outstanding shares of Common Stock and Series B Preferred Stock (on an as converted basis) and two-thirds of the outstanding shares of Series B Preferred Stock voting separately as a class to approve an amendment to the Certificate of Vote designating the Series B Preferred Stock (which amendment shall only be effective if proposals 1 and 2 are approved and the Transaction is consummated).

        Under Massachusetts law and practice, abstentions and broker non-votes (that is, shares represented at the meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) shall be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum is present, but shall not constitute a vote "for:" or "against" a matter and will be disregarded in determining the "votes cast".

        Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted but not marked as to a particular item, the shares will be voted FOR the approval of the Transaction, FOR the amendment to the Company's Restated Articles of Organization and FOR the amendment to the Series B Certificate of Vote.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Special Meeting. Any stockholder of record as of the Record Date attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF EACH OF THE FOLLOWING PROPOSALS.


                                TABLE OF CONTENTS
                                -----------------


                                                                                                                Page
                                                                                                                ----

PROPOSAL 1 - APPROVAL OF THE ISSUANCE OF THE SHARES...............................................................1
       Reason for Stockholder Approval............................................................................1
       Need for Additional Equity and Working Capital.............................................................1
       General Effect of Transaction on Existing Stockholders.....................................................2
       Description of Transaction.................................................................................3
       Use of Proceeds............................................................................................5
       Description of Purchase Shares.............................................................................5
       Exchange of Series B Preferred Stock.......................................................................5
       Amendment of Rights of the Holders of Series B Preferred Stock.............................................7
       Shareholders' Agreement....................................................................................7
             Election of Directors................................................................................8
       Registration Rights Agreement..............................................................................9
       Credit Facility...........................................................................................10
       Impact of Failure to Approve the Issuance of the Shares...................................................13
       Stock Incentive Plan Grants...............................................................................13
       By-Law Amendments.........................................................................................14
       Shareholder Rights Agreement Amendment....................................................................15
       Interests of Certain Persons in the Transaction...........................................................16
       NOL Analysis..............................................................................................16
       Continued Risk of Ownership Change........................................................................20
       Regulation of Certain Business Combinations under Massachusetts Law.......................................21
       Special Committee and Background of Transaction...........................................................21
       Opinion of Financial Advisor..............................................................................27

PROPOSAL 2 - APPROVAL OF AMENDMENT OF RESTATED ARTICLES OF ORGANIZATION..........................................28
       Reason for Amendment......................................................................................28
       Description of Amendment..................................................................................28
       Vote Required.............................................................................................28

PROPOSAL 3 - AMENDMENT OF THE RIGHTS OF THE SERIES B PREFERRED STOCK.............................................29
       Description of Amendment..................................................................................29
       Appraisal Rights..........................................................................................29
       Vote Required.............................................................................................32
       Principal Stockholders....................................................................................33
       Independent Auditors......................................................................................42

                                      (i)

                          TABLE OF CONTENTS (continued)


                                                                                                                Page
                                                                                                                ----

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................42
       Results of Operations - 1999 Compared to 1998.............................................................42
             Continuing Operations...............................................................................42
             Discontinued Operations.............................................................................43
       Results of Operations - 1998 Compared to 1997.............................................................44
             Continuing Operations...............................................................................44
       Financial Condition.......................................................................................44
             Cash and Working Capital............................................................................44
             Long-term Debt......................................................................................46
             Stockholders' Equity (Deficit)......................................................................46
             Dividends...........................................................................................46
             Outlook.............................................................................................48
       Forward-looking Statements................................................................................50
       Quantitative And Qualitative Disclosure About Market Risk.................................................51
       Disagreements on Accounting and Financial Disclosure......................................................51

CONSOLIDATED FINANCIAL STATEMENTS................................................................................52
       Consolidated Balance Sheets...............................................................................53
       Consolidated Statements of Operations.....................................................................55
       Consolidated Statements of Stockholders' Equity (Deficit).................................................56
       Consolidated Statements of Cash Flows.....................................................................57
       Notes to Consolidated Financial Statements................................................................59
       Report of Independent Public Accountants..................................................................84

SUMMARY CONSOLIDATED FINANCIAL INFORMATION.......................................................................85

CAPITALIZATION...................................................................................................88

UNAUDITED QUARTERLY FINANCIAL DATA...............................................................................89

MISCELLANEOUS MATTERS............................................................................................90
       Solicitation of Proxies...................................................................................90
       Stockholder Proposals for 2000 Annual Meeting.............................................................90
       Incorporation of Portions of Certain Documents by Reference...............................................90
       Inclusion of Documents which Contain Information Incorporated by Reference................................90
       Other Matters.............................................................................................90

ANNEX A - Securities Purchase Agreement.........................................................................A-1

ANNEX B - Fairness Opinion of Houlihan Lokey Howard & Zukin.....................................................B-1

ANNEX C - Consent of Independent Public Accountants.............................................................C-1

ANNEX D - Sections 85-98 of the Massachsuetts Business Corporation Law..........................................D-1


                                      (ii)

                                   PROPOSAL 1

                     APPROVAL OF THE ISSUANCE OF THE SHARES

Reason for Stockholder Approval
-------------------------------

        Under the Company's Restated Articles of Organization, as amended, and the Massachusetts Business Corporation Law, the Board of Directors of the Company has the authority to approve the issuance of Common Stock. However, under the terms of the Securities Purchase Agreement between the Company and the Purchasers relating to the Purchase Shares, stockholder approval of the issuance of the Shares by a Disinterested Majority of Common Stock and a majority of the shares of Common Stock and Series B Preferred Stock (voting on an as converted basis) is a condition to the Purchasers' obligation to purchase the Purchase Shares (though this condition may be waived by the Special Committee). The Company does not have sufficient shares of Common Stock authorized to issue the Shares and therefore is also seeking stockholder approval to amend its Restated Articles of Organization to increase the number of shares of Common Stock which are authorized thereunder. Unless Proposals 2 and 3 are approved, the Transaction will not be consummated.

        In addition, under applicable American Stock Exchange Rules, approval by a majority of votes cast is required for the issuance of the Purchase Shares because it involves the issuance of more than 20% of the Company's outstanding equity at a price less than the greater of book value or market value for the Company's Common Stock. The issuance of the Purchase Shares will not be less than the book value of such shares but may be less than the market value of such shares. Regardless, satisfaction of the stockholder approval requirements set forth in the Securities Purchase Agreement will also satisfy the applicable American Stock Exchange Rules.

        STOCKHOLDERS WHO VOTE "FOR" PROPOSAL 1 SHOULD ALSO VOTE "FOR" PROPOSALS 2 AND 3.

Need for Additional Equity and Working Capital
----------------------------------------------

        As previously disclosed in Company reports to stockholders and in its public filings, the Company has incurred approximately $190 million of losses from its real estate development business segment during the four-year period ended December 31, 1999. These losses are the primary reason the Company's stockholders' equity has been reduced from a positive $105.6 million to a negative $36.6 million during this period. Purchasers of general construction services, whether public or private, not only evaluate the operating capability of a contractor such as the Company, but also its financial condition. The Company believes that it has recently been operating under a competitive disadvantage when attempting to acquire new projects and is concerned that its ability to acquire new work to replace or augment its current backlog will be seriously impaired unless its financial condition, particularly its stockholders' equity, is significantly improved in the near term. A sufficient volume of new work is critical to maintaining its key group of construction professionals, achieving acceptable levels of working capital and meeting the Company's obligations under its credit facility.

        Since mid-1999, the Company has been seeking new equity to improve its financial condition, to provide additional working capital and liquidity to support its ongoing core construction operations, and to allow the Company over time to reduce debt. In July 1999, Ronald N. Tutor, the Chairman of the Board of Directors of the Company, expressed interest in purchasing additional equity in the Company. The Board of Directors formed a Special Committee to evaluate Mr. Tutor's proposal and to explore other strategic alternatives available to the Company to obtain additional equity (see "Special Committee and Background of Transaction"). From those efforts, the proposed $40 million investment by the Purchasers was determined by the Special Committee and the Board of Directors to be in the best interests of the Company and its stockholders. With the approval of the Special Committee and the Board of Directors, the Company entered into the Securities Purchase Agreement with the Purchasers whereby the Purchasers agreed to purchase 9,411,765 shares of Common Stock at $4.25 per share subject to certain conditions (see "Description of Transaction").

        The proceeds from the issuance of the Purchase Shares, after estimated fees and expenses, will increase stockholders' equity by approximately $37.5 million. Likewise, the exchange of the Series B Preferred Stock, currently classified between stockholders' equity and long-term debt on the Company's balance sheet, for Common Stock will increase stockholders' equity by approximately another $37.7 million.

        As a result of the Transaction, the Company will realize several benefits including the following:

o the Company's net worth will increase to a positive net worth of approximately $39 million from a negative net worth of approximately $36 million;

o the Company will not be precluded from participating fully in both the private and public construction markets in which it has traditionally competed;

o the Company's working capital and liquidity will be increased to support its ongoing core construction business;

o       the  Company's   credit   facility  (see  "Credit   Facility")  will  be
        restructured as a result of the Transaction and extended from 2001 to 2003; and

o the Company will not be required to pay the 10% paid-in-kind dividend each year or redeem the Series B Preferred Stock for cash between 2005 and 2007.

General Effect of Transaction on Existing Stockholders
------------------------------------------------------

        If the Transaction is approved, the rights of existing stockholders will be affected in several principal ways. The voting rights of the current stockholders will be diluted by the increase in the Common Stock outstanding. In addition, the issuance of the Shares will have a dilutive effect on the earnings per share of the Company due to the increase in the number of shares of Common Stock outstanding. These dilutive effects are a consequence of the significant capital interest that the Company will be issuing to the Purchasers and the holders of the Series B Preferred Stock. However, the book value of each share of Common Stock will increase substantially because the price per share is greater than the current book value of each share of Common Stock. The issuance of the Shares will allow the Company to obtain needed capital to restore the Company's net worth to a positive position and restructure its bank facilities. (See "Summary Consolidated Financial Information" and "Capitalization").

        If the Transaction is consummated on or about March 15, 2000, the Purchasers will own 43.95% of the issued and outstanding Common Stock. As a result, the Transaction may constitute a "Change of Control" for purposes of disclosure under the Securities Exchange Act of 1934, as amended.

Description of Transaction
--------------------------

        The summary description of the terms of the Securities Purchase Agreement set forth in this Proxy Statement is qualified in its entirety by reference to the Securities Purchase Agreement which is attached hereto as Annex
A. The Securities Purchase Agreement provides that the Company will issue 9,411,765 shares of Common Stock to the Purchasers at the time of the closing of the Transaction. The purchase price of the Purchase Shares to be issued at the closing will be $4.25 per share, for a total of $40,000,000.

        The conditions to the Purchasers' obligations to acquire the Purchase Shares include satisfaction or waiver of the following:

(i) the holders of the Series B Preferred Stock shall have exchanged the outstanding shares of Series B Preferred Stock for shares of Common Stock valued at $5.50 per share (see "Exchange of Series B Preferred Stock") and agreed to waive and amend certain provisions in the Certificate of Vote establishing the Series B Preferred Stock and in the Stock Purchase Agreement relating to the Series B Preferred Stock (see "Amendment of Rights of Series B Preferred Holders");

(ii) the By-Laws of the Company shall have been amended as described below (see "By-Law Amendment");

(iii) the Company's Shareholder Rights Agreement shall have been amended as described below (see "Shareholders' Rights Agreement Amendment");

(iv) each Purchaser shall have delivered its respective share of the purchase price for the Purchase Shares and the Purchasers and the Company shall have entered into the Shareholders' Agreement (see "Shareholders' Agreement");

(v) the Company shall have entered into the Registration Rights Agreement (see "Registration Rights"); and

(vi) the Company shall have received an opinion from its independent tax advisors that an "ownership change" within the meaning of Section 382 of the Internal Revenue Code and the regulations thereunder should not occur as a result of the Transaction or any other transaction or occurrence prior to the closing of the Transaction (see "NOL Analysis").

        Other conditions to the Purchasers' obligations to acquire the Purchase Shares include but are not limited to the following:

(i) the Company shall have complied with all obligations and covenants of the Securities Purchase Agreement in all material respects;

(ii) the Company's representations and warranties in the Securities Purchase Agreement shall be true and correct in all material respects at and as of the Closing Date;

(iii) the Company's outstanding credit facility shall be converted into a term loan and revolving credit facility on certain terms and conditions set forth in an exhibit to the Securities Purchase Agreement (see "Credit Facility");

(iv) no material adverse change shall have occurred to the Company or its subsidiaries;

(v) the Purchase Shares shall have been approved for listing on the American Stock Exchange, subject only to official notice of issuance; and

(vi) the issuance of the Purchase Shares shall have been exempted under Chapter 110F of the Massachusetts General Laws ("MGL").

        The conditions to both the Purchasers' and the Company's obligations under the Securities Purchase Agreement are:

(i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any material consents required from any other government authority;

(ii) the absence of any litigation, injunction or restraint which presents a substantial risk of the restraint or prohibition of the Transaction or the obtaining of material damages or other relief from any of the Purchasers in connection therewith; and

(iii) approval of the issuance of the Shares by (x) a majority in interest of the stock of the Company entitled to vote and (y) a Disinterested Majority of Common Stock.

        The conditions to the Company's obligations to sell the Purchase Shares to the Purchasers include, but are not limited to:

(i) compliance by the Purchasers with all terms, covenants and conditions of the Securities Purchase Agreement in all material respects;

(ii) that the representations and warranties of the Purchasers in the Securities Purchase Agreement are true and correct in all material respects at and as of the Closing Date;

(iii) execution and delivery of the Registration Rights Agreement (see "Registration Rights") and Shareholders' Agreement by the Purchasers (see "Shareholders' Agreement"); and

(iv) recommendation by the Special Committee to proceed with the issuance of the Purchase Shares after delivery of a "bring-down" fairness opinion by Houlihan Lokey Howard & Zukin (see "Fairness Opinion").

Use of Proceeds
---------------

        The net proceeds of the proposed issuance of the Common Stock will be used for general corporate purposes that may include expansion of the Company's construction activities and a reduction in the current level of bank debt.

Description of Purchase Shares
------------------------------

        Upon consummation of the Transaction, the Company will issue shares of Common Stock to the Purchasers which are not registered under the Securities Act. The Purchasers have covenanted not to transfer the Purchase Shares except pursuant to an effective registration statement under the Securities Act of 1933 (the "Act") or an applicable exemption from registration under the Act. In connection with any sale by a Purchaser pursuant to the latter clause of the preceding sentence, such Purchaser must furnish to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such exemption from registration is available in connection with such sale. However, the Registration Rights Agreement to be entered into at the closing of the Transaction gives the Purchasers' certain registration rights (see "Registration Rights"). In addition, the Shareholders' Agreement contains certain agreements among the Purchasers and the current holders of Series B Preferred Stock with respect to the transfer of Shares.

Exchange of Series B Preferred Stock
------------------------------------

        One of the conditions to the Transaction is that the holders of the Series B Preferred Stock agree to exchange the Series B Preferred Stock for Common Stock at an assumed value of $5.50 per share of Common Stock (the "Exchange Price"). Each share of Series B Preferred Stock has a face value and liquidation preference of $200 and would therefore be exchangeable for 36.3636 shares of Common Stock. The Company has entered into an Exchange Agreement (the "Exchange Agreements") with each of PB Capital Partners, L.P. ("PB Capital"), The Common Fund for Non-Profit Organizations for the Account of its Equity Fund (the "Common Fund") and The Union Labor Life Insurance Company acting on behalf of its Separate Account P ("ULLICO"), who together own all of the outstanding Series B Preferred Stock. As part of the Exchange Agreements, the Company has agreed to assume, for purposes of determining the number of shares of Common Stock due to each holder of Series B Preferred Stock, that the dividend to be paid March 15, 2000 has already been paid. There are currently 200,184 shares of Series B Preferred Stock outstanding and at March 15, 2000, there will be 205,188 shares of Series B Preferred Stock outstanding. The Company will need to issue approximately 7,461,398 shares of Common Stock in connection with the exchange. For each day after March 15, 2000 until the exchange takes place, the Company will need to issue the holders of the Series B Preferred Stock an additional 2,073 shares of Common Stock at the time of the exchange.

        The obligations of the Company and the holders of Series B Preferred Stock under the Exchange Agreements are conditioned upon, among other things, consummation of the acquisition of the Purchase Shares by the Purchasers. The obligation of the holders of Series B Preferred Stock who are parties thereto are also subject to the satisfaction (but not waiver) of certain of the conditions in the Securities Purchase Agreement. Under the Exchange Agreements, the holders of the Series B Preferred Stock who are parties thereto have agreed to vote for the Transaction and all related matters, including the amendment of the Series B Certificate of Vote as described under "Proposal 3 - Amendment of Rights of Series B Preferred Stock".

        The Exchange Price represents an approximate 43% discount from the current conversion price of $9.68219 per share. Each share of Series B Preferred Stock which would have otherwise been convertible into 20.6564 shares of Common Stock is now exchangeable for 36.3636 shares of Common Stock. However, the Exchange Price is also approximately 29% higher than the purchase price to be paid by the Purchasers in the Transaction. In addition, the exchange will improve the Company's balance sheet considerably by converting the Series B Preferred Stock from mezzanine debt to equity for accounting purposes and therefore will increase the Company's net worth.

        As a result of the exchange at the discounted conversion price, the holders of Series B Preferred Stock who exchange their shares of Series B Preferred Stock for Common Stock will lose all of the rights and preferences they enjoyed as holders of Series B Preferred Stock including, without limitation, the following:

o       a liquidation preference of $200.00 per share;

o a cash dividend of 7 percent per annum (9 percent while there is a special default) of the liquidation preference or a payment-in-kind dividend rate of 10 percent per annum (12 percent while there is a special default) of the liquidation preference;

o mandatory redemption on the eighth, ninth, and tenth anniversaries of the closing date of the purchase of the Series B Preferred Stock at a price equal to the liquidation preference (plus accrued but then unpaid dividends) of one-third of the number of shares of the Series B Preferred Stock held by each holder on the eighth anniversary (plus a portion of any subsequently issued shares);

o redemption at the option of each holder of Series B Preferred Stock in the event of a special default within 120 days after the occurrence of each such special default of all or any part of the shares of Series B Preferred Stock then held by such holder as such holder may elect at a price equal to the liquidation preference (plus accrued but then unpaid dividends); and

o the right to name certain directors to the Executive Committee of the Board of Directors.

"Special default" is defined to include making certain changes to the powers or composition of the Executive Committee of the Board of Directors or taking certain significant corporate actions without approval of the Executive Committee. Those corporate actions are described below under "By-Law Amendments" in clauses (1)-(6) of the first paragraph thereunder.

        The holders of Common Stock should be aware that the exchange of the Series B Preferred Stock for Common Stock as presently contemplated by the Transaction will have a significant dilutive effect on their voting rights and the Company's earnings per share. The holders of the Series B Preferred Stock should be aware that the shares of Common Stock received in exchange for the shares of Series B Preferred Stock do not possess any preferences whatsoever.

Amendment of Rights of the Holders of Series B Preferred Stock
--------------------------------------------------------------

        Under the Certificate of Vote establishing the Series B Preferred Stock (the "Series B Certificate of Vote") and the Stock Purchase and Sale Agreement (the "Series B Purchase Agreement") relating to the issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock have certain rights and powers over the operations of the Company. One of the conditions to the consummation of the Transaction is that these rights and powers be amended as follows:

        First, the right granted to the holders of the Series B Preferred Stock to designate a specified number of directors for nomination and election to the Company's Board will be eliminated. Currently, the holders of the Series B Preferred Stock have the right to nominate and elect three directors.

        Second, the requirement that the Company have an Executive Committee of the Board of Directors and that certain decisions be delegated to that committee, and the right of the holders of the Series B Preferred Stock to designate a certain number of members of the Executive Committee, will be eliminated. Currently, the holders of the Series B Preferred Stock have the right to designate a majority of the Executive Committee. Following the amendment of the Series B Certificate of Vote and the Amendment of the By-laws described below, the decision to create committees of the Board and the powers to be delegated to such committees will be in the discretion of the full Board of Directors.

        Third, no action by the Company after the closing of the Transaction will constitute a "special default" as defined in the Series B Certificate of Vote (see "Exchange of Series B Preferred Stock").

        When all of the Series B Preferred Stock is exchanged for Common Stock of the Company then all of the shares of Series B Preferred Stock will be restored to the status of authorized but undesignated preferred stock of the Company.

        Although the rights granted to the holders of Series B Preferred Stock to nominate or designate certain directors will be removed from the Company's articles and by-laws, the Company has agreed pursuant to the Shareholders' Agreement described below to allow each of PB Capital and ULLICO to designate one director for nomination by the Company for election to the Company's Board for so long as such Stockholder continues to own at least 5% of the Company's outstanding Common Stock.

Shareholders' Agreement
-----------------------

        In connection with the closing of the Transaction, the Purchasers, the holders of the Series B Preferred Stock and the Company will enter into a Shareholders' Agreement. Among other things, the Shareholders' Agreement provides that between the third and sixth anniversaries of the closing of the Transaction (and, under certain circumstances, prior to the third anniversary), National Union will have a "put" right to cause Tutor-Saliba and/or Mr. Ronald
N. Tutor to purchase half of its Purchase Shares at a price so that National Union earns a ten percent internal rate of return on its investment in such shares. During the same period, between the third and sixth anniversaries of the closing of the Transaction, Tutor-Saliba will have a "call" right to cause National Union to sell such shares to Tutor-Saliba at a price so that National Union earns a fourteen percent internal rate of return on its investment in such shares. In addition to the foregoing put and call rights, National Union will have a right of first refusal on Tutor-Saliba's disposition of its Purchase Shares and Tutor-Saliba will have a right of first refusal on one half of National Union's Purchase Shares.

        Subject to the right of first refusal described in the prior paragraph, the parties to the Shareholders' Agreement have certain "tag-along" rights. If any party to the Shareholders' Agreement desires to sell its shares, each of the non-selling parties to the Shareholders' Agreement will have the right to participate in such sale and to dispose of its pro rata share of the stock to be sold in such transaction. However, National Union may sell up to one half of its Purchase Shares without triggering the foregoing tag-along right.

        The Shareholders' Agreement also contains provisions that are designed to protect the Company's use of its net operating losses ("NOLs") after the transaction. Each of the Purchasers and the holders of Series B Preferred Stock have agreed to notify the Company of any proposed purchase or sale of the Company's securities, give each other the opportunity to participate in proposed sales in proportion to their ownership as of the closing and to consummate such purchase or sale only if the Company's tax advisor or the selling party's tax advisor has provided the Company with written advice that the proposed purchase or sale will not impair the ability of the Company to fully utilize its NOLs.

        Each of the parties to the Shareholders' Agreement also has the right to subscribe to any new issuance of securities by the Company in an amount up to such stockholder's pro rata share of the new issuance of securities based on their percentage ownership of the Company's outstanding Common Stock.

Election of Directors
---------------------

        The Shareholders' Agreement also gives National Union, Tutor-Saliba, O&G, PB Capital and ULLICO the right to designate one director each for election to the Board of Directors of the Company. The Company has agreed to nominate such individuals for election or appointment to the Board of Directors at the earliest possible time, to use its best efforts to cause such persons to be elected to the Board, and to renominate each such person (or other person as may be designated by National Union, Tutor-Saliba, O&G, PB Capital or ULLICO) at such time as he or she is required to stand for reelection to the Board. The right to designate a person to be elected as a director terminates in the case of each Purchaser, when such Purchaser and its permitted transferees own less than 25% of the Common Stock purchased by such Purchaser in the Transaction and in the case of PB Capital and ULLICO, when such stockholder and its permitted transferees own less than 5% of the outstanding shares of Common Stock. Each of PB Capital and ULLICO also have certain observer rights on the Board until such time as it ceases to own 2.5% of the outstanding shares of Common Stock. Each party to the Shareholders' Agreement has agreed to vote all of its shares in favor of the directors designated by each of the other parties thereto.

        Under the Shareholders' Agreement, the Company will agree to fill vacancies in the Board of Directors with designees of O&G, National Union and ULLICO at the closing of the Transaction. Mr. Ronald N. Tutor, who is currently Chairman of the Board of Directors, is deemed for purposes of the Shareholders' Agreement to be the designee of Tutor-Saliba. PB Capital has indicated that it intends to nominate either Douglas J. McCarron or Michael R. Klein, both of whom are currently members of the Board of Directors, as its designee. At the closing, the Company anticipates that certain directors may resign and that the Board of Directors will vote to expand its size to create vacancies for the designees of O&G, National Union and ULLICO. O&G has informed the Company that it intends to nominate Raymond R. Oneglia as its initial designee, National Union has informed the Company that it intends to nominate _______________ as its initial designee and ULLICO has informed the Company that it intends to nominate Robert A. Kennedy as its initial designee. The Company has indicated that such nominees are acceptable to it. It is contemplated that they will be elected to the Board of Directors, effective on the Closing Date.

        Robert A. Kennedy is currently Director of Special Projects for ULLICO Inc. (of which The Union Labor Life Insurance Company is a wholly owned subsidiary) which is a Washington, DC-based financial services company. Prior to joining ULLICO, Kennedy was active for over twenty-five years in commercial and investment banking activities, primarily in New York City and Europe. He is a graduate of Georgetown University, and received his MBA from New York University Graduate School of Business. He is currently a Director of LendingTree, Inc. and SuperShuttle International, both privately owned companies, and on the Advisory Board of the Euclid Funds, headquartered in New York City.

        Raymond R. Oneglia is currently Vice Chairman of O&G Industries, Inc., a diversified building materials and construction services company based in Torrington, CT. Mr. Oneglia has over 30 years experience in civil and highway construction at O&G. Mr. Oneglia is a former President and current Treasurer of the Connecticut Road Builders Association. He has also served as Past Chairman of the Board of Connecticut Construction Industries Association and as a Board member of the American Road and Transportation Builders Association. Active in industry-wide labor negotiations since 1972, Mr. Oneglia currently serves on the Connecticut Employment and Training Commission. He is a graduate of Union College.

[Biography of National Union's initial designee to be provided.]

Registration Rights Agreement
-----------------------------

        The Shares will not be registered under the Securities Act and therefore will be restricted securities. However, the Company will enter into a Registration Rights Agreement (the "Registration Rights Agreement") with the Purchasers and the current holders of Series B Preferred Stock pursuant to which the Purchasers and the current holders of Series B Preferred Stock will be entitled to certain additional rights with respect to the registration of the Shares under the Securities Act.

        The Registration Rights Agreement will provide that the Purchasers and the current holders of Series B Preferred Stock holding unregistered Shares may, upon the receipt by the Company of a written request of the holders of at least 5% of the Shares, demand that the Company file with the SEC a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") for the purpose of registering the resale of such unregistered Shares (the "Registrable Securities"). Such agreement will provide that the Company shall use its best efforts to maintain the effectiveness of such Shelf Registration until the resale of all such Registrable Securities and, in the event all Registrable Securities are not resold under such Shelf Registration, the Company must file a second Shelf Registration statement for the resale of any and all remaining Registrable Securities.

        In addition, the Registration Rights Agreement will provide Tutor-Saliba, O&G, and ULLICO with one demand registration each, PB Capital and The Common Fund with one demand registration together and National Union with two demand registrations for registrations other than Shelf Registrations. It will also provide the Purchasers and the current holders of Series B Preferred Stock with an unlimited number of rights to be included in registration statements filed at the behest of the Company or upon the demand of any other stockholders with registration rights. The piggy-back registration rights referred to in the preceding sentence will be subject to customary cut-back provisions.

Credit Facility
---------------

        In conjunction with the proposed issuance of the Shares, the Company has renegotiated the terms of an Amended and Restated Credit Agreement (the "New Credit Agreement") which is to become effective upon the consummation of the Transaction. The New Credit Agreement provides for a restructuring of the Company's existing revolving credit facility into two parts: a $35 million term loan (the "Term Loan") and a revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility may be as high as $35 million as of the closing of the Transaction but must be permanently reduced to $21 million by April 20, 2000. The New Credit Agreement requires that the Company repay the Revolving Credit Facility by January 21, 2003. The Term Loan amortizes at the rate of $3.75 million on the last day of each quarter during 2000 and $2.5 million on the last day of each quarter during 2001 and 2002.

        The New Credit Agreement requires that net proceeds from the disposition of certain real estate properties be used to prepay the loans, reducing the maximum amount of the Revolving Credit Facility.

        In consideration of the restructuring of the credit facility, the banks will receive restructuring fees totaling $300,000, payable by the closing of the New Credit Agreement.

        The New Credit Agreement limits the maximum aggregate amount of letters of credit to the lesser of $12 million or the excess of the commitments under the Revolving Credit Facility less any amounts outstanding thereunder, places a maximum aggregate amount on performance letters of credit of $3 million, and limits the expiration date of letters of credit to no longer than one year (or the maturity date of the New Credit Agreement, if earlier).

        The New Credit Agreement includes covenants which place certain restrictions on the Company and/or its subsidiaries' ability to incur new debt. No new debt may be incurred without approval of the banks except as follows: debt provided for in the New Credit Agreement or its schedules; debt owed to joint ventures of which the Company is a participant; purchase money debt incurred not to exceed $13 million at any time; and any refinancings thereof.

        To remain in compliance with the loan covenants, the Company also must satisfy certain financial tests, including maintaining a minimum adjusted tangible net worth and net operating profit as follows:

                    Minimum Consolidated Tangible Net Worth:

                                                     Minimum Consolidated
      As of:                                          Tangible Net Worth
      ------                                          ------------------
                                                         (In millions)
March 31, 2000                                              $30.0
June 30, 2000                                               $30.0
September 30, 2000                                          $29.0
December 31, 2000                                           $33.0
March 31, 2001                                              $34.0
June 30, 2001                                               $36.0
September 30, 2001                                          $40.0
December 31, 2001                                           $43.0
March 31, 2002                                              $45.0
June 30, 2002                                               $47.0
September 30, 2002                                          $53.0
December 31, 2002                                           $56.0


                         Minimum Net Operating Profit:

     Fiscal Quarter                        Minimum Net
        Ending                          Operating Profit
        ------                          ----------------
                                          (In millions)

 March 31, 2000                               $3.0        (prior one quarter)
 June 30, 2000                                $7.5        (prior two quarters)
 September 30, 2000                          $12.0        (prior three quarters)
 December 31, 2000                           $17.5        (prior four quarters)
 March 31, 2001                              $20.0        (prior four quarters)
 June 30, 2001                               $20.0        (prior four quarters)
 September 30, 2001                          $21.0        (prior four quarters)
 December 31, 2001                           $21.0        (prior four quarters)
 March 31, 2002                              $21.0        (prior four quarters)
 June 30, 2002                               $21.0        (prior four quarters)
 September 30, 2002                          $22.0        (prior four quarters)
 December 31, 2002                           $22.0        (prior four quarters)


        For purposes of the New Credit Agreement, net worth shall include the net proceeds from the sale of the Purchase Shares to the Purchasers. The net worth test is adjustable for non-cash gains or charges related to real estate investments.

        The Company must also maintain a minimum working capital ratio of 1.15 prior to December 31, 2000 and 1.25 thereafter and is required to maintain the following ratios of total debt at year end to annual operating cash flow:

                                                          Maximum Total
         Fiscal Year Ending                               Debt Ratio
         ------------------                               ----------

         December 31, 2000                                   7:1
         December 31, 2001                                   5:1
         December 31, 2002                                  3.5:1

        The covenants include a negative pledge that prohibits the Company from incurring liens on Company assets with the exception of liens listed on the schedules to the New Credit Agreement, liens securing obligations under the New Credit Agreement, certain bonding company exceptions, purchase money security interests not exceeding $13 million and certain other permitted encumbrances. The Company also is restricted to $5 million of capital expenditures annually. The Company may not make any asset acquisitions or investments except in the ordinary course of business, except for certain permitted real estate investments, temporary cash investments or investments in subsidiaries or joint ventures principally involved in the construction business.

        The New Credit Agreement also provides that the Company may not pay cash dividends or make other restricted payments unless: (i) the Company is not in default under the New Credit Agreement; (ii) commitments under the New Credit Agreement have been reduced to less than $41 million; (iii) restricted payments in any quarter, when added to restricted payments made in the prior three quarters, do not exceed fifty percent (50%) of net income from continuing operations for the prior four quarters; and (iv) net worth (after taking into consideration the amount of the proposed cash dividend or restricted payment) is at least equal to the amount shown below:

                                                         Approximate
                                                     Minimum Consolidated
        As of:                                   Adjusted Tangible Net Worth
        ------                                   ---------------------------
                                                        (In millions)
 March 31, 2000                                              $36.3
 June 30, 2000                                               $38.8
 September 30, 2000                                          $41.8
 December 31, 2000                                           $46.6
 March 31, 2001                                              $48.2
 June 30, 2001                                               $51.1
 September 30, 2001                                          $55.3
 December 31, 2001                                           $60.0
 March 31, 2002                                              $61.6
 June 30, 2002                                               $64.7
 September 30, 2002                                          $71.1
 December 31, 2002                                           $75.1

        Under the New Credit Agreement, events of default include but are not limited to (i) Ronald N. Tutor or BLUM Capital Partners, L.P. and their respective affiliates failing to maintain an ownership interest in the Company of at least what they will own upon the closing of the Transaction, except that BLUM Capital Partners, L.P. may sell up to 10% of its equity position with the prior written consent of the banks (which consent is not to be unreasonably withheld); (ii) Ronald N. Tutor ceases to be Chairman of the Company (unless the Company hires a new Chairman acceptable to the agent bank within 90 days); (iii) BLUM Capital Partners, L.P. ceases to be the general partner of PB Capital Partners, L.P.; (iv) failure to pay any principal, fees, interest or other amounts when due under the New Credit Agreement; (v) bankruptcy or dissolution;
(vi) certain judgments which exceed $5 million are unstayed, unsatisfied and unbonded for 10 days; and (vii) any person or group of persons (excluding the Purchasers, the current holders of the Series B Preferred Stock and certain other parties) within the meaning of the Securities Exchange Act of 1934 acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company.

Impact of Failure to Approve the Issuance of the Shares
-------------------------------------------------------

        If the Transaction is not consummated in the near term, the new work acquisition program could be seriously impaired to the detriment of currently successful construction operations. As discussed previously, purchasers of general contracting services not only evaluate the operating capability of a contractor but also its financial condition. A deficit balance in stockholders' equity is generally perceived as a significant negative factor in evaluating a potential contractor. The longer the Company operates with a deficit balance in stockholders' equity, the greater the probability that the Company will not acquire the new work required to continue as a serious contender in the major construction markets in which it has traditionally competed.

        In addition, if the Transaction is not consummated, the Company would be in default under its existing credit facilities. As a result, the Company would enter into immediate negotiations with its bank group to obtain a waiver of the default. Also, the Company would enter into negotiations regarding an extension of its existing revolving credit facility, which currently is scheduled to mature on January 2, 2001. Without the continued availability of these funds, the Company cannot conduct operations at its current level of business. There is no assurance at this time that any such waiver of default or loan extensions could be obtained and there is also no assurance that negotiations with the bank group would result in lending levels sufficient to provide the liquidity to meet the Company's needs.

Stock Incentive Plan Grants
---------------------------

        Certain of the Purchasers have indicated that following consummation of the Transaction, they intend to request the Company to submit a Special Equity Incentive Plan (the "Incentive Plan") for stockholder approval. The Company currently has only 220,110 shares remaining to grant under its existing stock option plan. Such Purchasers strongly believe that the Incentive Plan is necessary to provide the Company's management with proper incentives and have indicated that they intend to request the Company to make the following grants to key members of management under the Incentive Plan, once approved: 1,000,000 options to Ronald N. Tutor, Chairman of the Board, 400,000 options to Craig W. Shaw, President of Perini Building

Company, 400,000 options to Zohrab B. Marshalian, President of Perini Civil Construction, and 200,000 options to Robert Band, President and Chief Executive Officer.

        In reviewing the Transaction neither the Special Committee to the Board of Directors nor its financial advisor, Houlihan Lokey, considered the impact or value of the Incentive Plan. Moreover, the Special Committee's approval and recommendation of the Transaction was explicitly conditioned upon, and made after the agreement by the Company's Board of Directors, including Mr. Tutor, that any option grants under the Incentive Plan will be made such that the total compensation of a grantee is fair, taking into account the exercise price of any option grants, the size of any option grants and the base salary of the grantee, and after input and advice from compensation experts to the Company's Compensation Committee on such matters.

By-Law Amendments
-----------------

        As part of the transaction pursuant to which the Series B Preferred Stock was issued, the Board of Directors of the Company approved a By-Law amendment that became operative immediately upon the consummation of the purchase of the Series B Preferred Stock in 1997. Under the By-Laws of the Company as so amended, the Executive Committee was fixed at five members. Certain powers of the Board of Directors were expressly delegated to the Executive Committee. More specifically, neither the Company nor the Board of Directors have been allowed to take any of the following actions without the approval of a majority of the members of the Executive Committee of the Board of
Directors:

(1)      any borrowing or guarantee by the Company exceeding $15 million;

(2) except for issuance of stock or stock options pursuant to the Company's incentive compensation plans or programs, any issuance of stock other than Common Stock of the Company in an aggregate amount not exceeding five percent (5%) of the Common Stock of the Company issued and outstanding on the date of the initial issuance of Series B Preferred Stock to the Purchasers;

(3) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Company exceeding $5 million;

(4) any asset sale by the Company or lease as lessor exceeding $5 million (other than equipment dispositions in the normal course of business);

(5) any redemption or amendment of the Shareholder Rights Agreement or the preferred stock of the Company issuable upon the exercise of such rights; and

(6) any termination of or amendment to the Management Agreement with Tutor-Saliba. In addition, the Executive Committee has the power to supervise the activities of the Company's chief executive officer. The Certificate of Vote establishing the Series B Preferred Stock provides that the By-Laws of the Company may not be amended in a manner that affects the rights of the holders of the Series B Preferred Stock without the affirmative vote or consent of two-thirds of such shares.

        In connection with the exchange of the Series B Preferred Stock described above, the Company intends to eliminate all of the foregoing provisions regarding the Executive Committee currently contained in the By-laws. All of the holders of the Series B Preferred Stock have agreed pursuant to the Exchange Agreements to consent to this amendment. Following the amendment of the Series B Certificate of Vote described above and the amendment to the Company's By-Laws, the decision to create committees of the Board and the powers to be delegated to such committees will be in the discretion of the Board of Directors.

Shareholder Rights Agreement Amendment
--------------------------------------

        The Company is a party to a Shareholder Rights Agreement, dated as of September 23, 1988, as amended and restated as of May 17, 1990, and further amended and restated as of January 17, 1997 with State Street Bank and Trust Company as Rights Agent. On September 23, 1988, the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on October 6, 1988. Each Right entitles the registered holder thereof to purchase one one-hundredth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred Stock") at a cash exercise price of $100.00 per Unit. The Rights expire on January 21, 2007.

        The purpose of the Shareholder Rights Agreement is to discourage unfair and coercive attempts to acquire control of the Company by making such attempts expensive. The Shareholder Rights Agreement presently provides that, absent intervention by the Board of Directors, certain provisions become operative in the event that a person or group of affiliated or associated persons (other than the Company and certain of its affiliates and other exempted persons, including without limitation the holders of the Series B Preferred Stock) either: (i) acquires beneficial ownership of 10% or more of the then outstanding shares of Common Stock (the date of the announcement of such acquisition being the "Stock Acquisition Date"), or (ii) acquires beneficial ownership of 10% or more of the then outstanding shares of Common Stock and the Board of Directors of the Company determines that such person or group is adverse to the interests of the Company (an "Adverse Person"). (For purposes of this provision, a person is deemed to beneficially own the shares of Common Stock into which any class of preferred stock of the Company is convertible. Such shares issuable on conversion, however, are generally not counted as part of the number of shares of Common Stock then outstanding in calculating the percentage of shares owned by other persons.) Following either such event, each holder of a Right will thereafter have the right to receive upon exercise that number of Units of Series A Preferred Stock having a market value of two times the exercise price of the Right, unless the Board of Directors redeems the Rights. The Board of Directors may also, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series A Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Series A Preferred Stock per Right.

        As part of the Transaction, the Board of Directors plans to amend the Shareholder Rights Agreement as follows. In order to permit the Transaction without triggering the distribution of the Rights, the Board will amend the Shareholder Rights Agreement to provide that the issuance of the Purchase Shares and the Exchange Shares will not give rise to a "Stock Acquisition Date" within the meaning of the Shareholder Rights Agreement and that none of the Purchasers will be deemed to be an "Adverse Person" or an "Acquiring Person". Accordingly, the Transaction will not trigger the dilutive provisions of the Shareholder Rights Agreement.

Interests of Certain Persons in the Transaction
-----------------------------------------------

        Ronald N. Tutor, the Chairman of the Board of Directors of the Company, is the sole stockholder and Chairman, President and Chief Executive Officer of Tutor-Saliba, which is one of the Purchasers. At January 17, 1997, Tutor-Saliba held and still holds 351,318 shares of the Company's Common Stock which currently represents an approximate 6.2% interest. In addition, Tutor-Saliba participates in joint ventures with the Company, the Company's share of which contributed $8.6 million to the Company's 1999 consolidated revenues.

        Mr. Tutor was appointed as one of the three new directors in accordance with the terms of the Series B Preferred Stock transaction, a member of the Executive Committee of the Board and, during 1997, acting Chief Operating Officer of the Company. Effective January 1, 1998, Mr. Tutor was elected Vice Chairman of the Board of Directors and effective May 13, 1999, he was elected Chairman of the Board of Directors. Mr. Tutor and Tutor-Saliba are also parties to a Management Agreement with the Company under which Tutor-Saliba has agreed to provide certain services of Mr. Tutor to the Company. The Management Agreement was amended as of December 31, 1999 to extend the agreement another year until December 31, 2000 and to increase the fee payable thereunder from $150,000 to $250,000 per year.

        Following the closing of the Transaction and approval of the Incentive Plan, the Company anticipates granting Mr. Tutor a nonqualified option for 1,000,000 shares of Common Stock. In addition, as Tutor-Saliba is a limited partner in PB Capital, Mr. Tutor will be benefiting indirectly from the exchange of Series B Preferred Stock for Common Stock (see "Exchange of Series B Preferred Stock").

        The Company has also engaged in transactions with the other Purchasers. O&G currently holds 150,000 shares of the Company's Common Stock and participates in joint ventures with the Company, the Company's share of which contributed $4.4 million to the Company's 1999 consolidated revenues National Union is a wholly-owned subsidiary of American International Group, Inc. ("AIG"), which is a provider of insurance and insurance related services to the Company. Payments to National Union and other subsidiaries of AIG for insurance and insurance related services approximated $5.2 million in 1999.

NOL Analysis
------------

        As of December 31, 1998, NOLs of approximately $83 million were available to offset taxable income recognized by the Company in periods after December 31, 1998. The Company estimates that as of December 31, 1999, such NOLs amounted to approximately $131 million.

There are also unused investment tax credits as indicated in the table below that are available to the Company to offset future tax liabilities after utilizing the above mentioned NOLs.

        For Federal Income Tax purposes, the NOLs and tax credits will expire according to the following schedule:


                                              (000's)
                     ----------------------------------------------------------
                       Unused Investment Tax           Net Operating Loss
 Year of Expiration          Credits                      Carryforwards
 ------------------          -------                      -------------


       2001                $       449
       2002                         37
       2003                      3,046
       2005                                            $         262
       2006                                                    1,142
       2009                                                   25,700
       2010                                                   26,702
       2017                                                   23,463
       2018                                                    5,269
       2019                                                   48,181
                           -----------                 -------------
       Total               $     3,532                 $     130,719
                           ===========                 =============

        NOLs benefit the Company by offsetting taxable income dollar for dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the 35% federal corporate tax on such income. In contrast, tax credits offset federal taxes dollar for dollar after application of various enumerated rules and limitations. The Company also has an Alternative Minimum Tax credit carryforward of $2.4 million which is available to reduce future regular income taxes, if any, over an indefinite period.

        The future benefit of a company's NOLs and tax credits can be reduced or eliminated under Section 382 of the Internal Revenue Code of 1986, as amended. For purposes of Section 382, a company with NOLs or certain other tax attributes is referred to as a "loss corporation." A loss corporation that has a Section 382 ownership change faces an annual limitation on its ability to use its NOLs and certain other tax attributes arising before the ownership change to offset taxable income arising after the ownership change date. Section 382 does not restrict the offset of NOLs arising after the ownership change against future taxable income. The Section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change.

        An ownership change generally occurs when, over a three year testing period, the aggregate stock ownership percentage (by value) of "5-percent shareholders" has increased by more than 50 percentage points over such stockholders' lowest ownership percentages within the three year testing period. A 5-percent shareholder is a person who directly or indirectly owns five percent or more of the total value of the outstanding stock of a loss corporation, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth). If a 5-percent shareholder is an entity
(i.e., a corporation, partnership, trust, etc.), the loss corporation is required to look through the entity (and through any higher tier entity) in order to determine which owners of the entity are indirectly 5-percent shareholders of the loss corporation. All holders of a less than five percent interest in the loss corporation, whose holdings are not otherwise attributed to a 5-percent shareholder, are aggregated into one or more "public groups" of stockholders, and each of these groups is treated as a separate (public) 5-percent shareholder. The term "public" for these purposes is a defined term under applicable regulations and applies whether or not the shares held by any such group are, in fact, publicly traded. Special aggregation and segregation rules are applied to determine whether such public groups are combined with other public groups or treated as separate 5-percent shareholders. It is the ownership of these ultimate 5-percent shareholders, including public groups, that is considered when determining whether a greater than 50 percentage point increase has occurred.

        Under certain conditions, the Treasury Regulations under Section 382 provide that an option is to be treated as exercised for purposes of determining whether an ownership change has occurred. In particular, an option is treated as exercised on the date of its issuance or transfer if, on that date, the option satisfies one of three option tests (i.e., the ownership, control or income tests). Each option test effectively has two criteria that must be satisfied in order for the option to be treated as exercised. The first criterion of all three tests is that a principal purpose for the issuance, transfer or structuring of the option is to avoid a Section 382 ownership change or to ameliorate the impact of a Section 382 ownership change (a "prohibited principal purpose"). An option satisfies the ownership test if it is issued, transferred or structured with a prohibited principal purpose and the option provides its holder (or a person related to the holder), prior to the exercise or transfer of the option, with a substantial portion of the attributes of ownership of the underlying stock (e.g., the right to participate in the management of the loss corporation through voting the underlying stock). An option satisfies the control test if it is issued, transferred or structured with a prohibited principal purpose and the holder of the option and all related parties have an aggregate direct and indirect ownership interest in the loss corporation of more than 50 percent, determined as if the option and any other options of the holder were deemed exercised. An option satisfies the income test if it is issued, transferred or structured with a prohibited principal purpose and the issuance, transfer or structuring of the option facilitates the creation of income (including accelerating income or deferring deductions) or creation of value (including unrealized built-in gains) prior to the exercise or transfer of the option.

        Under Section 382, the term option is defined broadly to include, among other things, a contingent purchase agreement, a contract to acquire stock, or a similar interest, regardless of whether it is contingent or otherwise not currently exercisable. The Securities Purchase Agreement would constitute an option for Section 382 purposes. Even the letter of intent signed on November 24, 1999 between the Purchasers and the Company (the "Letter of Intent") could be viewed as an option for Section 382 purposes if it were legal and binding as a practical matter on the parties.

        The Company and the Purchasers do not believe that a principal purpose for the issuance, transfer or structuring of the Letter of Intent, to the extent that it could be viewed as legal and binding as a practical matter, was to avoid or ameliorate the impact of a Section 382 ownership change of the Company. Further, the Company does not believe that the issuance or structuring of the Letter of Intent would meet the second criterion of any of the option tests.

        The Company and the Purchasers did negotiate certain terms of the Securities Purchase Agreement with a view to avoiding or ameliorating the impact of a Section 382 ownership change of the Company. However, the Company does not believe that the issuance or structuring of the Securities Purchase Agreement would meet the second criterion of any of the option tests. The Company's conclusions are not binding on the Internal Revenue Service (the "IRS"), however, and thus the IRS could challenge these conclusions. Even if the IRS were to successfully challenge this position, the deemed exercise of the Securities Purchase Agreement on the date of its execution, February 5, 2000, should not cause a Section 382 ownership change of the Company.

        If an ownership change of the Company were to occur, the amount of taxable income in any one year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other tax attributes existing (or "built-in") prior to such ownership change generally could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax-exempt rate (5.73% as of February 2000). Such annual limitation amount is cumulative from year to year. Thus, to the extent NOL or other tax attributes are not utilized up to the amount of the annual limitation, this "unused" limitation is carried forward and added to the following year's annual limitation. Because the value of the Company's stock and the federal long-term tax-exempt rate fluctuates, it is not possible to predict with accuracy the amount of the annual limitation that would be placed on the Company's NOLs and its other tax attributes if an ownership change were to occur on or subsequent to the closing date of the Transaction. The Company would incur a corporate level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of the annual limitation and any unused limitation carryforward. While the NOLs or other tax attributes not used as a result of this limitation remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs or other tax attributes, accelerate the payment of federal income tax, and/or cause a portion of the NOLs or other tax attributes to expire prior to their use.

        Pursuant to an engagement letter dated January 14, 2000, the Company retained KPMG LLP ("KPMG") to provide its opinion at the closing of the Transaction whether the Company would experience an ownership change as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, on the closing date of the Securities Purchase Agreement as a result of the issuance of the Purchase Shares, the related exchange of 100% of the Series B Preferred Stock at an exchange price of $5.50 per share or any other transaction or occurrence prior to the Closing.

        [Based on information available as of the date of this Proxy Statement, KPMG has concluded that the Company should not experience an ownership change as defined in Section 382(g) if the closing date of the Transaction were to have occurred on February 16, 2000 (the date of this Proxy Statement).] Other information not available to KPMG as of the date of this Proxy Statement could have a material effect on KPMG's opinion. Developments subsequent to the date of this Proxy Statement and prior to the closing date of the Transaction could have a material effect on KPMG's opinion. In arriving at its opinion, KPMG will be relying upon, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available and that was furnished to it by the Company or otherwise reviewed by KPMG. KPMG assumes no responsibility or liability for knowledge acquired or developments subsequent to the date of this Proxy Statement. KPMG has not conducted any valuation or appraisal of anyassets or liabilities or stock, nor have any formal valuations or appraisals been provided to KPMG.

        KPMG's opinion will be based on the information made available to KPMG as of the date of such opinion. Developments subsequent to the closing of the Transaction may effect KPMG's opinion and KPMG does not undertake any obligation to update, revise, or reaffirm such opinion.

        Approval and consummation of the Transaction increases the risk that the Company will undergo an ownership change because of the significant change in share ownership attributable to the Purchasers' ownership interests in the Company. Following the consummation of the Transaction, purchases by other stockholders of the Company's stock could effect the cumulative owner shift percentage in the Company's stock as determined for purposes of Section 382. Any such acquisition could cause the Company to experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership of 5-percent shareholders (including groups of less than 5-percent shareholders that are treated as 5-percent shareholders) of the Company to increase by more than 50 percentage points during a three year testing period.

Continued Risk of Ownership Change
----------------------------------

        Notwithstanding the opinion received from KPMG and the efforts of the Company not to permit transactions that would cause an ownership change (see "Shareholders' Agreement"), there remains a risk that certain future changes in relationships among stockholders or other events will cause an ownership change of the Company under Section 382. Future significant purchases of the Company's Common Stock and other events that occur prior to the consummation of the Transaction can effect the percentage owner shift in the Company's ownership as determined for purposes of Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership of 5-percent shareholders of the Company to increase. There also can be no assurance that the agreements entered into and procedures implemented by the Company will be effective in preventing an ownership change because of open market purchases or other factors. For example, while Section 382 provides that fluctuations in the relative values of different classes of stock are not taken into account in determining whether an ownership change occurs, no regulations or other guidance have been issued under this provision. Therefore, the extent to which changes in the relative values of the Series B Preferred Stock, the $21.25 Preferred Stock, and the Common Stock could result in an ownership change of the Company is unclear, and it is possible that fluctuations in value could result in an ownership change of the Company.

        As a result of the foregoing, the efforts of the Company may serve to reduce, but cannot eliminate, the risk that Section 382 will cause the limitations described above on the use of its NOLs and other tax attributes to be applicable.

Regulation of Certain Business Combinations under Massachusetts Law
-------------------------------------------------------------------

        Chapter 110F of the MGL provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Chapter 110F further provides that this prohibition does not apply if, prior to the date that such stockholder became an interested stockholder, the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder.

        Upon consummation of the Transaction, each of the Purchasers would own more than five percent of the outstanding voting stock of the Company and each would therefore be an "interested stockholder" as defined under chapter 110F. The Board of Directors has voted to approve the Transaction. Accordingly, the prohibition of chapter 110F will not apply to future transactions between the Purchasers and the Company or between the current holders of Series B Preferred Stock and the Company.

Special Committee and Background of Transaction
-----------------------------------------------

        The Company recently recognized large losses related to the disposition of its real estate holdings. These losses have in turn caused the Company's balance sheet to show a negative net worth and to experience other adverse conditions in its operations. In order to rectify the Company's problems related to its negative net worth and to take advantage of other opportunities for growth within the industry, senior management believes that the Company needs additional capital.

        In June 1999, Ronald N. Tutor, Chairman of the Board of Directors of the Company and a significant stockholder of the Company, expressed his interest in purchasing additional equity securities from the Company in order to supply the Company with equity capital.

        On July 16, 1999, the Board of Directors formed a Special Committee of the Board of Directors (the "Special Committee"), composed of three independent directors, Ms. Hawthorne, Mr. Criser and Mr. Fox, to review Mr. Tutor's proposal, should he make one. The Special Committee then retained Houlihan Lokey as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") as its legal counsel.

        On August 19, 1999 the Special Committee met with its legal counsel and financial advisors at the offices of Skadden, Arps in Boston. At this meeting Houlihan Lokey reviewed the financial status and prospects of the Company. Members of the Special Committee discussed the financial status of the Company, its scheduled September bank line review and the need to raise equity capital and/or pursue other strategic alternatives. The Special Committee discussed the timing and steps to be taken in order for the Special Committee to review any proposal from Mr. Tutor as well as the need to request that the Board of Directors of the Company authorize the Special Committee to solicit and negotiate alternative proposals from third parties.

        On September 7, 1999, the Special Committee met with its legal counsel and financial advisors at the offices of the Company. At the start of the meeting Mr. Tutor and members of senior management of the Company met with the Special Committee and Mr. Tutor delivered an initial proposal letter containing a preliminary status report of the interest by him and certain other investors in participating in a recapitalization of the Company. Mr. Tutor's letter outlined a proposal whereby certain investors (the "Investors") led by Mr. Tutor would invest in the Company on the following terms:

o An investment by the Investors of $20 million in new shares of the Company's Common Stock at a price not to exceed $5 per share;

o Modification of the terms of the Company's existing Series B Preferred Stock that would enable it to be carried as equity on the Company's balance sheet;

o An investment by the Investors of $20-$30 million in a new Series C Preferred; and

o Modification of the Company's existing credit facility into a 5 year term loan amortizing at a minimum rate of $10 million per year, the balance payable in full on January 1, 2006.

        After Mr. Tutor and members of senior management left the meeting, the Committee and its advisors discussed Mr. Tutor's report in detail and representatives of Skadden, Arps reviewed the fiduciary duties of directors when considering such a recapitalization.

        On September 8, 1999, at the request of the Special Committee, the Board of Directors of the Company expanded the Special Committee's powers to authorize the Special Committee to negotiate a proposal from Mr. Tutor and to examine all strategic alternatives available to the Company and to negotiate a definitive agreement regarding any such transaction. Houlihan Lokey was then requested by the Special Committee to investigate suggested alternatives for increasing stockholder value in the Company.

        On September 8, 1999, at a meeting attended by Ms. Hawthorne as an observer, Mr. Tutor and the Company's President and Chief Executive Officer, Robert Band, met with representatives of the Company's lead banks. At that meeting, Mr. Tutor expressed to the bank representatives the need for the Company to receive new capital promptly. Mr. Tutor outlined generally for the banks' representatives the Investors' efforts to develop a proposal to do so. The bank representatives requested that Mr. Tutor provide them with pro forma financial statements showing the effect of such a capital infusion.

        On September 17, 1999, the Special Committee met by telephone with its legal counsel and financial advisors. Mr. Band was present at the outset of the meeting and summarized the status of the development of pro forma financial statements, which were to be presented to the Company's banks in connection with the Tutor proposal. Mr. Band also summarized the bank representatives' responses to the Tutor proposal outline as reflected in Mr. Tutor's September 7, 1999 letter (a copy of which had been provided to the banks' representatives). Mr. Band noted that the parties appeared to be negotiating the banks' participation in the manner one would expect. Mr. Band also noted that a recapitalization of the type presently being developed by Mr. Tutor would require the authorization of additional capital stock, and therefore, a stockholder vote.

        Mr. Band informed the Special Committee that he had received an inquiry from a third party interested in the Company's civil business. Mr. Band said he would discuss a possible alliance with the interested party. After Mr. Band left the meeting, the Special Committee then discussed Mr. Band's status report. The Special Committee also discussed that it is appropriate for Ms. Hawthorne to inform Mr. Band that inquiries from third parties about a possible extraordinary transaction with the Company should be directed to Ms. Hawthorne.

        On September 20, 1999, the Special Committee met by telephone with its financial advisors. At this meeting the Special Committee discussed the status of the Tutor proposal and also discussed how best to proceed. Representatives of Houlihan Lokey stated that Houlihan Lokey could continue to work productively on other alternatives and the Special Committee elected to ask the firm to continue to identify and analyze such alternatives.

        On September 24, 1999, the Special Committee met by telephone with its legal counsel and financial advisors. Also present at this meeting were members of the Company's senior management, representatives of the Company's tax advisors, KPMG, representatives of the Company's auditors, Arthur Andersen and representatives of Goodwin, Procter & Hoar LLP, counsel to the Company. At this meeting, the Special Committee discussed in detail how a recapitalization of the Company would affect its ability to utilize NOLs for tax purposes. Mr. Band also updated the Special Committee on his understanding of development of the Tutor proposal, including discussions with participants, bank representatives and others, and stated that pro forma financial statements were being distributed currently.

        On September 29, 1999, at a meeting attended by Mr. Fox as an observer, Mr. Tutor and Mr. Band met with representatives of Fleet Bank. At that meeting, the bank's representatives emphasized the need for the Company to obtain additional working capital to improve the Company's negative net worth, and Mr. Tutor emphasized the need to provide for a three year amortization schedule and a reduced level of covenants.

        On October 13, 1999, the Special Committee met by telephone with its legal counsel and financial advisors to discuss a proposal letter from Mr. Tutor dated October 11, 1999 to the Special Committee. Among other terms, the letter proposed an investment in the Company's Common Stock at a per share price of $4.069 per share.

        The letter also proposed an exclusive arrangement with the Company and after considerable discussion, the Special Committee determined that the letter's exclusivity features would, if accepted, preclude the Special Committee from seeking alternative proposals from third parties, and that such exclusivity was not warranted by the proposed value to be received by the Company and its common stockholders. After discussion of the letter with its financial and legal advisors, the Special Committee responded to Mr. Tutor indicating that it would continue to negotiate the group's proposal, but would, at the proposed price, be unable to grant the group an exclusive arrangement.

        On October 18, 1999, the Special Committee met by telephone with its legal counsel and financial advisors. At this meeting the Special Committee discussed the financial merits of the Tutor proposal and determined to arrange a meeting with Mr. Tutor to further discuss his proposal.

        On October 21, 1999, Mr. Tutor submitted to the Special Committee a letter revising his prior proposal with the following proposed terms:

o Revising the amount of Series C Preferred Stock to be purchased to $10 million; and

o Allowing the Special Committee to pursue alternatives to the Tutor proposal if the Company first paid a $1.5 million termination fee.

        On October 21 and 25, 1999, the Special Committee met by telephone with its legal counsel and financial advisors to discuss the revised Tutor proposal. The Special Committee reviewed drafts of proposed amendments to the Tutor proposal, received from Tutor's counsel. A lengthy discussion ensued about the terms of the Special Committee's response to the draft letter. It was agreed that a response should promptly be made to Mr. Tutor. Houlihan Lokey then updated the Special Committee on the status of the solicitation of third parties, the signing of confidentiality agreements by third parties and anticipated further efforts.

        The Special Committee's response letter to Mr. Tutor contained the following:

o A recommendation that the proposed price to be paid for the Common Stock be increased above $4.069 per share;

o An indication that an exclusive arrangement at the current value offered would not be acceptable; and

o An indication that the Special Committee would agree to a termination fee of $600,000 should the Company decided to pursue an alternative proposal.

        On November 1, 1999, the Special Committee met by telephone with its legal counsel and financial advisors. Ms. Hawthorne reported on a phone call from Mr. Tutor responding to the Special Committee's October 27, 1999 letter. Mr. Tutor stated that he proposed to leave the $4.069 per common share price in his forthcoming proposal unchanged. He requested a $1.2 million discontinuation fee if his investment were at that price per common share.

        The Special Committee discussed each of these points at length. It determined that as to leaving his possible investment at $4.069 per share of Common Stock, Mr. Tutor would run the risk that the Special Committee would not recommend it. Next, the Special Committee believed that a discontinuation fee of $1.2 million was too high for a proposal at such a per share Common Stock price. Ms. Hawthorne was then authorized to respond to Mr. Tutor that if the Investors chose to propose to invest at $4.069 per share, he should proceed to submit a draft letter of intent. The representatives of Houlihan Lokey then reviewed at length the status of contacts with third parties.

        On November 3, 1999, the Special Committee met by telephone with its legal counsel and financial advisors to discuss Ms. Hawthorne's discussions with Mr. Tutor regarding his revised proposal. Ms. Hawthorne reported that Mr. Tutor had stated that he was willing to propose by letter of intent to invest at $4.25 per share of Common Stock in return for a $750,000 termination fee. Mr. Tutor also indicated that he anticipated a public announcement of the signing of such letter of intent. The Special Committee then proceeded to discuss this proposal at length and determined that the public announcement of the transaction would on balance be beneficial to its ability to attract third parties and that in light of the increased purchase price, a termination fee of $750,000 could be acceptable. The representatives of Houlihan Lokey then reviewed at length the status of contacts with third parties.

        On November 11, 1999, the Special Committee met by telephone with its legal counsel and financial advisors to discuss a proposed letter of intent dated November 9, 1999 that had been received from Mr. Tutor with the terms discussed at the November 3, 1999 meeting.

        The Special Committee then agreed on a response letter to Tutor containing the following additional terms:

o A provision requiring that the Tutor proposal be approved by a majority of the outstanding disinterested shares;

o A provision permitting the Special Committee to actively solicit alternative proposals up to the closing of the transactions contemplated by the Tutor proposal; and

o A requirement that the Tutor proposal be recommended after delivery of a fairness opinion by Houlihan Lokey both at the time of signing of a definitive agreement and at the closing of the transactions contemplated by the Tutor proposal.

        Houlihan Lokey's representatives then updated the Special Committee on discussions with third parties and the Special Committee discussed additional steps to be taken in the solicitation of third parties, including follow-up efforts with certain prospects.

        On November 18, 1999, the Special Committee met by telephone with its legal counsel and financial advisors to discuss a November 17, 1999 telephone conversation among Mr. Tutor, his counsel, Ms. Hawthorne and counsel to the Special Committee in which, after considerable discussion, several open issues in the draft letter of intent were resolved on the terms described above that were proposed by the Special Committee following its November 11 meeting. The Special Committee then approved the signing of the Letter of Intent as discussed and authorized Ms. Hawthorne to sign it once Mr. Tutor had done so. Representatives of Skadden, Arps then summarized anticipated next steps toward development of a definitive agreement with the Investors, and anticipated steps thereafter. Houlihan Lokey's representatives then summarized the status of contacts with third parties concerning possible alternative transactions. Follow-up efforts with interested parties were also discussed.

        On December 8, 1999 at a regular meeting of the Board of Directors of the Company the Special Committee reported to the full Board of Directors on the process and present status of the Special Committee's work. All members of the Special Committee and the Board of Directors were present in person, except for Mr. McCarron, as well as the Special Committee's legal and financial advisors.

        At the Meeting, the Special Committee explained that through the course of numerous meetings it had engaged in arms' length negotiations with Mr. Tutor and his counsel concerning the terms and procedures for the consummation of the Tutor proposal. Simultaneously, the

Special Committee has actively pursued solicitation of third parties concerning the possibility of an alternative transaction. In addition, the Special Committee outlined the principal terms of the Tutor proposal set forth in the letter of intent and noted the significant benefits to the Company that might be realized by such a transaction.

        The Special Committee then summarized for the other disinterested members of the Board the Special Committee's pursuit of alternatives and noted that the Special Committee's solicitation process was ongoing and would continue as a way of assuring that the Board obtains the best available transaction for the Company's stockholders. The Special Committee and its advisors then answered questions about further likely procedural steps. Members of the Board who are not on the Special Committee asked questions and also noted the benefit of hearing the Special Committee's detailed presentation and responses.

        Throughout the month of December and early January the Special Committee's legal counsel and legal counsel for the Investors had lengthy negotiations concerning the definitive Securities Purchase Agreement and the ancillary documents thereto and exchanged drafts reflecting such negotiations. The Special Committee met with its advisors to discuss each of these drafts in detail and to formulate responses on December 7, 1999, January 5, 2000, January 20, 2000, January 24, 2000, January 25, 2000 and January 31, 2000. In addition to its discussions of the Tutor proposal, at each of these meetings the Special Committee reviewed and discussed alternative proposals and how to maximize the Company's value.

        At the Special Committee's meeting on January 20, 2000, the Special Committee was informed, through its financial advisor, who had been contacted by the Investors, that all holders of Series B Preferred Stock would not exchange their shares of Series B Preferred Stock at a value of $5.67 per share of Common Stock. After consultation with its advisors, the Special Committee determined that in its judgment, the agreement of all holders of Series B Preferred Stock to exchange would have balance sheet benefits for the Company and the Special Committee subsequently agreed conditionally to an exchange price of $5.50 per share of Common Stock if agreement could be reached with all holders of Series B Preferred Stock, but that otherwise the exchange price would remain at $5.67 per share of Common Stock.

        From August, 1999 to January, 2000, the Special Committee, through Houlihan Lokey, negotiated and executed confidentiality agreements with parties that expressed an interest in an investment or acquisition transaction with the Company. Houlihan Lokey contacted [ ] parties and executed confidentiality agreements with [ ] parties. [ ] of these parties offered a binding and definitive proposal on specific terms for a transaction.

        On January 31, 2000, the Special Committee and then the full Board of Directors of the Company each met to review drafts of the definitive documentation with respect to the proposed investment by the Investors. At the Special Committee meeting, the Special Committee received the opinion of Houlihan Lokey with respect to the fairness, from a financial point of view, of the price to be paid for the Common Stock by the Investors to the Company's stockholders described under "Opinion of Financial Advisor." In addition, the Special Committee noted the inclusion of the Incentive Plan in the materials submitted for its review. After review of this documentation the Special Committee determined that as proposed the Incentive Plan might have an impact on the value of the Tutor proposal and would have to be discussed with the full Board and the

Compensation Committee in particular prior to its recommendation of the Tutor proposal. Thereafter the Special Committee recommended, subject to resolution of the issues surrounding the Incentive Plan, that the full Board of Directors of the Company approve the investment by the Investors.

        Following the Special Committee meeting, the full Board of Directors of the Company met. At this meeting a presentation was made by Houlihan Lokey regarding the financial aspects of the Tutor proposal and a presentation was made by Skadden, Arps, counsel to the Special Committee, and by Goodwin, Procter & Hoar LLP, counsel to the Company, regarding the legal terms of and documentation governing the Tutor proposal. Lengthy discussion followed each presentation and the Company's advisors answered questions raised by the full Board. As part of this discussion, the Incentive Plan was discussed and members of the Compensation Committee confirmed that they were not at that time in a position to recommend the Incentive Plan. Thereafter the Special Committee made clear to the full Board that in reviewing the Transaction neither the Special Committee nor its financial advisor had considered the impact or value of the Incentive Plan. The Special Committee then recommended that its and the full Board's approval and recommendation of the Transaction be explicitly conditioned upon, and made after the agreement by the Company's Board of Directors, including Mr. Tutor, that any option grants under the Incentive Plan will be made such that the total compensation of a grantee is fair, taking into account the exercise price and of any option grants, the size of any option grants and the base salary of the grantee, and after expert input and advice from compensation experts to the Company's Compensation Committee on such matters. The Board, including all members of the Compensation Committee, agreed to such recommendation.

        Following that discussion, the full Board of Directors, based on the presentation by Houlihan Lokey regarding its opinion to the Special Committee, the recommendation of the Special Committee and on the other factors described herein under "Need for Additional Equity and Working Capital," approved the Securities Purchase Agreement and each ancillary document thereto in substantially the form submitted to the Board, and authorized the Special Committee to complete negotiation of certain remaining points and to execute final documents.

        On February 5, 2000, the Securities Purchase Agreement was executed by the parties, and the parties issued a joint press release announcing the signing of the definitive agreement.

Opinion of Financial Advisor

[The text of this section is being filed supplementally pursuant to a Confidential Treatment Request, but will be included in the Definitive Proxy Statement.]


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE FOR THE APPROVAL OF THE ISSUANCE
                             OF THE PURCHASE SHARES

                                   PROPOSAL 2

           APPROVAL OF AMENDMENT OF RESTATED ARTICLES OF ORGANIZATION

Reason for Amendment
--------------------

        As part of the Transaction pursuant to which the Shares will be issued, the Company will need to increase its authorized Common Stock and amend the Series B Certificate of Vote. The Company currently has only [3,098,294] shares of Common Stock available for issuance, after taking account of the shares of Common Stock reserved for issuance upon conversion of the Series B Preferred Stock and the $21.25 Preferred Stock. In the Transaction, the Company will need to issue 9,411,765 shares of Common Stock to the Purchasers and up to approximately 7,461,398 additional shares of Common Stock in exchange for the Series B Preferred Stock. Without this amendment, the Company would not be able to complete the Transaction.

Description of Amendment
------------------------

        The Amendment increases the authorized Common Stock from 15,000,000 to 40,000,000 shares.

Vote Required
-------------

        Under Massachusetts law and the Company's Restated Articles of Organization, a majority of each class entitled to vote is required to increase the amount of authorized stock and the Series B Preferred Stock votes with the Common Stock on all matters on an as converted basis. Therefore, the affirmative vote of a majority of the Common Stock outstanding and the Series B Preferred Stock outstanding (on an as converted basis) is needed to approve the amendment.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   A VOTE FOR THE APPROVAL OF THE AMENDMENT OF
                      THE RESTATED ARTICLES OF ORGANIZATION

                                   PROPOSAL 3

             AMENDMENT OF THE RIGHTS OF THE SERIES B PREFERRED STOCK

Description of Amendment
------------------------

        Under the Certificate of Vote establishing the Series B Preferred Stock (the "Series B Certificate of Vote"), the holders of the Series B Preferred Stock have certain rights and preferences. One of the conditions to the consummation of the Transaction is that these rights and preferences be amended as follows:

        First, the right granted to the holders of the Series B Preferred Stock to designate a specified number of directors for nomination and election to the Company's Board will be eliminated. Currently, the holders of the Series B Preferred Stock have the right to nominate and elect three directors.

        Second, the requirement that the Company have an Executive Committee of the Board of Directors and that certain decisions be delegated to that committee, and the right of the holders of the Series B Preferred Stock to designate a certain number of members of the Executive Committee, will also be eliminated. Currently, the holders of the Series B Preferred Stock have the right to designate a majority of the Executive Committee. Following the amendment of the Series B Certificate of Vote and the amendment to the Company's by-laws described above, the decision to create committees of the Board and the powers to be delegated to such committees will be in the discretion of the full Board of Directors.

        Third, no action by the Company after the closing of the Transaction will constitute a "special default" as defined in the Series B Certificate of Vote (see "Exchange of Series B Preferred Stock").

        If all of the Series B Preferred Stock is exchanged for Common Stock of the Company then all of the shares of Series B Preferred Stock will be restored to the status of authorized but undesignated preferred stock of the Company in accordance with the Series B Certificate of Vote.

        Proposal 3 will not become effective unless proposals 1 and 2 are approved and the Transaction is consummated.

Appraisal Rights
----------------

        Under Massachusetts law, holders of Series B Preferred Stock who file a written objection to this proposal before the vote to approve this proposal is taken at the Special Meeting and who do not vote in favor of this proposal may have appraisal rights as a result of the amendments set forth above. Such amendments may be deemed to have "adversely affected" their rights under sections 76 and 77 of chapter 156B of the MGL. Holders of Series B Preferred Stock who properly perfect their appraisal rights as summarized below and set forth in sections 85 through 98 of chapter 156B of the MGL (a copy of which sections is set froth in Annex D hereto) may demand payment in cash of the fair value (exclusive of any element of value arising out of the expectation or accomplishment of the Transaction) of their shares by the Company.

        Any person having a beneficial interest in shares of Series B Preferred Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such beneficial owner's appraisal rights, if any.

        Any stockholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 85 through 98 of chapter 156B of the MGL, particularly the procedural statute specifying the requirements necessary to perfect appraisal rights thereunder. Appraisal rights will be lost if the procedural requirements of Sections 85 through 98 of chapter 156B of the MGL are not fully satisfied.

        Set forth below is a summary of the procedures relating to the exercise of appraisal rights. The following summary does not purport to be a complete statement of the provisions of Sections 85 through 98 of chapter 156B of the MGL and is qualified in its entirety by reference to Annex D hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement.

        Filing Written Objection. A holder of Series B Preferred Stock who intends to exercise appraisal rights must deliver to the Company prior to the vote of the Company's stockholders on this proposal, a written objection to this proposal, stating that such stockholder intends to demand payment for the shares of Series B Preferred Stock held by such stockholder if this proposal is approved and the amendment to the Series B Certificate of Vote is filed. Such written objection should be addressed to Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, Attention: Corporate Secretary. A vote against this proposal will not satisfy the requirement that a written objection be filed with the Company. The written objection to this proposal must be in addition to and separate from any proxy or vote against this proposal.

        No Exchange. A holder of Series B Preferred Stock who intends to exercise appraisal rights must not exchange its shares for shares of Common Stock of the Company as described above under "Exchange of Series B Preferred Stock" under Proposal 1.

        No Vote in Favor of this Proposal. Shares of Series B Preferred Stock for which appraisal is sought must not be voted in favor of this proposal. The submission of a signed blank proxy card will serve to waive appraisal rights, but failure to return a proxy card or vote (or abstaining from vote) will not waive appraisal rights.

        Notice By Company. Within ten days after the filing of the amendment to the Series B Certificate of Vote, the Company will notify each holder of record of shares of Series B Preferred Stock who has purported to comply with the provisions of Section 86 of chapter 156B of the MGL and whose shares were not voted in favor of this proposal that the amendment has become effective as provided in Section 88 of chapter 156B of the MGL. The giving of such notice shall not be deemed to create any rights in the stockholder receiving the same to demand payment for such holder's shares of Series B Preferred Stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears in the records of the Company immediately prior to the filing of the amendment.

        Written Demand. Within twenty days after the mailing of notice by the Company, any dissenting stockholder who wishes to exercise appraisal rights must demand in writing from the Company payment for the fair value of such holder's shares of Series B Preferred Stock. Such written demand should be sent to Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, Attention:
Corporate Secretary. The Company is required to make payment of the fair market value of the shares of Series B Preferred Stock owned by each dissenting stockholder within thirty days (the "Payment Period") after the expiration of the twenty day period during which a written demand for payment may be made. If the Company and such stockholder shall have agreed as to the fair value of such shares, the Company shall pay to said stockholder the agreed value of such stockholder's shares of Series B Preferred Stock within the Payment Period.

        Settlement or Appraisal. Any stockholder shall, with the Company's written consent, have the right to withdraw such stockholder's demand for appraisal within four months after the expiration of the Payment Period. If the Company and any stockholder seeking appraisal have not agreed on the fair value of such holder's shares of Series B Preferred Stock within the Payment Period, any such stockholder who has complied with Section 86 of chapter 156B of the MGL, or the Company, by filing a bill in equity with the Superior Court of Middlesex County in The Commonwealth of Massachusetts (the "Middlesex Superior Court"), may demand a determination of the fair value of the shares of all such stockholders. If no such bill is filed within such four-month period, no holder of shares will be entitled to appraisal rights. Upon the filing of any such bill, notice of the time and place fixed for a hearing will be given by the Company to all stockholders who have demanded payment for their shares and with whom agreements as to the fair value of their shares have not been reached. After the hearing on such bill, the Middlesex Superior Court will determine the stockholders who have complied with the provisions of Section 86 of chapter 156B of the MGL and who have become entitled to appraisal rights. After determining those stockholders entitled to an appraisal, the Middlesex Superior Court shall appraise the shares of Series B Preferred Stock, determining the fair value as of the day preceding the Special Meeting and exclusive of any element of value arising from the expectation or accomplishment of the Transaction. Such determination shall be binding on all such stockholders. The Company has not yet determined whether it, as the Company, will file such a bill in equity and, therefore, any dissenting stockholder who desires such a bill in equity to be filed is advised to file it on a timely basis.

        Payment and Costs. When the value is so determined, the Middlesex Superior Court will direct payment by the Company of such value, with interest thereon, if any, as the Middlesex Superior Court determines, to the stockholders entitled to receive the same upon surrender to the Company by such stockholders of the Certificates representing their shares of Series B Preferred Stock. The cost of the appraisal proceeding (other than attorneys' and experts' fees) and the reasonable compensation and expenses of any master appointed by the Middlesex Superior Court may be apportioned in such manner as appears to the Middlesex Superior Court to be equitable; however, all costs of giving notice to the dissenting stockholders entitled to notice of the filing of such an action will be paid by the Company.

        Exclusive Remedy; Exception. Chapter 156B of the MGL provides that the enforcement by a stockholder of appraisal rights pursuant to the procedure summarized above is such stockholder's exclusive remedy, except that this does not exclude the right of such stockholder to maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such stockholder. In addition, under Massachusetts law dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

        Any holder of Series B Preferred Stock who desires to exercise appraisal rights should carefully review chapter 156B of the MGL and is advised to consult such stockholder's legal advisor before exercising or attempting to exercise such rights.

Vote Required
-------------

        Under Massachusetts law and the Company's Restated Articles of Organization, the approval of two-thirds of each class entitled to vote is required to amend the terms of any class of outstanding stock, and the Series B Preferred Stock votes with the Common Stock on all matters on an as converted basis. Therefore, the affirmative vote of two-thirds of the Common Stock outstanding and the Series B Preferred Stock outstanding (on an as converted basis) is required. In addition, the affirmative vote of two-thirds of the Series B Preferred Stock voting separately as a class is required under the Series B Certificate of Vote.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   A VOTE FOR THE APPROVAL OF AMENDMENT OF THE
                      TERMS OF THE SERIES B PREFERRED STOCK

Principal Stockholders
----------------------

        The following table sets forth the beneficial ownership of the Company's voting securities as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company's voting securities, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the three other most highly compensated executive officers during 1999 (the "Named Executive Officers"), and (iv) all directors and Named Executive Officers as a group, based on representations of officers and directors of the Company as of December 31, 1999 and filings as of or prior to February 1, 2000 received by the Company on Schedules 13D and 13G or Form 13F under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership based on such representations or filings. In addition, the table sets forth the pro-forma voting power for the listed beneficial owners in the event that the closing of the Transaction occurs and in the event that all of the Series B Preferred Stock is exchanged for Common Stock.


                                                                                                           Pro Forma Voting Power
                                                                                                                     Assuming
                                                                                                           -------------------------

                   5% Stockholders, Named                                                      Present
                   Executive Officers and                    Amount and                        Voting
                   Directors and Named                       Nature of                       Power on an    Issuance of  Exchange of
                   Executive Officers as a                   Beneficial      Percentage      as converted    Purchase     Series B
Title of Class              Group                            Ownership(1)    of Class          basis (2)    Shares (3)  Preferred(4)
--------------     -----------------------                   ------------    --------          ---------    ----------  ------------

Common Stock       Ronald N. Tutor                           351,318(5)           6.18%        3.58%       13.99%(6)      11.99%(6)
                   Chairman of the Board of Directors

Common Stock       National Union Fire Insurance                   0              0%           0%          24.34%(7)      20.86%(7)
                   Company of Pittsburgh, Pa.
                   70 Pine Street
                   New York, NY  10270

Common Stock       O & G Industries, Inc.                    150,000              2.64%        1.53%       12.95%(8)      11.10%(8)
                   112 Wall Street
                   Torrington, CT  06790

Series B Preferred BLUM Capital Partners, L.P.               154,188(9)          77.02%       32.99%(9)    17.17%         25.72%
Stock              909 Montgomery Street,
                   Suite 400
                   San Francisco, CA  94133

                                       34


                                                                                                           Pro Forma Voting Power
                                                                                                                     Assuming
                                                                                                           -------------------------

                   5% Stockholders, Named                                                      Present
                   Executive Officers and                    Amount and                        Voting
                   Directors and Named                       Nature of                       Power on an    Issuance of  Exchange of
                   Executive Officers as a                   Beneficial      Percentage      as converted    Purchase     Series B
Title of Class              Group                            Ownership(1)    of Class          basis (2)    Shares (3)  Preferred(4)
--------------     -----------------------                   ------------    --------          ---------    ----------  ------------

Series B Preferred PB Capital Partners, L.P.                 123,124(10)(11)     61.51%       26.41%(9)    13.74%         20.57%
Stock              c/o BLUM Capital Partners, L.P.
                   909 Montgomery St.,
                   Suite 400
                   San Francisco, CA  94113

Series B Preferred The Common Fund for Non-Profit             31,064(10)         15.52%        6.54%(9)     3.40%          5.13%
Stock              Organizations
                   c/o BLUM Capital Partners, L.P.
                   909 Montgomery Street,
                   Suite 400
                   San Francisco, CA  94133

Series B Preferred The Union Labor Life Insurance             45,996(10)(11)     22.98%        9.68%        5.04%          7.60%
Stock              Company, acting on behalf of its
                   Separate Account P
                   111 Massachusetts Avenue, NW
                   Washington, DC  20001

                                       35

                                                                                                           Pro Forma Voting Power
                                                                                                                     Assuming
                                                                                                           -------------------------

                   5% Stockholders, Named                                                      Present
                   Executive Officers and                    Amount and                        Voting
                   Directors and Named                       Nature of                       Power on an    Issuance of  Exchange of
                   Executive Officers as a                   Beneficial      Percentage      as converted    Purchase     Series B
Title of Class              Group                            Ownership(1)    of Class          basis (2)    Shares (3)  Preferred(4)
--------------     -----------------------                   ------------    --------          ---------    ----------  ------------

Common Stock       Perini Corporation                        335,572(13)          5.91%        3.42%        1.74%          1.49%
                   Employee Stock Ownership Trust
                   ("ESOT")(12)
                   73 Mt. Wayte Avenue
                   Framingham, MA  01701

Common Stock       Dimensional Fund Advisors, Inc.           349,500(14)          6.15%        3.56%        1.81%          1.55%
                   1299 Ocean Avenue
                   Santa Monica, CA  90401

Common Stock       Talcott Capital, LLC                      365,000(15)          6.42%        3.72%        1.89%          1.62%
                   2400 Bridgeway, Suite 200
                   Sausalito, CA  94965

Common Stock       Ruane, Cunniff & Co., Inc.                292,800(16)          5.15%        2.98%        1.51%          1.30%
                   767 5th Avenue
                   New York, NY  10153

Common Stock       David B. Perini                           138,249(17)          2.43%        1.41%         *              *
                   Director

                                       36

                                                                                                           Pro Forma Voting Power
                                                                                                                     Assuming
                                                                                                           -------------------------

                   5% Stockholders, Named                                                      Present
                   Executive Officers and                    Amount and                        Voting
                   Directors and Named                       Nature of                       Power on an    Issuance of  Exchange of
                   Executive Officers as a                   Beneficial      Percentage      as converted    Purchase     Series B
Title of Class              Group                            Ownership(1)    of Class          basis (2)    Shares (3)  Preferred(4)
--------------     -----------------------                   ------------    --------          ---------    ----------  ------------

Common Stock       Richard J. Boushka                          7,390(18)           *            *            *              *
                   Director

Common Stock       Marshall M. Criser                         11,566(19)           *            *            *              *
                   Director

Common Stock       Arthur J. Fox, Jr.                         11,729(20)           *            *            *              *
                   Director

Common Stock       Jane E. Newman                              9,745(21)           *            *            *              *
                   Director

Common Stock       Nancy Hawthorne                            10,361(22)           *            *            *              *
                   Director

Common Stock       Michael R. Klein                            7,261(23)           *            *            *              *
                   Director

Common Stock       Douglas J. McCarron                              0              *            *            *              *
                   Director

                                       37

                                                                                                           Pro Forma Voting Power
                                                                                                                     Assuming
                                                                                                           -------------------------

                   5% Stockholders, Named                                                      Present
                   Executive Officers and                    Amount and                        Voting
                   Directors and Named                       Nature of                       Power on an    Issuance of  Exchange of
                   Executive Officers as a                   Beneficial      Percentage      as converted    Purchase     Series B
Title of Class              Group                            Ownership(1)    of Class          basis (2)    Shares (3)  Preferred(4)
--------------     -----------------------                   ------------    --------          ---------    ----------  ------------

Common Stock       Arthur I Caplan                             5,776(24)           *            *            *              *
                   Director

Common Stock       Frederick Doppelt                          42,921(25)           *            *            *              *
                   Director

Common Stock       Robert Band                                40,894(26)           *            *            *              *
                   Director, Chief Executive Officer

Common Stock       Zohrab B. Marashlian                       28,259(27)           *            *            *              *
                   President, Perini Civil
                   Construction

Common Stock       Craig W. Shaw                              32,300(28)           *            *            *              *
                   President, Perini Building Company

Common Stock       All directors and executive               697,769             12.03%        7.02%       15.68%         13.45%
                   officers as a group (14 persons)

________________________________

*        Less than one percent

(1) Unless otherwise noted in the footnotes to this table, each individual or entity in the table above has sole or shared voting and investment power over the shares listed.

(2) Includes 5,682,287 shares of Common Stock currently outstanding and 4,135,094 shares to be issued to the holders of the Series B Preferred Stock assuming 100% conversion to Common Stock at the current conversion price of approximately $9.68 per common share as of December 15, 1999.

(3) Includes 5,682,287 shares of Common Stock currently outstanding, 4,238,471 shares to be issued to the holders of Series B Preferred Stock assuming 100% conversion to Common Stock at the current conversion price of approximately $9.68 per common share as of March 15, 2000, and the 9,411,765 shares to be issued to the Purchasers.

(4) Includes 5,682,287 shares of Common Stock currently outstanding, the 7,461,398 shares to be issued to the holders of the Series B Preferred Stock assuming 100% conversion to Common Stock at a conversion price of $5.50 per common share as of March 15, 2000, and the 9,411,765 shares to be issued to the Purchasers. If the exchange takes place after March 15, 2000, the number of shares of Common Stock issuable by the Company to the holders of the Series B Preferred Stock will increase at a rate of 2,073 shares of Common Stock per day. The Company has not included the 420,000 shares applicable to the Stock Purchase Warrants in the total outstanding number (see Note 4 of Notes to Consolidated Financial Statements).

(5) Includes 351,318 shares held in the name of Tutor-Saliba Corporation of Sylmar, California, a company in which Mr. Tutor is the sole stockholder and Chief Executive Officer.

(6) All Common Stock purchased in the Transaction applicable to Mr. Tutor, which is currently estimated to be 2,352,942 shares, will be purchased by the Tutor-Saliba Corporation, a company in which Mr. Tutor is the sole stockholder and Chief Executive Officer.

(7) Includes 4,705,882 shares, which is the number of shares currently estimated to be purchased by National Union, a wholly-owned subsidiary of American International Group, Inc.

(8) Includes 2,352,941 shares, which is the number of shares currently estimated to be purchased by O&G.

(9) BLUM Capital Partners, L.P. ("BCP"), formerly known as Richard C. Blum & Associates, L.P., is the sole general partner of PB Capital Partners, L.P. ("PB Capital") which beneficially has shared voting and investing power in 123,124 shares of Series B Preferred Stock (voting power equal to 2,543,296 shares of Common Stock) and 49,801 shares of Common Stock owned directly by a limited partner in PB Capital. BCP also owns 4,254 shares of Common Stock directly. In addition, BCP is an investment adviser to The Common Fund for Non-Profit Organizations for the account of its Equity Fund ("The Common Fund") which beneficially has shared voting and investing power in 31,064 shares of Series B Preferred Stock (voting power equal to 641,676 shares of Common Stock). Richard C. Blum & Associates, Inc. ("RCBA Inc."), also at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is the sole general partner of BCP. Richard C. Blum is the Chairman of the Board and a substantial stockholder of RCBA Inc. Mr. Blum disclaims beneficial ownership of all securities reported in the table except to the extent of his pecuniary interest therein. The Common Fund expressly disclaims membership in any group with RCBA, Richard C. Blum or any other related entity and disclaims beneficial ownership of securities owned directly or indirectly by any other person or entity.

(10) Represents number of shares of Series B Preferred Stock held by each holder thereof as of December 15, 1999.

(11) In December 1996, PB Capital and the Company entered into a stock assignment and assumption agreement whereby PB Capital assigned its right to purchase 34,500 shares of the Series B Preferred Stock to The Union Labor Life Insurance Company acting on behalf of its Separate Account P ("ULLICO") which beneficially has sole voting and investing power in the initial 34,500 shares of Series B Preferred Stock and additional in-kind dividends representing 11,496 shares of Series B Preferred Stock (combined voting power equal to 950,122 shares of Common Stock). The Company has been further advised that PB Capital entered into an agreement with ULLICO pursuant to which ULLICO agreed to refrain from disposing of its interest in the Company until the earlier of five years after its acquisition or the dissolution of PB Capital. ULLICO also has the right to make earlier dispositions on a pro rata basis to the extent PB Capital disposes of its shares. Any agreement in this respect shall terminate upon the closing of the Transaction.

(12) Robert E. Higgins, John E. Chiaverini and Robert J. Howard are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.

(13) The ESOT currently holds 335,572 shares that have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.

(14) Represents sole voting and investing power based on information contained in Schedule 13G dated February 3, 2000. Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 349,500 shares of Perini Corporation stock as of December 31, 1999, All such shares are held in four investment companies registered under the Investment Company Act of 1940, other commingled group trusts and separate accounts for which Dimensional serves as investment manager or adviser. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by such companies, trusts and accounts. Dimensional disclaims beneficial ownership of all such shares.

(15) Represents the aggregate number of shares of Common Stock beneficially owned by the Talcott Crossover Fund, L.P., Thomas B. Akin, Karen H. Akin, Blair S. Akin and Kyle P. Akin based solely on the information contained in Schedule 13D dated September 28, 1999. Thomas B. Akin is the managing general partner of the Talcott Crossover Fund, L.P.

(16) Represents the number of shares of Common Stock beneficially owned by Ruane, Cunniff & Co., Inc. based solely on the information contained in
        Schedule 13G dated February 10, 2000.

(17) Includes 6,460 shares, and 264 shares of Common Stock (resulting from the assumed conversion of 400 depositary shares of Preferred Stock at a conversion rate of .662 shares of Common Stock for each depositary share) in his children's names for which he has Power of Attorney giving him voting power. Includes 7,500 shares for which Mr. Perini holds options. Includes 66 shares of Common Stock resulting from the assumed conversion of 100 depositary shares of Preferred Stock. Includes 56,499 shares held in testamentary trust established under the will of Louis R. Perini, Sr. David Perini is one of four trustees of such trust and is one of the beneficiaries of such trust. Includes 3,029 shares, and 66 shares of Common Stock (resulting from the assumed conversion of 100 depositary shares of Preferred Stock) in his wife's name as to which Mr. Perini disclaims any beneficial ownership.

(18) Includes 7,390 shares of Common Stock received in payment of the director's annual retainer, as follows: 129 shares (1996), 2,285 shares
        (1997), 1,855 shares (1998) and 3,121 shares (1999).

(19) Includes 2,349 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 9,017 shares of Common Stock received in payment of the director's annual retainer, as follows: 1,756 shares (1996), 2,285 shares (1997), 1,855 shares (1998) and 3,121 shares (1999). Also includes 200 shares which Mr. Criser owns jointly with his wife.

(20) Includes 2,197 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 9,017 shares of Common Stock received in payment of the director's annual retainer, as follows: 1,756 shares (1996), 2,285 shares (1997), 1,855 shares (1998) and 3,121 shares (1999).

(21) Includes 1,148 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 8,597 shares of Common Stock received in payment of the director's annual retainer, as follows: 1,336 shares (1996), 2,285 shares (1997), 1,855 shares (1998) and 3,121 shares (1999).

(22) Includes 1,344 shares awarded in prior years pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 9,017 shares of Common Stock received in payment of the director's annual retainer, as follows: 1,756 shares (1996), 2,285 shares (1997), 1,855 shares (1998) and 3,121 shares (1999).

(23) Includes 7,261 shares of Common Stock received in payment of the director's annual retainer, as follows: 2,285 shares (1997), 1,855 shares (1998) and 3,121 shares (1999).

(24) Includes 3,121 shares of Common Stock received in payment of the 1999 director's annual retainer. Also includes 1,655 shares of Common Stock resulting from the assumed conversion of 2,500 depositary shares of Preferred Stock at a conversion rate of .662 shares of Common Stock for each depositary share. The percentage of Preferred Stock beneficially owned by Mr. Caplan to the total number of shares of Preferred Stock outstanding is less than 1%.

(25) Includes 3,121 shares of Common Stock received in payment of the 1999 director's annual retainer. Also includes 37,800 shares of Common Stock resulting from the assumed conversion of 57,100 depositary shares of Preferred Stock at a conversion rate of .662 shares of Common Stock for each depositary share. Of the 57,100 depositary shares of Preferred Stock, 2,000 depositary shares are owned by Mr. Doppelt's wife. The percentage of Preferred Stock beneficially owned by Mr. Doppelt to the total number of shares of Preferred Stock outstanding is 5.71%.

(26)    Includes 15,500 shares for which Mr. Band holds options.

(27)    Includes 28,000 shares for which Mr. Marashlian holds options.

(28)    Includes 28,000 shares for which Mr. Shaw holds options.

Independent Auditors
--------------------

        The accounting firm of Arthur Andersen LLP has served as the Company's independent auditors since 1960. A representative of Arthur Andersen LLP will be present at the Special Meeting and will be available to respond to appropriate questions.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Results of Operations -
1999 Compared to 1998

Continuing Operations
---------------------

        The Company's continuing construction operations produced income of $16.4 million (or $1.80 per share of Common Stock) in 1999 compared to income of $16.0 million (or $1.91 per share of Common Stock) in 1998. Overall, the 1999 results from continuing operations include strong profit contributions from both the building and civil construction segments as well as lower interest expense.

        Revenues from continuing construction operations increased $8.2 million (or 0.8%) from $1,011.3 million in 1998 to $1,019.5 million in 1999. This increase was due primarily to an increase in building construction revenues of $17.1 million (or 2.5%) from $679.3 million in 1998 to $ 696.4 million in 1999, which more than offset a decrease in revenues from civil construction operations of $8.9 million (or 2.7%) from $332.0 million in 1998 to $323.1 million in 1999. The increase in revenues from building construction operations was due primarily to the start up of several new projects in the East. The slight decrease in revenues from civil construction operations was due primarily to the completion of several major mass transit and infrastructure projects in late 1998 and early 1999.

        Overall, gross profit decreased $3.2 million (or 6.0%) from $53.7 million in 1998 to $50.5 million in 1999, due to decreases in gross profit from both building and civil construction operations. Despite the increase in revenues noted above, gross profit from building construction operations decreased $1.7 million (or 5.5%) from $30.7 million in 1998 to $29.0 million in 1999 due primarily to additional losses attributable to the phasing out of a building construction division in the Midwest. Gross profit from civil construction operations decreased $1.5 million (or 6.5%) from $23.0 million in 1998 to $21.5 million in 1999 due primarily to the decrease in revenues noted above.

        The decrease in general, administrative and selling expenses of $0.8 million (or 2.9%) from $27.4 million in 1998 to $26.6 million in 1999, resulted primarily from the continued phase out of two construction divisions in the Midwest and ongoing cost reduction programs.

        Other income (expense), net improved by $0.7 million from a net expense of $0.6 million in 1998 to a net income of $0.1 million in 1999. This improvement was due to a $1.5 million increase in gain on sale of investments which was partly offset by a $0.8 million increase in bank fees relating to the Company's revolving credit facility.

        Interest expense decreased by $1.4 million from $8.5 million in 1998 to $7.1 million in 1999, due primarily to lower average levels of borrowing during 1999.

        The lower than normal tax rate for the three year period ended December 31, 1999 is due to the utilization of tax loss carryforwards from prior years. Because of certain accounting limitations, the Company was not able to recognize a portion of the tax benefit related to the operating losses experienced in fiscal 1996 and 1995. As a result of these losses and the loss recognized in 1999, an amount estimated to be approximately $142 million of pretax earnings subsequent to 1999 could benefit from minimal, if any, federal tax charges. The net deferred tax assets reflect management's estimate of the amount that will, more likely than not, be realized (see Note 5 of Notes to Consolidated Financial Statements).

Discontinued Operations
-----------------------

        Effective  June  30,  1999,   management  adopted  a  plan  to  withdraw
completely from the real estate development business and to wind down the operations of Perini Land and Development Company ("PL&D"), the Company's real estate development subsidiary. Therefore, both historical and current real estate results have been presented as a discontinued operation in accordance with generally accepted accounting principles. Based on the plan, the 1999 results include a $99.3 million non-cash provision which represents the estimated loss on disposal of this business segment. This non-cash charge reflects the impact of the disposition of the Rincon Center property located in San Francisco and the reduction in projected future cash flow from the disposition of PL&D's remaining real estate development operations resulting from the change in strategy of holding the properties through the necessary development and stabilization periods to a new strategy of generating short-term liquidity through an accelerated disposition or bulk sale. The estimated loss on disposal of the real estate business segment also includes a provision for shut down costs related to PL&D during the wind down period. No federal tax benefit was attributable to the estimated loss on disposal of the real estate business segment due to certain accounting limitations. During the fourth quarter of 1999, the Company and PL&D, the managing general partner of Rincon Center Associates ("RCA"), entered into a full and final non-cash settlement regarding its interests in the Rincon Center property. As part of the settlement and in exchange for the transfer of its ownership interest in the RCA property, the Company has exchanged mutual releases with the other RCA general partner, the RCA-related lenders and all other entities formally associated with the RCA property from any claims, lawsuits or other liabilities they may have with respect to each other in connection with the RCA property. This completes a major step in the Company's plan to discontinue its real estate development operations. In addition, during the last half of 1999, PL&D concluded the sale of two other properties at prices approximating those originally anticipated in calculating the estimated loss on disposal of the real estate business segment at June 30, 1999. The actual loss from the sale of these two properties and loss on disposition of the RCA property approximated the losses originally estimated as of June 30, 1999. Several of the remaining real estate properties now being offered for sale are currently under or are pending purchase and sale agreements.

Results of Operations -
1998 Compared to 1997

Continuing Operations
---------------------

        The Company's continuing construction operations produced income of $16.0 million (or $1.91 per share of Common Stock) in 1998 compared to income of $7.9 million (or $.52 per share of Common Stock) in 1997. This substantially improved performance is attributable to higher margins on the work performed by both the Company's building and civil operating units, primarily from the hotel/casino market in Nevada and from civil infrastructure work in the Northeast and further reductions in general and administrative and interest expense. These improvements more than offset the impact of a decrease in 1998 construction revenues.

        Revenues from continuing construction operations decreased $264.7 million (or 21%) from $1,276.0 million in 1997 to $1,011.3 million in 1998. This decrease was due primarily to a decrease in revenues from both building and civil construction operations. Revenues from building operations decreased $209.5 million (or 24%) from $888.8 million in 1997 to $679.3 million in 1998, due primarily to the timing of the start up of new hotel/casino projects in Las Vegas, a decrease in revenues from airport facilities and a sports complex in the West, and a decrease in revenues from correctional facilities projects in the East. Revenues from civil construction operations decreased $55.2 million (or 14%) from $387.2 million in 1997 to $332.0 million in 1998, due primarily to the timing in the start up of new work in the Northeast. The phasing out of two divisions in the Midwest also contributed to the decrease in revenues from both the building and civil operations.

        In spite of the overall 21% decrease in total revenues described above, total gross profit actually increased by $3.5 million (or 7%), from $50.2 million in 1997 to $53.7 million in 1998, due primarily to improved margins on both the building and civil construction work performed in 1998.

        The decrease in general, administrative and selling expenses of $2.3 million (or 7.7%) from $29.7 million in 1997 to $27.4 million in 1998, resulted primarily from phasing out two construction divisions in the Midwest, efficiencies achieved by combining certain other divisions and continuation of downsizing certain corporate departments.

        Other income (expense), net improved by $1.1 million from a net expense of $1.7 million in 1997 to a net expense of $0.6 million in 1998, due to an increase in interest income and a decrease in bank fees.

        Interest expense decreased by $1.4 million from $9.9 million in 1997 to $8.5 million in 1998, due primarily to lower average levels of borrowing during 1998.

Financial Condition
-------------------

Cash and Working Capital

        During 1999, cash generated from operating activities in the amount of $27.8 million, due primarily to changes in various elements of working capital, was approximately equal to the amount of cash generated from operating activities in 1998 and continued to reflect improvement over recent prior years. The funds generated were used for investing activities ($13.5 million), primarily for funding the working capital needs of certain construction joint ventures, and for financing activities ($2.6 million), primarily to pay down borrowings and to increase cash on hand by $11.7 million.

        During 1998, the Company generated $27.8 million in cash from operating activities, due primarily to changes in various elements of working capital. The funds generated were used for investing activities ($2.2 million), primarily for funding the working capital needs of the Company's discontinued real estate operations, and for financing activities ($10.4 million), primarily to pay down borrowings and to increase cash on hand by $15.2 million.

        During 1997, the Company generated $11.8 million from investing activities, primarily from net cash distributions from construction joint ventures and the sale of The Resort at Squaw Creek property, and $17.4 million from financing activities, due to the net proceeds received on the sale of Series B Preferred Stock less pay downs of long-term debt. These funds were used for operating activities ($7.6 million) and to increase the cash on hand by $21.6 million.

        Effective January 17, 1997, the Company's liquidity and access to future borrowings, as required, during the next few years were significantly enhanced by the issuance of $30 million in Redeemable Series B Cumulative Convertible Preferred Stock (see Note 7 of Notes to Consolidated Financial Statements) and the Amended and Restated Credit Agreement referred to in Note 4 of Notes to Consolidated Financial Statements. The aggregate amount available under its revolving credit agreement increased to $129.5 million at that time, although it has subsequently been reduced and stands at $73.0 million at December 31, 1999. In addition to internally generated funds, at December 31, 1999, the Company has approximately $2.0 million available under its revolving credit facility. The financial covenants to which the Company is subject include minimum levels of working capital, tangible net worth and operating cash flow and certain restrictions on real estate investments and future cash dividends, all as defined in the loan documents. Although the Company would have been in violation of certain of the covenants during 1999, it obtained waivers of such violations. Also, during the last three years, the Company made substantial progress on a strategy adopted at the end of 1996 that called for liquidating certain real estate assets which were written down at that time, resolving several major construction claims and minimizing overhead expenses.

        On February 5, 2000, the Company entered into a definitive Securities Purchase Agreement, subject to certain conditions, whereby the new investors have agreed to purchase $40 million of the Company's Common Stock. If this transaction is consummated, the Company's liquidity, working capital and access to future borrowings, as required, during the next few years will be significantly enhanced by the "New Equity" and "New Credit Agreement" referred to in Note 15 of Notes to Consolidated Financial Statements.

        The working capital current ratio was 1.23:1 at the end of 1999 compared to 1.29:1 at the end of 1998, and 1.34:1 at the end of 1997. Of the total working capital of $48.4 million at the end of 1999, approximately $24 million may not be converted to cash within the next 12 to 18 months.

Long-term Debt

        Long-term debt was $41.1 million at the end of 1999, down from $75.9 million in 1998, $84.6 million in 1997 and $92.6 million in 1996. In addition to the $51.5 million reduction in long-term debt during the three year period ended December 31, 1999, the Company paid down all of its $8.1 million of real estate debt on wholly-owned real estate projects, utilizing proceeds from sales of property and general corporate funds. Similarly, real estate joint venture debt of $69.2 million has been reduced to zero during the same three year period.

Stockholders' Equity (Deficit)

        As a result of the net loss recorded in 1999, due to the $100 million loss from discontinued real estate operations, the Company's stockholders' equity was reduced to a negative $36.6 million. The Company's book value per share of Common Stock stood at a negative $(11.31) at December 31, 1999, compared to $4.17 per share of Common Stock and $2.44 per share of Common Stock at the end of 1998 and 1997, respectively. The major factors impacting stockholders' equity during the three-year period under review were the net income recorded in 1998 and 1997, the net loss recorded in 1999 and, to a lesser extent, preferred dividends paid in-kind or accrued and stock issued in partial payment of certain expenses.

        As mentioned above under "Cash and Working Capital" and in more detail in Note 15 of Notes to Consolidated Financial Statements, the Company recently entered into a definitive Securities Purchase Agreement, subject to certain conditions, whereby the new investors have agreed to purchase $40 million of the Company's Common Stock. A condition to the Purchase Agreement is that all of the holders of the Company's Series B Preferred Stock, which has a current accreted face amount of approximately $40 million, will convert their securities into Common Stock of the Company at $5.50 per share of Common Stock. The impact on the Company's Stockholders' Equity (Deficit) will be to increase it by approximately $75 million after estimated expenses related to the transaction (or improving it from a Stockholders' Deficit of $36.6 million at December 31, 1999 to a positive Stockholders' Equity of $38.6 million on a pro forma basis). If the transaction is consummated, shares of Common Stock held by the new investors and the former holders of the Series B Preferred Stock will represent approximately 42.0% and 32.5% of the Company's voting rights, respectively.

        At December 31, 1999, there were 1,098 common stockholders of record based on the stockholders list maintained by the Company's transfer agent.

Dividends

        There were no cash dividends declared or paid on the Company's outstanding Common Stock during the three years ended December 31, 1999.

        During 1995, the Company declared and paid the regular quarterly cash dividends of $5.3125 per share on the Company's Convertible Exchangeable Preferred Shares for an annual total of $21.25 per share (equivalent to quarterly dividends of $.53125 per Depositary Share for an annual total of $2.125 per Depositary Share). In conjunction with the covenants of the Company's Revolving Credit Agreement (see Note 4 of Notes to Consolidated Financial
Statements), the Company was required to suspend the payment of quarterly dividends on its

Preferred Stock. Therefore, the dividend that normally would have been declared during December of 1995 and payable on March 15, 1996, as well as subsequent quarterly dividends through 1999, have not been declared or paid (although they have been fully accrued due to the "cumulative" feature of the Preferred Stock). The current Credit Agreement, approved January 17, 1997, provides that the Company may not pay cash dividends or make other restricted payments unless: (i) the Company is not in default under the Credit Agreement; (ii) commitments under the credit facility have been reduced to less than $75 million; (iii) restricted payments in any quarter, when added to restricted payments made in the prior three quarters, do not exceed fifty percent (50%) of net income from continuing operations for the prior four quarters; and (iv) certain net worth levels (after taking into consideration the amount of the proposed cash dividend or restricted payment and as adjusted for non-cash charges incurred in connection with any disposition or write-down of any real estate investment) are not exceeded and provided that net worth must be at least $60 million.

        For purposes of the current Credit Agreement, net worth shall include the net proceeds from the sale of the Series B Preferred Stock to the Investors. In addition, under the terms of the Series B Preferred Stock, the Company may not pay any cash dividends on its Common Stock until after September 1, 2001, and then only to the extent such dividends do not exceed in aggregate more than twenty-five percent (25%) of the Company's consolidated net income available for distribution to Common stockholders (after Preferred dividends). Prior to any such dividends, the Company must have elected and paid cash dividends on the Series B Preferred Stock for the preceding four quarters.

        Subject to and concurrent with the closing of the new equity transaction described in Note 15 of Notes to Consolidated Financial Statements, the
Company's Bank Group has agreed in principle to extend and restructure its Revolving Credit Agreement (the "New Credit Agreement"). Covenants in the New Credit Agreement provide that the Company may not pay cash dividends or make other restricted payments unless: (i) the Company is not in default under the New Credit Agreement; (ii) commitments under the New Credit Agreement have been reduced to less than $41 million; (iii) restricted payments in any quarter, when added to restricted payments made in the prior three quarters, do not exceed fifty percent (50%) of net income from continuing operations for the prior four quarters; and (iv) net worth (after taking into consideration the amount of the proposed cash dividend or restricted payment) is at least equal to the amount shown below:

                                                   Minimum Consolidated
As of:                                         Adjusted Tangible Net Worth
------                                         ---------------------------
                                                      (In millions)
March 31, 2000                                             $36.3
June 30, 2000                                               38.8
September 30, 2000                                          41.8
December 31, 2000                                           46.6
March 31, 2001                                              48.2
June 30, 2001                                               51.1
September 30, 2001                                          55.3
December 31, 2001                                           60.0
March 31, 2002                                              61.6
June 30, 2002                                               64.7
September 30, 2002                                          71.1
December 31, 2002                                           75.1

        The aggregate amount of dividends in arrears is approximately $9,030,000 at December 31, 1999, which represents approximately $90.30 per share of Preferred Stock or approximately $9.03 per Depositary Share and is included in "Other Liabilities" (long-term) in the Consolidated Balance Sheet. Under the terms of the Preferred Stock, the holders of the Depositary Shares are entitled to elect two additional Directors when dividends have been deferred for more than six quarters, and they did so at both the May 14, 1998 and the May 13, 1999 Annual Meetings.

        The Board of Directors intends to resume payment of dividends when the Company satisfies the terms of the New Credit Agreement, the provisions of the Series B Preferred Stock and the Board deems it prudent to do so.

Outlook
-------

o Continuing Construction Operations - Looking ahead, the overall construction backlog at the end of 1999 was $1.658 billion, up 35% from the 1998 year end backlog of $1.232 billion. This increase primarily reflects the addition of the construction management services contract for the $650 million Mohegan Sun Phase II Expansion project in Uncasville, CT. Approximately 67% of the current backlog relates to building construction projects which generally represent lower risk, lower margin work, and approximately 33% of the current backlog relates to civil construction projects which generally represent higher risk, but correspondingly potentially higher margin work. During 1996, the Company adopted a plan to enhance the profitability of its construction operations by emphasizing gross margin and bottom line improvement ahead of top line revenue growth. This plan called for the Company to focus its financial and human resources on construction operations which are consistently profitable and to de-emphasize marginal business units. Consistent with that Plan, the Company implemented plans to close or downsize and refocus four business units during 1997 and during 1998 and 1999 has continued to implement these plans. The Company believes the outlook for its building and civil construction businesses continues to be promising.

o Discontinued Real Estate Operations - As described in detail above in "Results of Operations-1999 Compared to 1998" and in Note 2 of Notes to Consolidated Financial Statements, the Company is proceeding to implement its plan to wind down its discontinued real estate development operations. A major step in the plan was completed during the fourth quarter of 1999 whereby the Company entered into a settlement agreement regarding its interest in the Rincon Center property. As part of the settlement and in exchange for the transfer of its ownership interest in the RCA property, the Company has exchanged mutual releases with the other RCA general partners, the RCA-related lenders and all other entities formally associated with the RCA property from any claims, lawsuits or other liabilities they may have with respect to each other in connection with the Rincon Center property. In addition, during the last six months of 1999, PL&D concluded the sale of two other properties at prices approximating those originally anticipated in calculating the estimated loss on disposal of the real estate business segment at June 30, 1999. Several of the remaining real estate properties now being offered for sale are currently under or are pending a purchase and sale agreement.

o Rebuilding Equity - As a result of the net loss recorded in 1999, the Company's stockholders' equity has been reduced to a negative $36.6 million. As described in detail above in "Stockholders' Equity (Deficit)" and in Note 15 of Notes to Consolidated Financial Statements, the Company and an investor group have entered into a definitive Securities Purchase Agreement. Subject to, among other things, stockholder approval and agreement of the holders of Series B Preferred Stock to convert their securities into Common Stock at $5.50 per share of Common Stock, the transaction should close in the first or second quarter of 2000 and result in a restoration of balance sheet net worth and improve liquidity and working capital to support the ongoing core construction operations.

o Liquidity - With the receipt of $30 million from the sale of its Redeemable Series B Preferred Stock and the New Credit Agreement both becoming effective on January 17, 1997, the Company's near term liquidity position improved substantially, enabling payments to vendors to generally be made in accordance with normal payment terms. In order to generate cash and reduce the Company's dependence on bank debt to fund the working capital needs of its core construction operations as well as to lower the Company's substantial interest expense and strengthen the balance sheet in the longer term, the Company has discontinued its real estate development business and is in the process of liquidating its real estate portfolio. The Company will continue to actively pursue the favorable conclusion of various unapproved change orders and construction claims; to focus new construction work acquisition efforts on various niche markets and geographic areas where the Company has a proven history of success; to downsize or close operations with marginal prospects for success; to continue to restrict the payment of cash dividends on the Company's Common Stock and $2.125 Depositary Convertible Exchangeable Preferred Stock; and to continue to control overhead expenses.

o New Equity and New Credit Agreement - As described in Note 15 of Notes to Consolidated Financial Statements, the Transaction would, if consummated, significantly improve the Company's financial condition and liquidity. If the Transaction is not consummated, management's intent would be to renegotiate the terms of the Company's credit facility and continue to pay the in-kind dividend on the Series B Preferred Stock.

        Management believes that cash generated from operations, existing credit lines, additional borrowings and projected sale of certain real estate assets referred to above and timely resolution and payment of various unapproved change orders and construction claims referred to above should be adequate to meet the Company's funding requirements for at least the next twelve months.

o Year 2000 Readiness Disclosures - Since many computers, related software and certain devices with embedded microchips record only the last two digits of a year, they may not have been able to recognize that January 1, 2000 (or subsequent dates) comes after December 31, 1999. This situation could have caused erroneous calculations or system shutdowns, causing problems that could have ranged from merely inconvenient to significant.

        As previously reported, the Company began a project to review all of its computer systems in 1995. One factor, among many, to consider was what impact, if any, would the Year 2000 have on computer systems. As a result of this project, the Company implemented new fully integrated on-line construction specific financial systems during the first quarter of 1998 which are Year 2000 compliant. The cost of these new systems, including the hardware, software and implementation costs, approximated $1.5 million which was capitalized and is being amortized over ten years on a straight-line basis.

        During 1998, the Company designated a Year 2000 Project Manager who organized a Year 2000 Team. The Year 2000 Team prepared a Year 2000 Readiness Plan which included the following phases: (1) potential problem identification, (2) resource commitment, (3) inventory, (4) assessment, (5) prioritization, (6) remediation and (7) testing. The Company completed the problem identification, resource commitment and prioritization phases during 1998, the inventory phase during the first quarter of 1999, and the "assessment", "testing", and "remediation" phases as of September 30, 1999. As a result of completing its Year 2000 Plan, as well as the actual commencement of the Year 2000 without any significant computer-related failures or errors experienced or reported to date, the Company believes its internal financial and operating systems are compliant. The Company estimates that costs related to implementation of the Year 2000 Plan, over and above the cost of the new financial systems referred to above, were approximately $0.4 million which were expensed as incurred.

        The  Company,   as  a  general   contractor,   generally   provides  its
        construction services in accordance with detailed contracts and specifications provided by its clients. In addition to addressing its own computer applications, facilities, and construction equipment, the Plan included communication with critical third parties. The Company had in place and continues to maintain a Year 2000 Urgent Response Team defined and available to respond to any Year 2000 issues raised by clients or others, in a timely, proactive and cost effective manner. To date, no significant Year 2000 related issues have been experienced by or reported to the Company.

Forward-looking Statements
--------------------------

        The statements contained in this Management's Discussion and Analysis of the Consolidated Financial Statements, including "Outlook", and other sections of this Proxy Statement that are not purely historical are forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements involve a number of risks, uncertainties or other factors that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or omitted by third parties including the Company's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. In addition, forward-looking statements regarding the year 2000 issue carry risk factors which include, without limitation, the availability and cost of personnel trained in these areas; the ability to locate and correct all relevant computer codes; changes in consulting fees and costs to remediate or replace hardware and software; changes in non-incremental costs resulting from redeployment of internal resources; timely responses to and corrections by third parties such as significant customers and suppliers; and similar uncertainties.

Quantitative And Qualitative Disclosure About Market Risk
---------------------------------------------------------

        The Company's exposure to market risk for changes in interest rates relates primarily to the Company's revolving credit debt (see Note 4 of Notes to Consolidated Financial Statements) and short-term investment portfolio. As of December 31, 1999, the Company had $68.0 million borrowed under its revolving credit agreement and $54.8 million of short-term investments classified as cash equivalents.

        The Company borrows under its bank revolving credit facility for general corporate purposes, including working capital requirements and capital expenditures. Borrowings under the bank credit facility bear interest at the applicable LIBOR or base rate, as defined, and therefore, the Company is subject to fluctuations in interest rates. If the average effective 1999 borrowing rate of 8.1% changed by 10% (or 0.81%) during the next twelve months, the impact, based on the Company's ending 1999 revolving debt balance, would be an increase or decrease in net income and cash flow of $550,800.

        The Company's short-term investment portfolio consists primarily of highly liquid instruments with maturities of less than one month.

Disagreements on Accounting and Financial Disclosure
----------------------------------------------------

        The Company has not had any disagreements on accounting and financial disclosure with its accountants.


                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

         The following financial statements are filed as part of this Proxy Statement:

Consolidated Financial Statements of Perini Corporation and Subsidiaries                               Pages
------------------------------------------------------------------------                               -----

Consolidated Balance Sheets as of December 31, 1999 and 1998*                                           53

Consolidated Statements of Operations for each of the three years ended December                        55
31, 1999, 1998* and 1997*

Consolidated Statements of Stockholders' Equity (Deficit) for each of the three                         56
years ended December 31, 1999, 1998 and 1997

Consolidated Statements of Cash Flows for each of the three years ended                                 57
December 31, 1999, 1998* and 1997*

Notes to Consolidated Financial Statements                                                              59

Report of Independent Public Accountants                                                                84


* As restated to report the Company's real estate development segment as a discontinued operation (see Notes 1 and 2 of Notes to Consolidated Financial Statements).


Consolidated Balance Sheets
December 31, 1999 and 1998 (Restated)

(In thousands, except share data)

Assets
                                                                                         1999                 1998
                                                                                     --------------       --------------
CURRENT ASSETS:
         Cash, including cash equivalents of $54,759 and $38,175 (Note 1)             $   58,193           $   46,507
         Accounts and notes receivable, including retainage of $20,458 and $30,450        93,785              113,052
         Unbilled work (Note 1)                                                           14,283               19,585
         Construction joint ventures (Notes 1 and 3)                                      82,493               67,100
         Net current assets of discontinued operations (Note 2)                           12,695                8,068
         Deferred tax asset (Notes 1 and 5)                                                 -                   1,076
         Other current assets                                                                647                2,469
                                                                                     --------------       --------------
                  Total current assets                                                $  262,096           $  257,857
                                                                                     --------------       --------------

NET LONG-TERM ASSETS OF DISCONTINUED OPERATIONS (Note 2)                              $      -             $  104,017
                                                                                     --------------       --------------

PROPERTY AND EQUIPMENT, at cost (Note 1):
         Land                                                                         $      536           $      536
         Buildings and improvements                                                       11,551               11,286
         Construction equipment                                                            8,185                7,600
         Other equipment                                                                   6,983                6,814
                                                                                     --------------       --------------
                                                                                      $   27,255           $   26,236

                  Less - Accumulated depreciation                                         17,438               16,378
                                                                                     --------------       --------------

                  Total property and equipment, net                                   $    9,817           $    9,858
                                                                                     --------------       --------------

OTHER ASSETS:
         Other investments                                                            $    2,433           $    2,469
         Goodwill (Note 1)                                                                 1,142                1,265
                                                                                     --------------       --------------
                  Total other assets                                                  $    3,575           $    3,734
                                                                                     --------------       --------------

                                                                                      $  275,488           $  375,466
                                                                                     ==============       ==============


The accompanying notes are an integral part of these consolidated financial statements.


Liabilities and Stockholders' Equity (Deficit)
                                                                                         1999                 1998
                                                                                     --------------       --------------
CURRENT LIABILITIES:
         Current maturities of long-term debt (Note 4)                               $    32,158          $     2,036
         Accounts payable, including retainage of $24,501 and $31,859                     83,578              127,349
         Advances from construction joint ventures (Note 3)                               14,104               17,300
         Deferred contract revenue (Note 1)                                               45,088               14,350
         Accrued expenses                                                                 38,738               39,157
                                                                                     --------------       --------------
                  Total current liabilities                                          $   213,666          $   200,192
                                                                                     --------------       --------------

DEFERRED INCOME TAXES AND OTHER LIABILITIES (Notes 1, 5 & 6)                         $    19,664          $    15,319
                                                                                     --------------       --------------

LONG-TERM DEBT, less current maturities included above (Note 4)                      $    41,091          $    75,857
                                                                                     --------------       --------------

CONTINGENCIES AND COMMITMENTS (Note 11)

REDEEMABLE SERIES B CUMULATIVE CONVERTIBLE PREFERRED
STOCK (Note 7):
         Authorized - 500,000 shares
         Issued and outstanding - 200,184 shares and 181,357 shares
         (aggregate liquidation preferences of $40,037 and $36,271)                  $    37,685          $    33,540
                                                                                     --------------       --------------

STOCKHOLDERS' EQUITY (DEFICIT) (Notes 1, 4, 7, 8, 9, 10 and 15):
         Preferred Stock, $1 par value -
           Authorized - 500,000 shares
           Designated, issued and outstanding - 99,990 shares of $21.25 Convertible
               Exchangeable Preferred Stock ($24,998 aggregate liquidation           $       100          $       100
               preference)

         Series A junior participating Preferred Stock, $1 par value -
           Designated - 200,000
           Issued - none                                                                    -                    -
         Stock Purchase Warrants                                                           2,233                2,233
         Common Stock, $1 par value -
           Authorized - 15,000,000 shares
           Issued - 5,742,816 shares and 5,506,341 shares                                  5,743                5,506
         Paid-in surplus                                                                  43,561               49,219
         Retained earnings (deficit)                                                     (87,290)              (3,642)
         ESOT related obligations                                                           -                  (1,381)
                                                                                     --------------       --------------
                                                                                     $   (35,653)         $    52,035
         Less - Common Stock in treasury, at cost - 60,529 shares and 92,694 shares          965                1,477
                                                                                     --------------       --------------
                  Total stockholders' equity (deficit)                               $   (36,618)         $    50,558
                                                                                     --------------       --------------

                                                                                     $   275,488          $   375,466
                                                                                     ==============       ==============


Consolidated Statements of Operations
For the Years Ended December 31, 1999, 1998 (Restated) & 1997 (Restated)

(In thousands, except per share data)

                                                                            1999             1998            1997
                                                                         ------------    -------------    ------------
CONTINUING OPERATIONS:

Revenues (Notes 3 and 13)                                                $1,019,484      $1,011,322       $1,276,033
                                                                         ------------    -------------    ------------

Cost and Expenses (Notes 3 and 10):
Cost of Operations                                                       $  969,015      $  957,651       $1,225,814
General, Administrative and Selling Expenses                                 26,635          27,397           29,715
                                                                         ------------    -------------    ------------
                                                                         $  995,650      $  985,048       $1,255,529
                                                                         ------------    -------------    ------------

INCOME FROM OPERATIONS (Note 13)                                         $   23,834      $   26,274       $   20,504

Other (Income) Expense, Net (Note 6)                                            (72)            652            1,695
Interest Expense (Note 4)                                                     7,128           8,473            9,910
                                                                         ------------    -------------    ------------

Income from Continuing Operations before Income Taxes                    $   16,778      $   17,149       $    8,899

Provision for Income Taxes (Notes 1 and 5)                                      421           1,100              950
                                                                         ------------    -------------    ------------

INCOME FROM CONTINUING OPERATIONS                                        $   16,357      $   16,049       $    7,949

DISCONTINUED OPERATIONS (Notes 2 and 5):

Loss from Operations                                                     $     (694)     $   (4,397)      $   (2,577)
Estimated Loss on Disposal of Real Estate Business Segment                  (99,311)           -                -
                                                                         ------------    -------------    ------------

LOSS FROM DISCONTINUED OPERATIONS                                        $ (100,005)     $   (4,397)      $   (2,577)
                                                                         ------------    -------------    ------------

NET INCOME (LOSS)                                                        $  (83,648)     $   11,652       $    5,372
                                                                         ============    =============    ============




BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE (Note 1):

Income from Continuing Operations                                        $      1.80     $      1.91      $      .52
Loss from Discontinued Operations                                               (.12)           (83)             (.51)
Estimated Loss on Disposal                                                    (17.72)          -                -
                                                                         ------------    -------------    ------------
         Total                                                           $    (16.04)    $      1.08      $      .01
                                                                         ============    =============    ============


The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 1999, 1998 & 1997
(In thousands, except per share data)
                                            Stock                            Retained   ESOT
                                 Preferred  Purchase   Common     Paid-In    Earnings   Related      Treasury
                                 Stock      Warrants   Stock      Surplus    (Deficit)  Obligations  Stock      Total
-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Balance - December 31, 1996      $    100   $     -    $  5,032   $ 57,080   $(20,666)  $  (3,856)   $ (2,132)  $ 35,558
-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Net Income                           -          -          -          -         5,372        -           -         5,372

Value of Stock Purchase
Warrants issued (Note 4)             -         2,233       -          -          -           -           -         2,233

Preferred Stock dividends
accrued ($21.25 per share*)          -          -          -        (2,125)      -           -           -        (2,125)

Series B Preferred Stock
dividends in kind issued (Note 7)    -          -          -        (2,830)      -           -           -        (2,830)

Accretion related to Series B
Preferred Stock (Note 7)             -          -          -          (368)      -           -           -          (368)

Common Stock issued in partial
payment of incentive compensation    -          -           235      1,466       -           -           -         1,701

Payment of director fees             -          -          -          (211)      -           -            377        166

Payments related to ESOT notes       -          -          -          -          -          1,193        -         1,193

-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Balance - December 31, 1997      $    100   $  2,233   $  5,267   $ 53,012   $(15,294)  $  (2,663)   $ (1,755)  $ 40,900
-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Net Income                           -          -          -          -        11,652        -           -        11,652

Preferred Stock dividends
accrued ($21.25 per share*)          -          -          -        (2,125)      -           -           -        (2,125)

Series B Preferred Stock
dividends in kind issued (Note (7)   -          -          -        (3,411)      -           -           -        (3,411)

Accretion related to Series B
Preferred Stock (Note 7)             -          -          -          (373)      -           -           -          (373)

Common Stock issued in partial
payment of incentive compensation    -          -           239      2,243       -           -           -         2,482

Payment of director fees             -          -          -          (127)      -           -            278        151

Payments related to ESOT notes       -          -          -          -          -          1,282        -         1,282

-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Balance - December 31, 1998      $    100   $  2,233   $  5,506   $ 49,219   $ (3,642)  $  (1,381)   $ (1,477)  $ 50,558
-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Net Loss                             -          -          -          -       (83,648)       -           -       (83,648)

Preferred Stock dividends
accrued ($21.25 per share*)          -          -          -        (2,125)      -           -           -        (2,125)

Series B Preferred Stock
dividends in kind issued (Note 7)    -          -          -        (3,765)      -           -           -        (3,765)

Accretion related to Series B
Preferred Stock (Note 7)             -          -          -          (379)      -           -           -          (379)

Common Stock issued in partial
payment of incentive compensation    -          -           237        960       -           -           -         1,197

Payment of director fees             -          -          -          (349)      -           -            512        163

Payments related to ESOT notes       -          -          -          -          -          1,381        -         1,381

-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
Balance - December 31, 1999      $    100   $  2,233   $  5,743   $ 43,561   $(87,290)  $      -     $   (965)  $(36,618)
-------------------------------- ---------- ---------- ---------- ---------- ---------- ------------ ---------- ------------
*Equivalent to $2.125 per Depositary Share (see Note 8).

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Cash Flows
For the Years Ended December 31, 1999, 1998 (Restated) & 1997 (Restated)

(In thousands)

                                                                             1999             1998            1997
                                                                          ------------     ------------    ------------
Cash Flows from Operating Activities:

Net income (loss)                                                         $ (83,648)       $   11,652      $    5,372

Adjustments to reconcile net income (loss) to net cash from operating activities -

Loss from discontinued operations                                           100,005             4,397           2,577

Depreciation                                                                  1,585             1,463           1,709

Amortization of deferred debt expense, Stock Purchase Warrants and other      1,757             1,596           2,011

(Gain) loss on sale of investment                                            (1,406)              118              68

Distributions greater (less) than earnings of joint ventures and             (1,571)            1,367          (2,404)
affiliates

Cash provided from (used by) changes in components of working capital other than cash, notes payable, and current maturities of long-term debt:

         (Increase) decrease in accounts receivable                          19,267            25,345          48,338
         (Increase) decrease in unbilled work                                 5,302            16,989            (974)
         (Increase) decrease in construction joint ventures                    (307)           (1,509)            820
         (Increase) decrease in deferred tax asset                            1,076                (9)          2,446
         (Increase) decrease in other current assets                          1,822               354              23
         Increase (decrease) in accounts payable                            (43,771)          (17,585)        (38,109)
         Increase (decrease) in advances from construction joint             (3,196)          (12,501)        (17,743)
         ventures
         Increase (decrease) in deferred contract revenue                    30,738            (2,767)         (6,724)
         Increase (decrease) in accrued expenses                             (1,244)           12,190            (688)

Non-current deferred taxes and other liabilities                              1,033           (13,169)         (4,540)

Other non-cash items, net                                                       363              (153)            177
                                                                          ------------     ------------    ------------

NET CASH PROVIDED FROM (USED BY) OPERATING ACTIVITIES                     $  27,805        $   27,778      $   (7,641)
                                                                          ------------     ------------    ------------

Cash Flows from Investing Activities:

Proceeds from sale of property and equipment                              $     585        $      608      $      383

Cash distributions of capital from unconsolidated joint ventures              1,475             5,625          14,747

Acquisition of property and equipment                                        (1,599)           (1,418)         (1,696)

Capital contributions to unconsolidated joint ventures                      (14,990)           (1,527)         (5,986)

Investment in discontinued operations                                          (615)           (5,288)          4,866

Proceeds from sale of investment                                              4,000               200            -

Investment in other activities                                               (2,328)             (390)           (468)
                                                                          ------------     ------------    ------------

NET CASH PROVIDED FROM (USED BY) INVESTING ACTIVITIES                     $ (13,472)       $   (2,190)     $   11,846
                                                                          ------------     ------------    ------------



Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 1999, 1998 (Restated) & 1997 (Restated)

(In thousands)

                                                                             1999             1998            1997
                                                                          ------------     ------------    ------------
Cash Flows from Financing Activities:

Proceeds from issuance of Redeemable Series B Preferred Stock, net         $      -        $       -       $   26,558

Proceeds from long-term debt                                                     656              113           5,035

Repayment of long-term debt                                                   (4,663)         (13,132)        (16,105)

Common stock issued                                                            1,197            2,482           1,701

Treasury stock issued                                                            163              151             166
                                                                          ------------     ------------    ------------

NET CASH PROVIDED FROM (USED BY) FINANCING ACTIVITIES                      $  (2,647)      $  (10,386)     $   17,355
                                                                          ------------     ------------    ------------

Net Increase in Cash                                                       $  11,686       $   15,202      $   21,560

Cash and Cash Equivalents at Beginning of Year                                46,507           31,305           9,745
                                                                          ------------     ------------    ------------

Cash and Cash Equivalents at End of Year                                   $  58,193       $   46,507      $   31,305
                                                                          ============     ============    ============



Supplemental Disclosures of Cash Paid During the Year For:

Interest                                                                   $   7,369       $    8,137      $   10,133
                                                                          ============     ============    ============

Income tax payments                                                        $     101       $      160      $      330
                                                                          ============     ============    ============

Supplemental Disclosure of Noncash Transactions:

Dividends paid in shares of Series B Preferred Stock (Note 7)              $   3,765       $    3,411      $    2,830
                                                                          ============     ============    ============

Value assigned to Stock Purchase Warrants (Note 4)                         $      -        $       -       $    2,233
                                                                          ============     ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997

[1]  Summary of Significant Accounting Policies
---  ------------------------------------------

[a]  Principles of Consolidation

        The consolidated financial statements include the accounts of Perini Corporation, its subsidiaries and certain majority-owned real estate joint ventures (the "Company"). All subsidiaries are currently wholly-owned. All significant intercompany transactions and balances have been eliminated in consolidation. Non-consolidated joint venture interests are accounted for on the equity method with the Company's share of revenues and costs in these interests included in "Revenues" and "Cost of Operations," respectively, in the accompanying consolidated statements of operations. All significant intercompany profits between the Company and its joint ventures have been eliminated in consolidation. Taxes are provided on joint venture results in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes".

[b]  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to these financial statements relate to the estimating of final construction contract profits in accordance with accounting for long-term contracts (see Note 1(c) below), estimating future cash flows from real estate dispositions (see Note 1(d) below and Note 2) and estimating potential liabilities in conjunction with certain contingencies and commitments, as discussed in Note 11 below. Actual results could differ from these estimates.

[c]  Method of Accounting for Contracts

        Profits from construction contracts and construction joint ventures are generally recognized by applying percentages of completion for each year to the total estimated profits for the respective contracts. The percentages of completion are determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the Company's policy is to record the entire loss. The cumulative effect of revisions in estimates of total cost or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the year such amounts are resolved.

        In accordance with normal practice in the construction industry, the Company includes in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Unbilled work represents the excess of contract costs and profits recognized to date on the percentage of completion accounting method over

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[1]  Summary of Significant Accounting Policies (continued)

billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over the amount of contract costs and profits recognized to date on the percentage of completion accounting method on the remaining contracts.

[d]  Methods of Accounting for Real Estate Operations

        Effective June 30, 1999, the Company adopted a plan to withdraw completely from its real estate development business segment, which is presented as a discontinued operation in accordance with Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations" (see Note 2). Accordingly, the historical amounts for 1998 and 1997 have been restated to conform to the requirements of APB No. 30.

        Real estate investments are stated at the lower of the carrying amounts, which includes applicable interest and real estate taxes during the development and construction phases, or fair value less cost to sell in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment has occurred when the carrying amount of the assets exceeds the related undiscounted future cash flows of a development. SFAS No. 121 also provides that when management has committed to a plan to dispose of specific real estate assets, the assets should be reported at the lower of the carrying amount or fair value less cost to sell. Estimating future cash flows of a development involves estimating the current sales value of the development less the estimated costs of completion (to the stage of completion assumed in determining the selling price), holding and disposal. Estimated sales values are forecast based on comparable local sales (where applicable), trends as foreseen by knowledgeable local commercial real estate brokers or others active in the business and/or project specific experience such as offers made directly to the Company relating to the property. If the estimated undiscounted future cash flows of a development are less than the carrying amount of a development, SFAS No. 121 requires a provision to be made to reduce the carrying amount of the development to fair value less cost to sell.

[e]  Depreciable Property and Equipment

        Land, buildings and improvements, construction and computer-related equipment and other equipment are recorded at cost. Depreciation is provided primarily using accelerated methods for construction and computer-related equipment and the straight-line method for the remaining depreciable property.

[f]  Goodwill

        Goodwill represents the excess of the costs of subsidiaries acquired over the fair value of their net assets as of the dates of acquisition. These amounts are being amortized on a straight-line basis over 40 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[1]  Summary of Significant Accounting Policies (continued)

[g]  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," (see Note 5). Deferred income tax assets and liabilities are recognized for the effects of temporary differences between the financial statement carrying amounts and the income tax basis of assets and liabilities using enacted tax rates. In addition, future tax benefits, such as net operating loss carryforwards, are recognized currently to the extent such benefits are more likely than not to be realized as an economic benefit in the form of a reduction of income taxes in future years.

[h]  Earnings (Loss) Per Common Share

        Earnings (loss) per common share amounts were calculated in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per common share ("EPS") was computed by dividing net income (loss) less dividends and other requirements related to Preferred Stock by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share was computed by giving effect to all dilutive potential common shares outstanding. The weighted average shares used in the diluted earnings (loss) per common share computations were essentially the same as those used in the basic earnings (loss) per common share computations (see below). Basic EPS equals diluted EPS for all periods presented due to the immaterial effect of stock options and the antidilutive effect of conversion of the Company's Depositary Convertible Exchangeable Preferred Shares, Series B Preferred Shares and Stock Purchase Warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[1]  Summary of Significant Accounting Policies (continued)

        Basic and diluted earnings (loss) per common share for the three years ended December 31, 1999 are calculated as follows (in thousands except per share amounts):



                                                                           1999             1998             1997
                                                                       -------------    --------------    ------------

Income from continuing operations                                      $  16,357        $  16,049         $   7,949
                                                                       -------------    --------------    ------------

Less:

Accrued dividends on $21.25 Senior Preferred Stock (Note 8)            $  (2,125)       $  (2,125)        $  (2,125)

Dividends declared on Series B Preferred Stock (Note 7)                   (3,765)          (3,411)           (2,830)

Accretion deduction required to reinstate mandatory redemption value of Series B Preferred Stock over a period of 8-10 years (Note 7)
                                                                            (379)            (373)             (368)
                                                                       -------------    --------------    ------------
                                                                       $  (6,269)       $  (5,909)        $  (5,323)
                                                                       -------------    --------------    ------------

Earnings from continuing operations                                    $  10,088        $  10,140         $   2,626

Loss from discontinued operations                                       (100,005)          (4,397)           (2,577)
                                                                       -------------    --------------    ------------

Total available for common stockholders                                $ (89,917)       $   5,743         $      49
                                                                       =============    ==============    ============

Weighted average shares outstanding                                        5,606            5,318             5,059
                                                                       -------------    --------------    ------------

Basic and diluted earnings (loss) per Common Share from -
Continuing operations                                                  $     1.80       $     1.91        $     .52
Discontinued operations                                                    (17.84)            (.83)            (.51)
                                                                       -------------    --------------    ------------

Total                                                                  $   (16.04)      $     1.08        $     .01
                                                                       =============    ==============    ============


[i]  Cash and Cash Equivalents

        Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

[j]  Reclassifications

        Certain prior year amounts have been reclassified to be consistent with the current year classifications, including reclassifications of prior year financial statements and footnotes to reflect the discontinued operations referred to in Note 2.

[k]  Impact of Recently Issued Accounting Standards

        During 1998, SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities" was issued. The Company will implement the provisions of the Statement (as amended by SFAS No. 137) in the quarter ending March 31, 2001. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[1]  Summary of Significant Accounting Policies (continued)

accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that the Company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The Company does not currently hold any significant derivative instruments or engage in significant hedging activities and, therefore, the impact of adopting Statement No. 133 is expected to be immaterial.

[2]  Discontinued Operations

        Effective  June  30,  1999,   management  adopted  a  plan  to  withdraw
completely from the real estate development business and to wind down the operations of Perini Land and Development Company ("PL&D"), the Company's real estate development subsidiary. Therefore, both historical and current real estate results have been presented as a discontinued operation in accordance with generally accepted accounting principles. Based on the plan, the 1999 results include a $99,311,000 non-cash provision which represents the estimated loss on disposal of this business segment. This non-cash charge reflects the impact of the disposition of the Rincon Center property located in San Francisco and the reduction in projected future cash flow from the disposition of PL&D's remaining real estate development operations resulting from the change in strategy of holding the properties through the necessary development and stabilization periods to a new strategy of generating short-term liquidity through an accelerated disposition or bulk sale. The estimated loss on disposal of the real estate business segment also includes a provision for shut down costs related to PL&D during the wind down period. No Federal tax benefit was attributable to Losses from Discontinued Operations due to certain accounting limitations. Several of the remaining real estate properties now being offered for sale are currently under or are pending purchase and sale agreements. Real estate revenues were $18,073,000 in 1999, $24,578,000 in 1998, and $48,458,000
in 1997.

        Net current and long-term assets of discontinued operations at December 31, 1999 and 1998 consisted of the following (in thousands):


                                                                   1999                1998
                                                               --------------    ------------------

 Current assets                                                $    14,566       $        9,735
 Current liabilities                                                  (413)              (1,667)
 Minority interest                                                  (1,458)                -
                                                               --------------    ------------------
 Net current assets of discontinued operations                 $    12,695       $        8,068
                                                               ==============    ==================

 Real estate development investment                            $        -        $      105,475
 Minority interest                                                    -                  (1,458)
                                                               --------------    ------------------
 Net long-term assets of discontinued operations               $        -        $      104,017
                                                               ==============    ==================


        During the six month period ended December 31, 1999, PL&D concluded the sale of two properties. The net proceeds of $14.6 million realized from the sale of these two properties was equal to the net proceeds originally anticipated in calculating the estimated loss on disposal of the real estate business segment at June 30, 1999. The actual loss from the sale of these two

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[2]  Discontinued Operations (continued)

properties was approximately equal to the loss originally anticipated in calculating the estimated loss on disposal of the real estate business segment at June 30, 1999. In addition, the Company completed a major step in its plan to discontinue its real estate development operations by concluding the disposition of the Rincon Center property. The Company and PL&D, the managing partner of Rincon Center Associates ("RCA"), entered into a full and final non-cash settlement regarding its interest in Rincon Center. As part of the settlement and in exchange for the transfer of its ownership interest in the RCA property, the Company exchanged mutual releases with the other RCA general partner, [2] Discontinued Operations the RCA-related lenders and all other entities formally associated with the RCA property from any claims, lawsuits or other liabilities they may have with respect to each other in connection with the Rincon Center property. The loss realized upon disposition of this property approximated the estimated loss originally calculated at June 30, 1999.

[3]  Joint Ventures

        The Company, in the normal conduct of its business, has entered into partnership arrangements, referred to as "joint ventures," for certain construction and real estate development projects. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in a predetermined percentage of the income or loss of the project. Summary financial information (in thousands) for construction and real estate joint ventures accounted for on the equity method for the three years ended December 31, 1999 follows:

Construction Joint Ventures

Financial position at December 31,                                    1999               1998               1997
                                                                 ---------------    ---------------     --------------
         Current assets                                          $    509,859       $    398,061        $   403,058
         Property and equipment, net                                    7,800              7,358             11,482
         Current liabilities                                         (349,328)          (285,197)          (292,184)
                                                                 ---------------    ---------------     --------------
         Net assets                                              $    168,331       $    120,222        $   122,356
                                                                 ===============    ===============     ==============

Equity                                                           $     82,493       $     67,100        $    71,056
                                                                 ===============    ===============     ==============


Operations for the year ended December 31,                            1999               1998               1997
                                                                 ---------------    ---------------     --------------
         Revenue                                                 $  1,131,350       $    891,026        $ 1,030,347
         Cost of operations                                         1,075,460            844,688            974,571
                                                                 ---------------    ---------------     --------------
         Pretax income                                           $     55,890       $     46,338        $    55,776
                                                                 ===============    ===============     ==============


Company's share of joint ventures
         Revenue                                                 $    400,670       $    368,733        $   555,363
         Cost of operations                                           375,591            343,753            518,576
                                                                 ---------------    ---------------     --------------
         Pretax income                                           $     25,079       $     24,980        $    36,787
                                                                 ===============    ===============     ==============

        The Company has a centralized cash management arrangement with two construction joint ventures in which it is the sponsor. Under this arrangement, excess cash is controlled by the Company; cash is made available to meet the individual joint venture requirements, as needed; and interest income is credited to the ventures at competitive market rates. In addition,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[3]  Joint Ventures (continued)

certain joint ventures sponsored by other contractors, in which the Company participates, distribute cash at the end of each quarter to the participants who will then return these funds at the beginning of the next quarter. Of the total cash advanced at the end of 1999 ($14.1 million) and 1998 ($17.3 million), approximately $12.4 million in 1999 and $13.2 million in 1998 was deemed to be temporary.

Real Estate Joint Ventures

Financial position at December 31,                                   1999                1998               1997
                                                                ----------------    ---------------     --------------
         Property held for sale or development                  $       8,398       $      11,128       $     11,544
         Investment properties, net                                        -              122,474            125,234
         Other assets                                                      56              22,902             20,645
         Long-term debt                                                    -              (57,572)           (61,712)
         Other liabilities*                                            (8,866)           (243,228)          (222,131)
                                                                ----------------    ---------------     --------------
         Net assets (liabilities)                               $        (412)      $    (144,296)      $   (126,420)
                                                                ================    ===============     ==============

         Equity **                                              $         773       $     (67,088)      $    (58,434)
         Advances                                                       6,957             158,668            146,332
                                                                ----------------    ---------------     --------------
         Total Equity and Advances                              $       7,730       $      91,580       $     87,898
                                                                ================    ===============     ==============

         Total Equity and Advances, Long-term***                $          -        $      89,499       $     86,598
         Total Equity and Advances, Short-term***                       7,730               2,081              1,300
                                                                ----------------    ---------------     --------------
                                                                $       7,730       $      91,580       $     87,898
                                                                ================    ===============     ==============

Operations for the year ended December 31,                           1999                1998               1997
                                                                ----------------    ---------------     --------------
         Revenue                                                $      31,513       $      20,897       $     24,486
                                                                ----------------    ---------------     --------------
         Cost of operations -
           Depreciation                                         $       2,286       $       3,071       $      3,662
           Other                                                       97,338              37,672             63,225
                                                                ----------------    ---------------     --------------
                                                                $      99,624       $      40,743       $     66,887
                                                                ----------------    ---------------     --------------
                                                                ----------------    ---------------     --------------
         Pretax income (loss)                                   $     (68,111)      $     (19,846)      $    (42,401)
                                                                ================    ===============     ==============

Company's share of joint ventures
         Revenue                                                $      15,111       $       9,567       $     13,252
                                                                ----------------    ---------------     --------------
         Cost of operations -
           Depreciation                                         $       1,056       $       1,420       $      1,709
           Other****                                                   44,057              10,423             12,132
                                                                ----------------    ---------------     --------------
                                                                $      45,113       $      11,843       $     13,841
                                                                ----------------    ---------------     --------------
                                                                ----------------    ---------------     --------------
         Pretax income (loss)*****                              $     (30,002)      $      (2,276)      $       (589)
                                                                ================    ===============     ==============

* Included in "Other liabilities" are advances from joint venture partners in the amount of $8.8 million in 1999, $226.5 million in 1998 and $208.9 million in 1997. Of the total advances from joint venture partners, $7.0 million in 1999, $158.7 million in 1998 and $146.3 million in 1997 represented advances from the Company.

** When the Company's equity in a real estate joint venture is combined with advances by the Company to that joint venture, each joint venture has a positive investment balance at December 31, 1999.

*** Included in net current or long-term assets of discontinued operations, as indicated.

**** Other costs are reduced by the amount of interest income recorded by the Company on its advances to the respective joint ventures.

*****   Included in loss from discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[4]  Long-term Debt

Long-term debt of the Company at December 31, 1999 and 1998 consists of the following (in thousands):

                                                                                          1999               1998
                                                                                      --------------     -------------

Revolving credit loans at an average rate of  8.1% in 1999 and 8.0 % in 1998          $     68,000       $    72,000
Less - unamortized deferred value attributable to the Stock Purchase Warrants
(see below)                                                                                     -               (744)
                                                                                      --------------     -------------
                                                                                      $     68,000       $    71,256
Industrial revenue bonds at various rates                                                       -              4,000
ESOT Notes at 8.24%, payable in semi-annual installments (Note 8)                               -              1,260
Mortgages on real estate                                                                     4,005               446
Other indebtedness                                                                           1,244               931
                                                                                      -------------- --- -------------
Total                                                                                 $     73,249       $    77,893
Less - current maturities                                                                   32,158             2,036
                                                                                      --------------     -------------
         Net long-term debt                                                           $     41,091       $    75,857
                                                                                      ==============     =============

        Payments required under these obligations amount to approximately $32,158 in 2000, $41,077 in 2001 and $14 in 2002.

        Effective January 17, 1997, and amended at various dates through January 2000, the Company is a party to an Amended and Restated Credit Agreement with a group of major U.S. banks. This Credit Agreement with original commitments totaling $129.5 million has been reduced to commitments of $73.0 million as of December 31, 1999 as a result of scheduled amortization payments and proceeds from sales of real estate. The expiration of the Credit Agreement is January 2, 2001.

        The Credit Agreement provides that the Company can choose from three interest rate alternatives including a prime-based rate, as well as other interest rate options based on LIBOR (London Inter-Bank Offered Rate) or participating bank certificate of deposit rates.

        The Credit Agreement provides for, among other things, maintaining specified working capital and tangible net worth levels, minimum operating cash flow levels, as defined, limitations on indebtedness and certain limitations on investment in real estate development projects and future cash dividends. The Agreement also provides that collateral shall consist of all available assets not included as collateral in other agreements and for the continuation of the suspension of payment of the 53 1/8 cent per share quarterly dividend on the Company's Depositary Convertible Exchangeable Preferred Shares (see Note 8) until certain financial criteria are met.

        In addition to a fee, the Bank Group received Stock Purchase Warrants as partial compensation for the credit facility enabling the participating banks to purchase up to 420,000 shares of the Company's Common Stock at $8.30 per share, the average fair market value of the stock for the five business days prior to the January 17, 1997 closing, at any time during the ten year period ended January 17, 2007. The grant date present value of the Stock Purchase Warrants ($2,233,000) was calculated using the Black-Scholes option pricing model and was accounted for by an increase in Stockholders' Equity, with the offset being a valuation account netted against the related Revolving Credit Loans. The valuation account was amortized over the approximate three-year term of the Credit Agreement on the straight-line method, with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[4]  Long-term Debt (continued)

offsetting charge being to Other Income (Expense), Net. The balance was fully amortized at December 31, 1999.

        Subsequent to December 31, 1999, the Company has reached an agreement in principle with its Bank Group to extend and restructure the Revolving Credit Agreement into a revolving credit facility and a $35 million term loan (the "New Credit Agreement"). Amortization of the term loan will total $15 million in 2000, and $10 million annually in 2001 and 2002. The revolving credit facility may be as high as $35 million at closing but must be reduced to $21 million by April 20, 2000. The revolving credit facility will be reduced by the net proceeds from certain real estate sales, with the remaining balance due January 21, 2003. Up to $12 million of the unborrowed revolving commitment will be available for letters of credit. The New Credit Agreement otherwise has generally similar terms to that of the existing facility. The New Credit Agreement will close simultaneously with the new equity transaction (see Note
15). Amortization under the current Credit Agreement has been amended to conform to that of the New Credit Agreement.

[5]  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109. This standard determines deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities, given the provisions of enacted tax laws.

        Total income tax expense for the three years ended December 31, was allocated as follows (in thousands):



                                                                     1999             1998            1997
                                                                  -----------     -------------    -----------

                 Continuing Operations                            $    (421)      $    (1,100)     $    (950)
                 Discontinued Operations                                 -                 -              -
                                                                  -----------     -------------    -----------
                 Total Tax Expense                                $    (421)      $    (1,100)     $    (950)
                                                                  ===========     =============    ===========


        The (provision) credit for income taxes expense attributable to income from continuing operations is comprised of the following (in thousands):




                   Federal       State         Foreign        Total
                   ----------    ----------    ----------     -----------
1999
  Current          $     -       $   (590)     $    169       $    (421)
  Deferred               -             -             -               -
                   ----------    ----------    ----------     -----------
                   $     -       $   (590)     $    169       $    (421)
                   ==========    ==========    ==========     ===========
1998
  Current          $     -       $   (480)     $   (620)      $  (1,100)
  Deferred               -             -             -               -
                   ----------    ----------    ----------     -----------
                   $     -       $   (480)     $   (620)      $  (1,100)
                   ==========    ==========    ==========     ===========
1997
  Current          $     -       $   (569)     $   (381)      $    (950)
  Deferred               -             -             -               -
                   ----------    ----------    ----------     -----------
                   $     -       $   (569)     $   (381)      $    (950)
                   ==========    ==========    ==========     ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[5]  Income Taxes (continued)

        The table below reconciles the difference between the statutory federal income tax rate and the effective rate provided for income from continuing operations in the statements of operations.

                                                 1999        1998        1997
                                                --------    --------    --------

Statutory federal income tax rate                  34%         34%         34%
State income taxes, net of federal tax benefit      2           2           6
Foreign taxes                                      (1)          5           6
Change in valuation allowance                     (33)        (33)        (33)
Goodwill and other                                  1           1           2
                                                --------    --------    --------
Effective tax rate                                  3%          9%         15%
                                                ========    ========    ========

        The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 (in thousands):


                                                                   1999                             1998
                                                       -----------------------------    ------------------------------
                                                       Deferred Tax      Deferred       Deferred Tax       Deferred
                                                          Assets            Tax            Assets             Tax
                                                                        Liabilities                       Liabilities
                                                       -------------    ------------    --------------    ------------

Provision for estimated losses                         $    9,859       $       -       $     9,562       $       -
Contract losses                                             3,079             -                 119             -
Joint ventures - construction                                -              10,628             -               9,271
Joint ventures - real estate                                 -                 662             -               8,770
Timing of expense recognition                               1,020             -                 468             -
Capitalized carrying charges                                 -               1,491             -               1,587
Net operating loss and capital loss carryforwards          45,821             -              27,994             -
Alternative minimum tax credit carryforwards                2,442             -               2,442             -
General business tax credit carryforwards                   3,532             -               3,532             -
Foreign tax credit carryforwards                              -               -                  26             -
Other, net                                                    892             -               1,025             -
                                                                        ------------    --------------    ------------
                                                       -------------
                                                       $   66,645       $   12,781      $    45,168       $   19,628
Valuation allowance for deferred tax assets               (53,864)            -             (25,540)            -
                                                       -------------    ------------    --------------    ------------
Total                                                  $   12,781       $   12,781      $    19,628       $   19,628
                                                       =============    ============    ==============    ============

        The overall increase in the valuation allowance for deferred tax assets is attributable to the excess of loss from discontinued operations versus income from continuing operations.

        The net of the above is deferred taxes in the amount of $ -0- in 1999 and 1998, which is classified in the respective Consolidated Balance Sheets as follows:


                                                                                            1999              1998
                                                                                        --------------     -----------
Long-term deferred tax liabilities (included in "Deferred Income Taxes and Other
Liabilities")                                                                           $       -          $ 1,076
Short-term deferred tax asset                                                                   -            1,076
                                                                                        --------------     -----------
                                                                                        $       -          $     -
                                                                                        ==============     ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[5]  Income Taxes (continued)

        A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. The net deferred assets reflect management's estimate of the amount which will be realized from future taxable income which can be predicted with reasonable certainty.

        As a result of not providing any federal income tax benefit in 1996 and only a partial benefit in 1995, earnings benefited in 1998 and 1997 by approximately $4.3 million and $2.1 million, respectively, by not having to provide for any federal income tax. Approximately $142 million of future pretax earnings could benefit from minimal, if any, federal tax provisions.

        At December 31, 1999, the Company has unused tax credits and net operating loss carryforwards for income tax reporting purposes which expire as follows (in thousands):

                   Unused              Capital            Net Operating
               Investment Tax            Loss                 Loss
                  Credits            Carryforward         Carryforwards
              -----------------    -----------------    ------------------


2001 - 2006   $       3,532        $       4,049        $        1,404
2007 - 2019             --                   --                129,315
              -----------------    -----------------    ------------------
              $       3,532        $       4,049        $      130,719
              =================    =================    ==================

        Net operating loss carryforwards and unused tax credits may be limited in the event of certain changes in ownership interests of significant stockholders. As explained in Note 15, the additional equity generated from the new equity transaction is not expected to give rise to such a limitation. In addition, approximately $1.4 million of the net operating loss carryforwards can only be used against the taxable income of the corporation in which the loss was recorded for tax and financial reporting purposes.

[6]  Deferred Income Taxes and Other Liabilities and Other (Income) Expense, Net

Deferred Income Taxes and Other Liabilities

        Deferred income taxes and other liabilities at December 31, 1999 and 1998 consist of the following (in thousands):

                                             1999               1998
                                         --------------    ---------------

Deferred income taxes                    $       -         $     1,076
Insurance related liabilities                 7,062              5,625
Employee benefit related liabilities          2,375              1,400
Accrued dividends on $21.25
   Preferred Stock (Note 8)                   9,030              6,906
Other                                         1,197                312
                                         --------------    ---------------
                                         $   19,664        $    15,319
                                         ==============    ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[6] Deferred Income Taxes and Other Liabilities and Other (Income) Expense, Net (continued)

Other (Income) Expense, Net

        Other (income) expense items for the three years ended December 31, 1999 consist of the following (in thousands):


                                                                          1999            1998             1997
                                                                      -------------    ------------    --------------

                  Interest and dividend income                        $   (1,432)      $   (1,140)     $    (1,022)
                  Bank fees                                                2,585            1,833            2,172
                  (Gain) loss on sale of investments                      (1,406)             118               68
                  Miscellaneous (income) expense, net                        181             (159)             477
                                                                      -------------    ------------    --------------
                                                                      $      (72)      $      652      $     1,695
                                                                      =============    ============    ==============

[7]  Redeemable Series B Cumulative Convertible Preferred Stock

        At a special stockholders' meeting on January 17, 1997, the Company's stockholders approved two proposals that allowed the Company to close a new equity transaction with a private investor group led by Richard C. Blum & Associates, L.P. The transaction included, among other things, classification by the Board of Directors of 500,000 shares of Preferred Stock of the Company as Redeemable Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, (the "Series B Preferred Stock", issuance of 150,150 shares of Series B Preferred Stock at $200 per share (or $30 million) to the investor group, (with the remainder of the shares set aside for possible future payment-in-kind dividends to the holders of the Series B Preferred Stock), amendments to the Company's By-Laws that redefined the Executive Committee and added certain powers (generally financial in nature), including the power to give overall direction to the Company's Chief Executive Officer, appointment of three new members, recommended by the investor group, to the Board of Directors, and appointment of these same new directors to constitute a majority of the Executive Committee referred to above. Tutor-Saliba Corporation, a corporation controlled by the Chairman of the Board of Directors of the Company, who is also a member of the Executive Committee, is a participant in certain construction joint ventures with the Company (see Note 14 "Related Party Transactions").

        Dividends on the Series B Preferred Stock are generally payable at an annual rate of 7% when paid in cash and 10% of the liquidation preference of $200.00 per share when paid in-kind with Series B Preferred Stock compounded on a quarterly basis. According to the terms of the Series B Preferred Stock, it
(i) ranks junior in cash dividend and liquidation preference to the $21.25 Convertible Exchangeable Preferred Stock and senior to Common Stock, (ii) provides that no cash dividends will be paid on any shares of Common Stock except for certain limited dividends beginning in 2001, (iii) is convertible into shares of Common Stock at an initial conversion price of approximately $9.68 per share (equivalent to 3,101,571 shares on January 17, 1997), (iv) has the same voting rights as holders of Common Stock immediately equal to the number of shares of Common Stock into which the Series B Preferred Stock can be converted, (v) generally has a liquidation preference of $200 per share of Series B Preferred Stock, (vi) is optionally redeemable by the Company after three years at a redemption price equal to the liquidating value per share and higher amounts if a Special Default, as defined, has occurred,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[7]  Redeemable Series B Cumulative Convertible Preferred Stock (continued)

(vii) is mandatorily redeemable by the Company if a Special Default has occurred and a holder of the Series B Preferred Stock requests such a redemption, (viii) is mandatorily redeemable by the Company for approximately one-third of the shares still outstanding on January 17, 2005 and one-third of the remaining shares in each of the next two years.

        The initial proceeds ($30,030,000) received upon the issuance of 150,150 Series B Preferred Shares were reduced by related expenses of approximately $3.5 million. Due to the redeemable feature of the Series B Preferred Stock, this reduction has to be added back (or accreted) to reinstate its mandatory redemption value over a period of 8-10 years, with an offsetting charge to paid-in surplus.

        An analysis of Series B Preferred Stock transactions for the three years ended December 31, 1999 follows:

                                               Number of
                                                 Shares           Amount
                                              -------------    --------------
                                                               (in
                                                               thousands)

Initial issuance on January 17, 1997              150,150      $    30,030
Less - related expenses                              -              (3,472)
                                              -------------    --------------
                                                  150,150      $    26,558
10% in-kind dividends issued                       14,150            2,830
Accretion                                            -                 368
                                              -------------    --------------
Balance at December 31, 1997                      164,300      $    29,756
10% in-kind dividends issued                       17,057            3,411
Accretion                                            ---               373
                                              -------------    --------------
Balance at December 31, 1998                      181,357      $    33,540
10% in-kind dividends issued                       18,827            3,766
Accretion                                            ---               379
                                              -------------    --------------
Balance at December 31, 1999                      200,184      $    37,685
                                              =============    ==============

        Subject to and concurrent with the closing of the new equity transaction described in Note 15, the holders of the Series B Preferred Stock, which has a current accreted face amount of approximately $40 million as of December 15, 1999, have agreed to convert their shares into shares of common stock, $1.00 par value, of the Company at $5.50 per share of common stock.

[8]  Capitalization

(a)     $21.25  Convertible  Exchangeable  Preferred  Stock  ("$21.25  Preferred
        Stock")

        In June 1987, net proceeds of approximately $23,631,000 were received from the sale of 1,000,000 Depositary Convertible Exchangeable Preferred Shares (each Depositary Share representing ownership of 1/10 of a share of $21.25 Convertible Exchangeable Preferred Stock, $1 par value) at a price of $25 per Depositary Share. Annual dividends are $2.125 per Depositary Share and are cumulative. Generally, the liquidation preference value is $25 per Depositary Share plus any accumulated and unpaid dividends. The Preferred Stock of the Company, as evidenced by ownership of Depositary Shares, is convertible at the option of the holder, at any time, into Common Stock of the Company at a conversion

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[8]  Capitalization (continued)

price of $37.75 per share of Common Stock. The Preferred Stock is redeemable at the option of the Company at any time at $25 per share plus any unpaid dividends. The Preferred Stock is also exchangeable at the option of the Company, in whole but not in part, on any dividend payment date into 8 1/2% convertible subordinated debentures due in 2012 at a rate equivalent to $25 principal amount of debentures for each Depositary Share. In conjunction with the covenants of the Company's Amended Revolving Credit Agreement (see Note 4), the Company was required to suspend the payment of quarterly dividends on its $21.25 Preferred Stock (equivalent to $2.125 per Depositary Share) until certain financial criteria are met. Therefore, the dividends on the $21.25 Preferred
Stock have not been declared since 1995 (although they have been fully accrued due to the "cumulative" feature of the Preferred Stock). The aggregate amount of dividends in arrears is approximately $9,030,000 at December 31, 1999, which represents approximately $90.30 per share of Preferred Stock or approximately $9.03 per Depositary Share and is included in "Other Liabilities" (long-term) in the accompanying Consolidated Balance Sheet. Under the terms of the Preferred Stock, the holders of the Depositary Shares were entitled to elect two additional Directors since dividends had been deferred for more than six quarters and they did so at both the May 14, 1998 and the May 13, 1999 Annual Meetings.

(b)      Series A Junior Participating Preferred Stock

        Under the terms of the Company's Shareholder Rights Plan, as amended, the Board of Directors of the Company declared a distribution on September 23, 1988 of one Preferred Stock purchase right (a "Right") for each outstanding share of Common Stock. Under certain circumstances, each Right will entitle the holder thereof to purchase from the Company one one-hundredth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, $1 par value (the "Preferred Stock"), at an exercise price of $100 per Unit, subject to adjustment. The Rights will not be exercisable or transferable apart from the Common Stock until the earlier to occur of (i) 10 days following a public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the Company's outstanding Common Stock (the "Stock Acquisition Date"),
(ii) 10 business days following the announcement by a person or group of an intention to make an offer that would result in such persons or group becoming an Acquiring Person or (iii) the declaration by the Board of Directors that any person is an "Adverse Person", as defined under the Plan. The Rights will not have any voting rights or be entitled to dividends.

Upon the occurrence of a triggering event as described above, each Right will be entitled to that number of Units of Preferred Stock of the Company having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or 50% or more of its assets or earning power is sold, each Right will be entitled to receive Common Stock of the acquiring company having a market value of two times the exercise price of the Right. Rights held by such a person or group causing a triggering event may be null and void. The Rights are redeemable at $.02 per Right by the Board of Directors at any time prior to the occurrence of a triggering event.

On January 17, 1997, the Board of Directors amended the Company's Shareholder Rights Plan to (i) permit the acquisition of the Series B Preferred Stock by certain investors (see

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[8]  Capitalization (continued)

Note 7 above), any additional Preferred Stock issued as a dividend thereon, any Common Stock issued upon conversion of the Series B Preferred Stock and certain other events without triggering the distribution of the Rights; (ii) lower the threshold for the occurrence of a Stock Acquisition Date from 20% to 10%; and
(iii) extend the expiration date of the Plan from September 23, 1998 to January 21, 2007.

Subject to and concurrent with the closing of the new equity transaction described in Note 15, the Board of Directors has voted to amend the Company's Shareholder Rights Plan to permit the sale of 9,411,765 shares of the Company's common stock, $1.00 par value, to the new investors at $4.25 per share (or $40 million) and certain other events without triggering the distribution of the Rights.

(c)      ESOT Related Obligations

        In July 1989, the Company sold 262,774 shares of its $1 par value Common Stock, previously held in treasury, to its Employee Stock Ownership Trust ("ESOT") for $9,000,000. The ESOT borrowed the funds via a placement of 8.24% Senior Unsecured Notes ("Notes") guaranteed by the Company. The Notes were payable in 20 equal semi-annual installments of principal and interest commencing in January 1990. The Company's annual contribution to the ESOT, plus any dividends accumulated on the Company's Common Stock held by the ESOT, were used to repay the Notes. Since the Notes were guaranteed by the Company, they were included in "Long-Term Debt" with an offsetting reduction in "Stockholders' Equity" in the Consolidated Balance Sheets. The amount included in "Long-Term Debt" was reduced and "Stockholders' Equity" reinstated as the Notes were paid by the ESOT (see Note 4). The final repayment of the Notes was made in 1999 and, accordingly, such amount is classified in "Current maturities of long-term debt" as of December 31, 1998.

[9]  Stock Options

        At December 31, 1999 and 1998, 481,610 shares of the Company's authorized but unissued Common Stock were reserved for issuance to employees under its 1982 Stock Option Plan. Options are granted at fair market value on the date of grant, as defined, and generally become exercisable in two equal annual installments on the second and third anniversary of the date of grant and expire eight years from the date of grant. Options for 184,000 shares of Common Stock granted in 1992 become exercisable on March 31, 2001 if the Company achieves a certain profit target in the year 2000; may become exercisable earlier if certain interim profit targets are achieved; and to the extent not exercised, expire 10 years from the date of grant. A summary of stock option activity related to the Company's 1982 Stock Option Plan is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[9]  Stock Options (continued)



                                                                               Option Price Per Share
                                                                         -----------------------------------
                                                                                                                   Shares
                                                          Number of                e             Weighted         Available
                                                           Shares              Range             Average          to Grant
                                                          -----------    ------------------    -------------     ------------
                  Outstanding at December 31, 1997          348,350      $   8.00-$24.00       $      15.41        133,260
                    Granted                                 117,500      $          5.29       $       5.29
                    Canceled                               (100,550)     $  10.44-$24.00       $      16.39
                  Outstanding at December 31, 1998          365,300      $   5.29-$16.44       $      11.88        116,310
                    Granted                                   --                --                    --
                    Canceled                               (103,800)     $   5.29-$11.06       $       7.99
                  Outstanding at December 31, 1999          261,500      $   5.29-$16.44       $      13.43        220,110

        In addition, the Company has authorized but unissued Common Stock reserved for certain other options granted as follows:


                                                                                           Options          Exercise
                     Grantee                                             Grant Date      Outstanding         Price
                     ------------------------------------------------    -----------     -------------    --------------

                     Members of Board Executive Committee,
                        as Redefined (see Note 7)                        01/17/97           225,000       $     8.38

                     Certain Executive Officers                          01/19/98           135,000       $     8.66

                     Member of Board Executive Committee                 12/10/98            45,000       $     5.29
                                                                         01/04/99            30,000       $     5.13

        The terms of these options are generally similar to options granted under the 1982 Plan, including the exercise price being equal to fair market value, as defined, at date of grant, and timing of installment exercise dates, except for the timing of the exercisability of the January 1997 options, which is May 17, 2000.

        Options outstanding at December 31, 1999 and related weighted average price and life information follows:



      Remaining            Grant            Options            Options          Exercise
     Life (Years)           Date          Outstanding        Exercisable         Price
   -----------------     -----------     ---------------    --------------    -------------
           3             12/21/92            184,000             69,000       $    16.44
           3             03/22/94             10,000             10,000       $    13.00
           6             01/17/97            225,000               --         $     8.38
           7             01/19/98            135,000               --         $     8.66
           7             12/10/98            112,500               --         $     5.29
           8             01/04/99             30,000               --         $     5.13

        When options are exercised, the proceeds are credited to stockholders' equity. In addition, the income tax savings attributable to nonqualified options exercised are credited to paid-in surplus. The Company elected the optional pro forma disclosures under SFAS No. 123 as if the Company adopted the cost recognition requirements in 1995. The Company has no options outstanding relating to either 1995 or 1996. The estimated values shown below are based on the Black-Scholes option pricing model for options granted in 1997 through 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[9]  Stock Options (continued)



                                                                     Assumptions
                                      --------------------------------------------------------------------------
                                                             Expected          Risk-free
  Grant Date         Fair Value        Dividend Yield       Volatility       Interest Rate       Expected Life
----------------    --------------    ------------------    ------------    ----------------    ----------------

   01/17/97         $ 1,070,127               0%                39%              6.50%                  8
   07/08/97         $    44,086               0%                38%              6.31%                  8
   01/19/98         $ 1,027,758               0%                37%              5.57%                  8
   12/10/98         $   399,485               0%                39%              4.63%                  8
   01/04/99         $    75,600               0%                37%              4.82%                  8


        If SFAS No. 123 had been fully implemented, stock based compensation costs would have increased net loss in 1999 by $692,170 (or $.12 per Common Share), decreased net income in 1998 by $811,481 (or $0.15 per Common Share) and decreased net income in 1997 by $335,733 (or $0.07 per Common Share). The effect of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

[10]  Employee Benefit Plans

        The Company and its U.S. subsidiaries have a defined benefit plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee's years of service and "final average earnings", as defined. The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. All employees are vested after 5 years of service. Pension and other benefit plan disclosure as presented below was determined in accordance with SFAS No. 132, "Employers' Disclosures About Pension and Other Post-Retirement Benefits".

        Net pension cost for 1999, 1998 and 1997 follows (in thousands):

                                                           1999            1998             1997
                                                        ------------    ------------     ------------

   Service cost - benefits earned during the period     $   1,207       $   1,251        $   1,072
   Interest cost on projected benefit obligation            3,848           3,601            3,298
   Expected return on plan assets                          (4,227)         (3,341)          (2,991)
   Amortization of transition obligation                        6               6                6
   Amortization of prior service costs                        (78)            (78)             (78)
   Amortization of net loss                                   521             198             -
                                                        ------------    ------------     ------------
   Net pension cost                                     $   1,277       $   1,637        $   1,307
                                                        ============    ============     ============

   Actuarial assumptions used:
            Discount rate                                  7 3/4 %*      6 1/2 %**          7 %***
            Rate of increase in compensation               6%            6%**               4%
            Long-term rate of return on assets             9%*           8%                 8%

* The increase in the discount rate and increase in long-term rate of return on assets were changed effective December 31, 1999. The increase in the discount rate resulted in a decrease in the projected benefit obligation referred to below of $9.1 million and the increase in the long-term rate of return on assets had no impact on the projected benefit obligation referred to below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[10]  Employee Benefit Plans (continued)

** The decrease in the discount rate and the increase in the rate of increase in compensation were changed effective December 31, 1998, and resulted in increases in the projected benefit obligation referred to below of $3.5 million and $1.8 million, respectively.

*** Rate was changed effective December 31, 1997 and resulted in a $2.8 million increase in the projected benefit obligation.

        The Company's plan has assets in excess of its accumulated benefit obligations. Plan assets generally include equity and fixed income funds. The following tables provide a reconciliation of the changes of the fair value of assets in the Plan and Plan benefit obligations during the two-year period ended December 31, 1999, and a statement of the funded status as of December 31, 1999 and 1998 (in thousands):



                   Reconciliation of Fair Value of Plan Assets
                                                                    1999              1998
                                                                --------------    --------------

Balance at beginning of year                                    $    52,912       $   46,774
Actual return on Plan assets                                          7,999            5,912
Employer contribution                                                 1,406            3,096
Benefit payments                                                     (3,135)          (2,870)
                                                                --------------    --------------

Balance at end of year                                          $    59,182       $   52,912
                                                                ==============    ==============

                      Reconciliation of Benefit Obligation
                                                                    1999              1998
                                                                --------------    --------------

Balance at beginning of year                                    $    58,492       $   50,167
Service cost                                                          1,207            1,251
Interest cost                                                         3,848            3,601
Actuarial (gain) loss                                                (6,534)           6,343
Benefit payments                                                     (3,135)          (2,870)
                                                                --------------    --------------

Balance at end of year                                          $    53,878       $   58,492
                                                                ==============    ==============

                                  Funded Status
                                                                    1999              1998
                                                                --------------    --------------

Funded status at December 31,                                   $     5,304       $   (5,580)
Unrecognized transition obligation                                        6               12
Unrecognized prior service cost                                        (147)            (226)
Unrecognized (gain) loss                                             (7,612)           3,216
                                                                --------------    --------------

Net amount recognized, before additional minimum liability      $    (2,449)      $   (2,578)
                                                                ==============    ==============


        The Company also has an unfunded supplemental retirement plan for certain employees whose benefits under the defined benefit plan described above are reduced because of compensation limitations under federal tax laws. Pension expense for this plan was $0.3 million in 1999 and $0.2 million in both 1998 and 1997. At December 31, 1999, the projected benefit obligation was $2.0 million. Corresponding accumulated benefit obligations of $1.4 million at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[10]  Employee Benefit Plans (continued)

December 31, 1999 and $1.3 million at December 31, 1998, which approximate the amount of vested benefits, have been recognized as a liability in the consolidated balance sheets.

        The  Company  also  has  a  contributory   Section  401(k)  plan  and  a
noncontributory Employee Stock Ownership Plan ("ESOP") which cover its executive, professional, administrative and clerical employees, subject to certain specified service requirements. Under the terms of the Section 401(k) plan, the provision, which averaged $0.2 million for each of the three years ended December 31, 1999, is based on a specified percentage of profits, subject to certain limitations. Contributions to the related ESOT, which averaged $1.3 million for each of the three years ended December 31, 1999, are determined by the Board of Directors and may be paid in cash or shares of the Company's Common Stock. In accordance with the provisions of the ESOP and effective as of December 31, 1999, the Board of Directors of the Company approved the termination of the ESOP and the distribution of all remaining shares of common stock of the Company held by the ESOT to the ESOP participants in 2000.

        In addition, the Company has an incentive compensation plan for key employees which is generally based on achieving certain levels of profit within their respective business units.

        The Company also contributes to various multi-employer union retirement plans under collective bargaining agreements which provide retirement benefits for substantially all of its union employees. The aggregate amounts provided in accordance with the requirements of these plans were $5.4 million in 1999, $4.9 million in 1998 and $4.4 million in 1997. The Multi-employer Pension Plan Amendments Act of 1980 defines certain employer obligations under multi-employer plans. Information regarding union retirement plans is not available from plan administrators to enable the Company to determine its share of unfunded vested liabilities.

[11]  Contingencies and Commitments

        All contingencies and commitments previously related to Rincon Center, a real estate development joint venture in which the Company's wholly-owned real estate subsidiary was the managing general partner, were satisfactorily resolved in connection with the disposition of this property during 1999 (see Note 2).

        During 1997, a construction joint venture, in which the Company is a 50% participant, entered into a $5 million line of credit, secured by the joint venture's accounts receivable. The line of credit is available for the duration of the joint venture and is guaranteed by the Company on a joint and several basis. As of December 31, 1999, $3.1 million was outstanding under the line.

        On July 30, 1993, the U.S. District Court (D.C.), in a preliminary opinion, upheld terminations for default on two adjacent contracts for subway construction between Mergentime-Perini, under two joint ventures, and the Washington Metropolitan Area Transit Authority ("WMATA") and found the Mergentime Corporation, Perini Corporation and the Insurance Company of North America, the surety, jointly and severally liable to WMATA for damages in the amount of $16.5 million, consisting primarily of excess reprocurement costs to complete the projects. Many issues were left partially or completely unresolved by the opinion, including

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[11]  Contingencies and Commitments (continued)

substantial joint venture claims against WMATA. As a result of developments in the case during the third quarter of 1995, the Company established a reserve with respect to the litigation.

        In July 1997, the remaining issues were ruled on by a successor judge, who awarded approximately $4.3 million to the joint venture, thereby reducing the net amount payable to approximately $12.2 million. The joint venture appealed the decision. As a result of the decision, there was no additional impact on the Company's Statement of Operations because of the reserve provided in prior years. The actual funding of net damages, if any, will be deferred until the litigation process is complete.

        On February 16, 1999, the U.S. Court of Appeals for the District of Columbia vacated the April 1995 and July 1997 Orders and remanded the case back to the successor judge with instructions for the successor judge to consider certain post-trial motions to the same extent an original judge would have, and to make findings and conclusions regarding the unresolved issues, giving appropriate consideration to whether or not witnesses must be recalled. During 1999 a new successor judge was appointed. Based on the suggestion of the successor judge, the parties have agreed to participate in non-binding mediation. If the parties do not agree to a settlement based on the mediation process or otherwise, a final judgement will be entered by the District Court upon the completion of these Appeals Court-directed procedures.

        Contingent liabilities also include liability of contractors for performance and completion of both company and joint venture construction contracts. In addition, the Company is a defendant in various lawsuits, arbitration and alternative dispute resolution ("ADR") proceedings. In the opinion of management, the resolution of these proceedings will not have a material effect on the results of operation or financial condition as reported in the accompanying financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[12]  Unaudited Quarterly Financial Data

        The following table sets forth unaudited quarterly financial data for the years ended December 31, 1999 and 1998 (in thousands, except per share amounts):

                                                                 1999 by Quarter
                                           -------------------------------------------------------------
                                              1st*              2nd              3rd            4th
                                           ------------    ---------------    ----------    ------------
Revenues                                   $  251,819      $  279,527         $ 244,887     $  243,251
                                           ------------    ---------------    ----------    ------------

Income from continuing operations          $    2,805      $    4,321         $   4,601     $    4,630
Loss from discontinued operations                (381)        (99,624)**           --             --
                                           ------------    ---------------    ----------    ------------
Net income (loss)                          $    2,424      $  (95,303)        $   4,601     $    4,630
                                           ------------    ---------------    ----------    ------------

Basic and diluted earnings (loss) per
common share:
       Continuing operations               $      .23      $      .49         $     .53     $      .53
       Discontinued operations                   (.07)         (17.72)             --             --
                                           ------------    ---------------    ----------    ------------
         Total                             $      .16      $   (17.23)        $     .53     $      .53
                                           ------------    ---------------    ----------    ------------

                                                                 1998 by Quarter*
                                           -------------------------------------------------------------
                                               1st              2nd              3rd            4th
                                           ------------    ---------------    ----------    ------------

Revenues                                   $  219,202      $  273,761         $ 247,730     $  270,629
                                           ------------    ---------------    ----------    ------------

Income from continuing operations          $    2,594      $    3,550         $   4,352     $    5,553
Loss from discontinued operations                (375)           (436)             (615)        (2,971)
                                           ------------    ---------------    ----------    ------------
Net income                                 $    2,219      $    3,114         $   3,737     $    2,582
                                           ------------    ---------------    ----------    ------------

Basic and diluted earnings (loss) per
common share:
       Continuing operations               $      .22      $      .39         $     .53     $      .75
       Discontinued operations                   (.07)           (.08)             (.11)          (.55)
                                           ------------    ---------------    ----------    ------------
         Total                             $      .15      $      .31         $     .42     $      .20
                                           ------------    ---------------    ----------    ------------

*       Restated  to  reflect  the   treatment  of   discontinued   real  estate
        development operations in accordance with APB No. 30.

** Includes a $99.3 million charge based on a plan adopted by the Company, effective June 30, 1999, to withdraw completely from the real estate development business (see Note 2).

[13]  Business Segments

        Business   segment   information   presented  below  was  determined  in
accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information".

        The Company is currently engaged in the construction business. As discussed in Note 2, effective June 30, 1999 the Company adopted a plan to withdraw completely from the real estate development business and to wind down the operations of the Company's real estate development subsidiary. The Company provides general contracting, construction management and design-build services to private clients and public agencies throughout the United States and selected overseas locations. The Company's construction business involves two basic segments: building and civil. The building operation services both private clients and public agencies from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[13]  Business Segments (continued)

regional  offices located in Boston,  Phoenix,  Las Vegas,  Detroit and Atlantic
City and  includes a broad  range of  building  construction  projects,  such as hotels, casinos, health care, correctional facilities, sports complexes, residential, commercial, civic, cultural and educational facilities. The civil operation is focused on public civil work in the East and selectively in other geographic locations and includes large, ongoing urban infrastructure repair and replacement projects such as highway and bridge rehabilitation, mass transit projects and waste water treatment facilities. During 1998 and 1999, the Company's chief operating decision making group consisted of the Chairman, the President & Chief Executive Officer, the President of Perini Building Company and the President of Perini Civil Construction which decided how to allocate resources and assess performance of the business segments. Generally, the Company evaluates performance of its operating segments on the basis of pre-tax profit and cash flow. The accounting policies applied by each of the segments are the same as those described in the Summary of Significant Accounting Policies (see Note 1). The following tables set forth certain business and geographic segment information relating to the Company's operations for the three years ended December 31, 1999 (in thousands):



1999:                                           Reportable Segments
                                   -----------------------------------------------
                                                                                                        Consolidated
                                     Building          Civil            Totals         Corporate            Total
                                   -------------    ------------     -------------    -------------     --------------

Revenues                           $   696,407      $  323,077       $ 1,019,484      $        -        $  1,019,484
Income from Operations             $    16,716      $   14,644       $    31,360      $    (7,526)*     $     23,834
Assets                             $    95,915      $  106,252       $   202,167      $    73,321**     $    275,488
Capital Expenditures               $       596      $    1,003       $     1,599      $        -        $      1,599

1998 (Restated):                                Reportable Segments
                                   -----------------------------------------------
                                                                                                        Consolidated
                                     Building          Civil            Totals         Corporate            Total
                                   -------------    ------------     -------------    -------------     --------------

Revenues                           $   679,296      $  332,026       $ 1,011,322      $        -        $  1,011,322
Income from Operations             $    18,213      $   15,495       $    33,708      $    (7,434)*     $     26,274
Assets                             $   113,919      $  100,486       $   214,405      $   161,061**     $    375,466
Capital Expenditures               $       504      $      914       $     1,418      $        -        $      1,418

1997 (Restated):                                Reportable Segments
                                   -----------------------------------------------
                                                                                                        Consolidated
                                     Building          Civil            Totals         Corporate            Total
                                   -------------    ------------     -------------    -------------     --------------

Revenues                           $   888,809      $  387,224       $ 1,276,033      $        -        $  1,276,033
Income from Operations             $    14,637      $   13,849       $    28,486      $    (7,982)*     $     20,504
Assets                             $   146,384      $  115,336       $   261,720      $   145,568**     $    407,288
Capital Expenditures               $       632      $    1,064       $     1,696      $        -        $      1,696

*       In all years, consists of corporate general and administrative expenses.

** In all years, corporate assets consist principally of cash, cash equivalents, marketable securities, other investments available for general corporate purposes, and net assets from discontinued operations.

        In 1999, revenues from one customer of the building segment totaled approximately $148 million of consolidated revenues. Also in 1999, revenues from various agencies of both the Commonwealth of Massachusetts and the City of New York in the civil segment totaled approximately $167 million and $118 million, respectively, of consolidated revenues. In 1998,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[13]  Business Segments (continued)

revenues from one customer of the building segment totaled approximately $330 million of consolidated revenues. Also in 1998, revenues from various agencies of both the Commonwealth of Massachusetts and the City of New York in the civil segment totaled approximately $153 million and $115 million, respectively, of consolidated revenues. In 1997, revenues from one customer of the building segment totaled approximately $276 million of consolidated revenues. Also in 1997, revenues from various agencies of both the Commonwealth of Massachusetts and the City of New York in the civil segment totaled approximately $141 million and $165 million, respectively, of consolidated revenues.

        Information concerning principal geographic areas was as follows:

                                                                                       Revenues
                                                                 -----------------------------------------------------

                                                                                         1998               1997
                                                                      1999            (Restated)         (Restated)
                                                                 ---------------    ---------------     --------------

United States                                                    $    968,825       $    982,471        $  1,257,007
Foreign                                                                50,659             28,851              19,026
                                                                 ---------------    ---------------     --------------

Total                                                            $  1,019,484       $  1,011,322        $  1,276,033
                                                                 ===============    ===============     ==============


                                                                            Income (Loss) from Operations
                                                                 -----------------------------------------------------

                                                                                         1998               1997
                                                                      1999            (Restated)         (Restated)
                                                                 ---------------    ---------------     --------------

United States                                                    $    30,508        $     31,516        $    26,561
Foreign                                                                  852               2,192              1,925
Corporate                                                             (7,526)             (7,434)            (7,982)
                                                                 ---------------    ---------------     --------------

Total                                                            $    23,834        $     26,274        $    20,504
                                                                 ===============    ===============     ==============


        Because a substantial portion of the Company's international revenues is derived mainly from construction management services, long-lived assets outside the United States are immaterial and therefore not presented here.

        There have been no differences from the last annual report in the basis of measuring segment profit or loss. There have been no material changes in the amount of assets since the last annual report, except for the breakout between segments and the negative impact on total assets in 1999 caused by the estimated loss on disposal of the real estate business segment.

[14]  Related Party Transactions

        Effective with the issuance of the Series B Preferred Stock described in
Note 7 above, the Company entered into an agreement with Tutor-Saliba Corporation ("Tutor-Saliba"), a California corporation engaged in the construction industry, and Ronald N. Tutor, Chief Executive Officer and sole stockholder of Tutor-Saliba, to provide certain management services,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[14]  Related Party Transactions (continued)

as defined. At January 17, 1997, Tutor-Saliba held and still holds 351,318 shares of the Company's $1.00 par value Common Stock which currently represents an approximate 6.2% interest, and participates in joint ventures with the Company, the Company's share of which contributed $8.6 million, $40.4 million and $113.6 million to consolidated revenues in 1999, 1998 and 1997, respectively. Mr. Tutor was appointed as one of the three new directors in accordance with the terms of the Series B Preferred Stock transaction, a member of the Executive Committee of the Board and, during 1997, acting Chief Operating Officer of the Company. Effective January 1, 1998, Mr. Tutor was elected Vice Chairman of the Board of Directors and effective May 13, 1999 was elected Chairman of the Board of Directors. Compensation for the management services consists of a monthly payment of $12,500 to Tutor-Saliba and options granted to Mr. Tutor to purchase 150,000 shares of the Company's $1.00 par value Common Stock at fair market value (which are included as part of the 225,000 options granted in 1997 as described in Note 9) and additional options granted to Mr. Tutor to purchase 75,000 shares of the Company's $1.00 par value Common Stock at fair market value, of which options to acquire 45,000 shares were granted in December 1998 and the remaining options to acquire 30,000 shares were granted effective in early 1999 (see Note 9).

        During 1997, the Company, with the approval of its Board of Directors, consummated a transaction whereby it sold its 20% interest in two joint ventures to Tutor-Saliba, the sponsoring partner, for a negotiated price of $4.5 million, representing the Company's share of the total forecasted profit less a discount of approximately 7%. Since one project was approximately 24% complete and the other project was 57% complete as of December 31, 1997, the impact of this transaction was to accelerate approximately $3.2 million of contract profits and receipt of the related cash into 1997.

        The new investors that are planning to invest $40 million of new equity in the Company as described in Note 15 consist of Tutor-Saliba Corporation (see above), O&G Industries, Inc. ("O&G"), a participant in certain construction joint ventures with the Company, and National Union Fire Insurance Company of Pittsburgh, Pa., a wholly-owned subsidiary of American International Group, Inc. ("AIG"), a provider of certain insurance related services to the Company. Each of the new investors will be entitled to appoint a member to the Company's Board of Directors. O&G currently holds 150,000 shares of the Company's common stock, $1.00 par value, and participates in joint ventures with the Company, the Company's share of which contributed $4.2 million, $39.4 million and $121.3 million to consolidated revenues in 1999, 1998 and 1997, respectively. Payments to AIG for insurance related services approximated $5.2 million in 1999, $4.8 million in 1998 and $5.9 million in 1997.

[15]  Subsequent Events

New Equity

        On February 5, 2000, the Company entered into a definitive Securities Purchase Agreement ("Securities Purchase Agreement") with Tutor-Saliba Corporation, a company controlled by Ronald N. Tutor, Chairman of the Board of Directors of the Company, O&G Industries, Inc., and National Union Fire Insurance Company of Pittsburgh, Pa., a wholly-owned

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[15]  Subsequent Events (continued)

subsidiary of American International Group, Inc., (collectively, the "New Investors"), whereby the New Investors have agreed to purchase 9,411,765 shares of common stock at $4.25 per share for an aggregate amount of $40 million (together with the exchange of Common Stock for the outstanding Series B Preferred Stock and the related transactions, the "Transaction"). These funds would be used to mitigate the continuing effects of the Company's negative net worth on its business and financial condition and to provide additional working capital and liquidity for its ongoing core construction operations. The Company's net worth became negative as of June 30, 1999 due to the $99.3 million non-cash provision for estimated loss on the disposal of the Company's real estate development business segment as described in more detail under "Discontinued Operations" in Note 2.

        The Transaction is subject to, among other things, the following events or approvals:

        (i) Approval by a majority of the stockholders entitled to vote and not affiliated or associated with the New Investors of (a) the Transaction as described in the Securities Purchase Agreement and (b) an increase in the number of authorized shares of the Company's Common Stock to at least as many shares as are required to consummate the Transaction;

        (ii) Agreement by all of the holders of the Company's Series B Preferred Stock, which has a current accreted face amount of approximately $40 million as of December 15, 1999, (see Note 7), to convert their securities into shares of Common Stock of the Company at $5.50 per share of Common Stock; and

        (iii) Certain other conditions, including the completion of due diligence.

If the Transaction had been closed on December 31, 1999, the pro forma impact on the December 31, 1999 balance sheet would have been as follows (in millions):

                                          As Reported       Pro Forma
                                         --------------    ------------

  Working Capital                        $      48.4       $    75.4
  Long-term Debt                         $      41.1       $    30.6
  Series B Preferred Stock               $      37.7       $     -
  Stockholders' Equity (Deficit)         $     (36.6)      $    38.6
  Total Assets                           $     275.5       $   275.5

        The Company's Common stock issued in connection with the Transaction will initially be restricted in that it may not be sold or otherwise disposed of except pursuant to the terms of a Shareholders' Agreement between and among the Purchasers, the former owners of the Series B Preferred Stock and the Company for a period of time, generally six years from the date of the Transaction being consummated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1999, 1998 & 1997 (Continued)

[15]  Subsequent Events (continued)

        If the Transaction is not consummated, management's intent would be to renegotiate the terms of its Credit Facility and continue to pay the in-kind dividend on the Series B Preferred Stock.

New Credit Agreement

        Subject to and concurrent with the closing of the new equity transaction referred to above, the Company's Bank Group has agreed in principle to extend and restructure its Revolving Credit Agreement (see Note 4).

-----------------------------





Report of Independent Public Accountant

To the Stockholders of
Perini Corporation:

We have audited the accompanying consolidated balance sheets of Perini Corporation (a Massachusetts corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the reasonsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Perini Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 11, 2000



                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                     Year Ended December 31,
                                                          --------------------------------------------------------------------------
                                                                1999          1998          1997         1996             1995
                                                          -------------- ------------- ------------  --------------  ---------------
Statement of Operations Data                                                   (Amounts in thousands, except share data)

Revenues                                                  $1,019,484     $ 1,011,322   $ 1,276,033   $1,224,428      $1,056,673
                                                          ============== ============= ============  ==============  ===============

Income (Loss) From Continuing Operations                  $   16,357     $    16,049   $     7,949   $   12,154      $  (25,684)(1)

Loss From Discontinued Operations                           (100,005)(3)      (4,397)       (2,577)     (82,757)(2)      (1,901)
                                                          -------------- ------------- ------------  --------------  ---------------

Net Income (Loss)                                         $  (83,648)    $    11,652   $     5,372   $  (70,603)     $  (27,585)
                                                          -------------- ------------- ------------  --------------  ---------------

Basic and Diluted Earnings (Loss) per Common Share:
   Income (Loss) From Continuing Operations               $     1.80     $      1.91   $      0.52   $     2.08      $    (5.97)
   Loss From Discontinued Operations                          (17.84)          (0.83)        (0.51)      (17.21)          (0.41)
                                                          -------------- ------------- ------------  --------------  ---------------
   Total                                                  $   (16.04)    $      1.08   $      0.01   $   (15.13)     $    (6.38)
                                                          ============== ============= ============  ==============  ===============

Pro Forma Adjustments:
   Interest Expense (4)                                   $    3,038
   In-Kind Dividend (5)                                         -
   Other (5)                                                    -

                                                          --------------
Pro Forma Income From Continuing Operations
   Available to Common Shareholders (6)                   $   17,270
                                                          --------------

Pro Forma Basic and Diluted Earnings (Loss)
per Common Share:
   Income From Continuing Operations (5)(6)(7)            $      .77
   Loss From Discontinued Operations(7)                        (4.48)
                                                          --------------
   Total                                                  $    (3.71)
                                                          ==============

Weighted Average Number of Common Shares Outstanding           5,606          5,318         5,059        4,808           4,655

Pro Forma Adjustments (7):
   New  Equity                                                 9,412
   Conversion of Series B Preferred Stock                      7,279
                                                          --------------

Pro Forma Weighted Average Number of
   Common Shares Outstanding                                  22,297
                                                          ==============



             SUMMARY CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                          At December 31, 1999
                                                             (Amounts in thousands, except share data)
                                                      -------------------------------------------------------------
                                                                Actual                       As Adjusted (7)
                                                      ----------------------------     ----------------------------
Balance Sheet

Working Capital                                         $          48,430                $          75,430
Long-Term Debt, less current maturities                 $          41,091                $          30,591
Redeemable Preferred Stock                              $          37,685                $              -
Stockholders' Equity (Deficit)                          $         (36,618)               $          38,567
Total Assets                                            $         275,488                $         275,488

Backlog                                                 $       1,658,077                $       1,658,077



(1) The loss from continuing operations in 1995 includes a pretax charge of $25.6 million to provide reserves for previously disclosed litigation in Washington, D.C. and downward revisions in estimated probable recoveries on certain outstanding contract claims.

(2) The loss from discontinued operations in 1996 includes a $79.9 million charge based on the Company changing its real estate strategy on certain of its properties from maximizing value by holding them through the necessary development and stabilization periods to a new strategy of generating short-term liquidity through an accelerated disposition or bulk sale.

(3) The loss from discontinued operations in 1999 includes a $99.3 million charge based on a plan adopted by the Company, effective June 30, 1999, to withdraw completely from the real estate development business. This non-cash charge represents the impact of the disposition of the Rincon Center property and the reduction in future cash flow from the near term disposition of the Company's remaining real estate development properties rather than holding these properties through the longer term development and stabilization periods. No Federal tax benefit was attributable to this loss or the loss referred to in (2) above due to certain accounting limitations.

(4) The pro forma adjustment reducing interest expense by $3,038 is based on the assumption that the net cash proceeds of $37.5 million ($40 million less estimated related expenses of $2.5 million) received from the New Investors is used to reduce debt under the Company's Revolving Credit Facility as of January 1, 1999 based on the average effective borrowing rate of 8.1% experienced during 1999.

(5) The actual calculation of earnings per common share from continuing operations for the year ended December 31, 1999 includes a deduction of $3,765 for dividends declared on the Series B Preferred Stock and a deduction of $379 for accretion applicable to the Series B Preferred Stock. Since it is assumed that the Series B Preferred Stock is converted into shares of Common Stock, $1.00 par value, as of January 1, 1999, these deductions are not required when calculating the pro forma earnings per common share from continuing operations for the year ended December 31, 1999.

(6) Earnings per common share from continuing operations and pro forma earnings per common share from continuing operations for the year ended December 31, 1999 both reflect the impact of dividends on the $21.25 Convertible Exchangeable Preferred Stock of $2,125 (or approximately $.38 per share and $.10 per share after the pro forma adjustments, respectively).

(7) Adjusted to give effect to (i) the sale of 9,411,765 shares of Common Stock, $1.00 par value, to the New Investors at $4.25 per share (or an aggregate $40 million) less estimated related expenses of $2.5 million and (ii) the conversion of the Series B Preferred Stock (which has a current accreted face amount of $40,037) into 7,279,413 shares of Common Stock, $1.00 par value, at $5.50 per common share.

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at December 31, 1999, and as adjusted to (1) reflect the issuance of the shares related to the New Equity and (2) the conversion of the Series B Preferred Stock into Common Stock at $5.50 per common share:


                                                                                              (In thousands, except share data)
                                                                                         ------------------------------------------
                                                                                               Actual               As Adjusted
                                                                                         -----------------    ---------------------

Short-term Debt                                                                          $    32,158          $      5,158(1)
                                                                                         -----------------    ---------------------

Long-term Debt:
Revolving Credit Loans                                                                   $    41,000          $     30,500(1)
Other                                                                                             91                    91

                                                                                         -----------------    ---------------------
         Total Long-term Debt                                                            $    41,091          $     30,591
                                                                                         -----------------    ---------------------

Redeemable Series B Cumulative Convertible Preferred Stock, $1.00 par value
              Authorized - 500,000 shares and 0 shares, as adjusted
              Issued and outstanding - 200,184 shares and 0 shares, as adjusted
              (Aggregate liquidation preference of $40,037)                              $    37,685          $    -      (2)
                                                                                         -----------------    ---------------------

Stockholders' Equity (Deficit):

    Preferred Stock, $1.00 par value
              Authorized - 500,000 shares and 1,000,000 shares, as adjusted
              Designated, issued and outstanding - 99,990 shares of $21.25 Convertible
              Exchangeable Preferred Stock, aggregate liquidation preference of $24,998   $      100          $        100

    Series A Junior Participating Preferred Stock, $1.00 par value
              Designated - 200,000 shares
              Issued - None                                                                        -                     -

    Stock Purchase Warrants                                                                    2,233                 2,233

    Common Stock, $1.00 par value
              Authorized - 15,000,000 shares and 40,000,000 shares, as adjusted
              Issued - 5,742,816 shares and 22,433,994 shares, as adjusted (1), (2)            5,743                22,434(1)(2)
    Paid-in Surplus                                                                           43,561               102,055(1)(2)
    Retained Earnings (Deficit)                                                              (87,290)              (87,290)
    Less - Common Stock in Treasury, at cost - 60,529 shares                                    (965)                 (965)
                                                                                         -----------------    ---------------------
                  Total Stockholders' Equity (Deficit)                                   $   (36,618)         $     38,567
                                                                                         -----------------    ---------------------

                           Total Capitalization                                          $    74,316          $     74,316
                                                                                         =================    =====================


(1) Assumes that the New Investors have purchased 9,411,765 shares of Common Stock, $1.00 par value, for $40 million (or $4.25 per Common Share), less estimated related expenses of $2.5 million and that the net proceeds were used to reduce debt under the Company's Revolving Credit Facility.

(2) Assumes that the Holders of Series B Preferred stock (which has a current accreted face amount of $40,037) have converted their securities into shares of Common Stock, $1.00 par value, at $5.50 per common share (or 7,279,413 shares of Common Stock).

                       UNAUDITED QUARTERLY FINANCIAL DATA

The following table sets forth unaudited quarterly financial data for the years ended December 31, 1999 and 1998 (in thousands, except per share amounts):



                                                                                            1999 by Quarter
                                                             ------------------------------------------------------------------
                                                                  1st*                2nd                 3rd             4th
                                                             ------------------ ----------------  --------------   ------------

        Revenues                                              $  251,819        $    279,527      $    244,887     $    243,251
                                                             ------------------ ----------------  --------------   ------------

        Income from Continuing Operations                     $    2,805        $      4,321      $      4,601     $      4,630
        Loss from Discontinued Operations                           (381)            (99,624)**              -              -
                                                             ----------------   ----------------- --------------   --------------
        Net Income (Loss)                                     $    2,424        $    (95,303)     $      4,601     $      4,630
                                                             ----------------   ----------------- --------------   --------------

        Basic and Diluted Earnings (Loss) per Common
        Share:
            Continuing Operations                             $         .23     $        .49      $        .53     $        .53
            Discontinued Operations                                    (.07)          (17.72)                -                -
                                                             ----------------   ----------------  ---------------- --------------
              Total                                           $         .16     $     (17.23)     $        .53     $        .53
                                                             ----------------   ----------------  ---------------- --------------

                                                                                           1998 by Quarter*
                                                             --------------------------------------------------------------------
                                                                  1st                 2nd               3rd                4th
                                                             ----------------   ----------------  ---------------- --------------

        Revenues                                              $  219,202        $    273,761      $    247,730     $    270,629
                                                             ----------------   ----------------  ---------------- --------------

        Income from Continuing Operations                     $    2,594        $      3,550      $      4,352     $      5,553
        Loss from Discontinued Operations                           (375)               (436)             (615)          (2,971)
                                                             ----------------   ----------------  ---------------- --------------
        Net Income                                            $    2,219        $      3,114      $      3,737     $      2,582
                                                             ----------------  ------------------ ---------------- --------------

        Basic and Diluted Earnings (Loss) per Common
        Share:
           Continuing Operations                              $      .22        $        .39      $        .53     $        .75
           Discontinued Operations                                  (.07)               (.08)             (.11)            (.55)
                                                             ----------------   ----------------  ---------------- --------------
                Total                                         $      .15        $        .31      $        .42     $        .20
                                                             ----------------   ----------------  ---------------- --------------


*       Restated  to  reflect  the   treatment  of   discontinued   real  estate
        development operations in accordance with APB No. 30.

** Includes a $99.3 million charge based on a plan adopted by the Company, effective June 30, 1999, to withdraw completely from the real estate development business. This non-cash charge represents the impact of the disposition of the Rincon Center property and the reduction in future cash flow from the near term disposition of the Company's remaining real estate development properties rather than holding these properties through the longer term development and stabilization periods. No Federal tax benefit was attributable to this loss due to certain accounting limitations.

                              MISCELLANEOUS MATTERS

Solicitation of Proxies
-----------------------

        The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone or facsimile without additional compensation for such activities. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in that connection. The Company has also retained Corporate Investor Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $6,500, plus reimbursement of certain out-of-pocket costs. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for 2000 Annual Meeting
---------------------------------------------

        For a proposal of a stockholder (including director nominations) to be presented to the Company's 2000 Annual Meeting of Stockholders, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company on or before February 28, 2000. Any such proposal should be mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, Attn. Dennis M. Ryan. In addition, stockholder proposals and director nominations must comply with the requirements of the Company's By-Laws.

Incorporation of Portions of Certain Documents by Reference
-----------------------------------------------------------

        The Company hereby incorporates by reference the following documents attached to this Proxy Statement as Annexes: Securities Purchase Agreement, Fairness Opinion and Consent of Independent Public Accountants.

Inclusion of Documents which Contain Information Incorporated by Reference
--------------------------------------------------------------------------

        Along with this Proxy Statement, the Company has provided, without charge, to each person to whom this Proxy Statement is delivered, a copy of the documents which contain information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates).

Other Matters
-------------

        The Board of Directors does not know of any other matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

                                    ANNEX A

                         SECURITIES PURCHASE AGREEMENT


                          Dated as of February 5, 2000


                                      among


                               Perini Corporation,

                                       and

                            Tutor-Saliba Corporation

                                       and

                              O&G Industries, Inc.

                                       and

            National Union Fire Insurance Company of Pittsburgh, Pa.


                                Table of Contents
                                -----------------

                                                                                                               Page



ARTICLE I Definitions...........................................................................................A-3

ARTICLE II Purchase and Sale of Shares..........................................................................A-7
                      SECTION 2.01          Purchase and Sale of Shares.........................................A-7
                      SECTION 2.02          Time and Place of the Closing.......................................A-7
                      SECTION 2.03          Transactions at the Closing.........................................A-7

ARTICLE III Representations and Warranties......................................................................A-8
                      SECTION 3.01          Representations and Warranties of the Company.......................A-8
                      SECTION 3.02          Representations and Warranties of TSC..............................A-17
                      SECTION 3.03          Representations and Warranties of National Union...................A-19
                      SECTION 3.04          Representation and Warranties of O&G...............................A-20

ARTICLE IV [Intentionally Omitted].............................................................................A-21

ARTICLE V Covenants and Additional Agreements..................................................................A-21
                      SECTION 5.01          Pre-Closing Activities.............................................A-21
                      SECTION 5.02          Covenants of the Company...........................................A-21
                      SECTION 5.03          HSR................................................................A-22
                      SECTION 5.04          [Intentionally Omitted]............................................A-22
                      SECTION 5.05          Stockholder Approvals; Proxy Statement.............................A-22
                      SECTION 5.06          Stock Exchange Listing.............................................A-23
                      SECTION 5.07          Transaction Proposals..............................................A-23
                      SECTION 5.08          Access and Information.............................................A-24
                      SECTION 5.09          Confidentiality and Publicity......................................A-25
                      SECTION 5.10          Restrictions.......................................................A-25
                      SECTION 5.11          Further Assurances.................................................A-25
                      SECTION 5.12          Directors' and Officers' Indemnification and Insurance.............A-25
                      SECTION 5.13          Shareholders Agreement.............................................A-26

ARTICLE VI Conditions Precedent................................................................................A-26
                      SECTION 6.01          Conditions to Each Party's Obligations.............................A-26
                      SECTION 6.02          Conditions to the Obligations of the Company.......................A-27
                      SECTION 6.03          Conditions to the Obligations of Purchasers........................A-28

ARTICLE VII Termination........................................................................................A-31
                      SECTION 7.01          Termination........................................................A-31
                      SECTION 7.02          Effect of Termination..............................................A-32
                      SECTION 7.03          Termination by One Purchaser.......................................A-32

ARTICLE VIII Indemnification...................................................................................A-32
                      SECTION 8.01          Indemnification of Purchasers......................................A-32
                      SECTION 8.02          Indemnification Procedures.........................................A-33
                      SECTION 8.03          Survival of Representations, Warranties and Covenants..............A-33

ARTICLE IX Miscellaneous.......................................................................................A-34
                      SECTION 9.01          Severability.......................................................A-34
                      SECTION 9.02          Specific Enforcement...............................................A-34
                      SECTION 9.03          Entire Agreement...................................................A-34
                      SECTION 9.04          Counterparts.......................................................A-34
                      SECTION 9.05          Notices............................................................A-34
                      SECTION 9.06          Amendments.........................................................A-35
                      SECTION 9.07          Successors and Assigns.............................................A-36
                      SECTION 9.08          Expenses and Remedies..............................................A-36
                      SECTION 9.09          Transfer of Shares.................................................A-36
                      SECTION 9.10          Governing Law; Consent to Jurisdiction.............................A-37
                      SECTION 9.11          Third Party Beneficiaries..........................................A-37
                      SECTION 9.12          Mutual Drafting....................................................A-37
                      SECTION 9.13          Further Representations............................................A-37



        THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of February 5, 2000, is entered into between Tutor-Saliba Corporation, a California corporation ("TSC"), O&G Industries, Inc., a Connecticut corporation ("O&G"), and the National Union Fire Insurance Company of Pittsburgh, PA, a Pennsylvania corporation ("National Union") and, collectively with TSC and O&G, the "Purchasers"), and Perini Corporation, a Massachusetts corporation (the "Company").


                                 R E C I T A L S
                                 ---------------

        WHEREAS, the Company is engaged primarily in the construction business; and

        WHEREAS, Purchasers propose to invest $40 million in the Company in order to mitigate the continuing effects of the Company's negative net worth on its business and financial condition; and

        WHEREAS, the Company wishes to sell, and Purchasers wish to purchase (severally but not jointly), an aggregate of 9,411,765 newly issued shares of common stock, par value $1.00, of the Company (the "Common Stock"), each for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                                   Definitions
                                   -----------

        The terms defined in this Article I, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

1.01    "Affiliate"  has the meaning set forth in Rule 12b-2 under the  Exchange
        Act.

1.02 "Articles of Organization" means the Articles of Organization of the Company as filed with the Office of the Secretary of State for the Commonwealth of Massachusetts, as amended, restated or supplemented from time to time.

1.03    "Balance Sheet" is defined in Section 3.01(g).

1.04 "Benefit Arrangement" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, tuition reimbursement or scholarship programs, employee discount programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

1.05 "Benefit Plan" means an employee benefit plan as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable to only one person.

1.06    "Board" means the Board of Directors of the Company.

1.07 "Business Day" has the meaning specified in Rule 14d-1(e)(6) of the Exchange Act.

1.08    "By-Laws" is defined in Section 3.01(a).

1.09    "By-Law Amendment" is defined in Section 6.03(d).

1.10    "Closing" is defined in Section 2.02.

1.11    "Closing Date" is defined in Section 2.02.

1.12    "Common Stock" is defined in the third recital.

1.13    "Company" is defined in the first paragraph of this Agreement.

1.14 "Company Benefit Arrangement" means any Benefit Arrangement any Related Employer sponsors or maintains or with respect to which any Related Employer has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise) , in each case with respect to any present or former service providers to any Related Employer.

1.15 "Company Plan" means any Benefit Plan that any Related Employer maintains or has maintained or to which any Related Employer is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of any Related Employer.

1.16    "Company Intellectual Property" is defined in Section 3.01(s).

1.17    "Credit Facility" is defined in Section 6.03(g).

1.18 "Disclosure Schedule" means the Disclosure Schedule attached hereto, which is divided by Section numbers corresponding with specificity to the Sections hereof and discloses all matters which are inconsistent with the representations set forth in Section 3.01.

1.19 "Disinterested Majority" means the affirmative vote of a majority of the outstanding voting power of the Company's Common Stock, voting as a single class, excluding any stockholder that is or is an Affiliate of either (i) a Purchaser or (ii) a holder of Series B Preferred Stock that is exchanging its shares of such stock for Common Stock as contemplated by Section 6.03(c).

1.20 "Environmental Laws" means the laws of all Governmental Entities relating to health or pollution or protection of the environment or contained in any binding and enforceable regulation, code, plan, order, decree or judgment issued, entered, promulgated or approved thereunder.

1.21    "Environmental Subsidiary" means Perini Environmental Services, Inc.

1.22 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

1.23 "ERISA Affiliate" means any person or entity that, together with the entity referenced and at the relevant time, would be treated as a single employer under Code Section 414 or ERISA Section 4001 (including any entities excluded from the definition because they are not subject to U.S. jurisdiction) and any general partnership of which such entity is or has been a general partner.

1.24    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.25    "Filed Company SEC Documents" is defined in Section 3.01(f).

1.26 "GAAP" means United States generally accepted accounting principles in effect from time to time.

1.27 "Government Entity" means any foreign, federal, state, or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

1.28 "Hazardous Material" means any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained.

1.29    "HSR Act" is defined in Section 3.01(c).

1.30 "Indemnifiable Losses" means any and all direct or indirect demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, fines, damages, costs or expenses paid or incurred, of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise). Indemnifiable Losses shall include penalties, interest, or any amount payable to a third party as a result of such Indemnifiable Losses. Indemnifiable Losses shall include legal, accounting, expert and other expenses reasonably incurred in connection with investigating or defending any of the foregoing, whether or not resulting in any liability, and all amounts paid in settlement of claims or actions in accordance with Article VIII.

1.31    "Indemnification Agreements" is defined in Section 5.12(b).

1.32 "Intellectual Property" means trademarks, trade names, trade dress, service marks, copyrights, domain names, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, ideas, inventions, improvements, practices, processes, formulas, designs, know-how, confidential business or technical information, computer software, firmware, data and documentation, licenses of or agreements relating to any of the foregoing, rights of privacy and publicity, moral rights, and any other similar intellectual property rights and tangible embodiments of any of the foregoing (in any medium including electronic media).

1.33    "Issuance" is defined in Section 5.05.

1.34 "Knowledge of the Company" means to the actual knowledge of (i) any executive officer or director of the Company or any Subsidiary of the Company or (ii) Robert Band, Ronald N. Tutor, Dennis M. Ryan, Zohrab B. Marashlian, Craig W. Shaw, Michael E. Ciskey or Susan C. Mellace.

1.35    "Lien" is defined in Section 3.01(c).

1.36    "Management Agreement Amendment" is defined in Section 6.01(d).

1.37 "Material Adverse Effect" on or with respect to a Person (or group of entities taken as a whole) means any state of facts, event or effect that individually (or in aggregate with all other states of facts, events and effects) has had, or would reasonably be expected to have, a material adverse change in the business, properties, prospects, results of operations or financial condition of such Person (or, if applicable, of such group of Persons taken as a whole), or on the ability of such entity (or group of Persons) to consummate the transactions contemplated hereby or to perform its obligations under the Transaction Documents to which it is or will be a party or by which it or its properties or assets is or will be bound.

1.38    "Multiemployer Plan" means any plan described in ERISA Section 3(37).

1.39    "Outside Date" is defined in Section 7.01(b)(i).

1.40    "Owned Intellectual Property" is defined in Section 3.01(s).

1.41    "Pension  Plan"  means any plan  subject  to Code  Section  412 or ERISA
        Section 302 or Title IV (excluding any Multiemployer Plan) or any comparable benefit plan not covered by ERISA.

1.42    "Permit" is defined in Section 3.01(c)(i).

1.43    "Permitted  Liens"  means  those  Liens (i)  securing  debt  (including, without limitation, the Credit Facility) that is reflected on the Balance Sheet or the notes thereto, (ii) referred to in Section 3.01(g) of the Disclosure Statement, (iii) for Taxes not yet due or payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iv) that constitute mechanics', carriers', workmens' or like liens, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course, or (v) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and social security, retirement and other legislation and in the case of Liens described in clauses (ii), (iii), (iv) or (v) that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

1.44    "Person"  means and  includes  an  individual,  a  partnership,  a joint venture, a corporation, a trust, limited liability company, an unincorporated organization, a Government Entity or any other organization or entity.

1.45    "Proxy Statement" is defined in Section 5.05.

1.46    "Purchase Price" is defined in Section 2.01.

1.47    "Purchasers" is defined in the first paragraph of this Agreement.

1.48    "Qualified   Plan"  means  any  Company   Plan   intended  to  meet  the
        requirements of Section 401(a) of the Code, including any previously terminated plan.

1.49    "Registration Rights Agreement" is defined in Section 6.02(c)(i).

1.50    "Related Employer" means the Company and every ERISA Affiliate.

1.51 "Rights Agreement" means that certain Shareholder Rights Agreement by and between the Company and State Street Bank and Trust Company, dated as of September 23, 1988, as amended, restated and supplemented from time to time.

1.52    "SEC" means the Securities and Exchange Commission.

1.53    "Securities Act" means the Securities Act of 1933, as amended.

1.54    "Shareholders Agreement" is defined in Section 6.02(c)(ii).

1.55 "Shares" means the shares of Common Stock purchased pursuant to this Agreement.

1.56    "Stockholder Approvals" is defined in Section 5.05.

1.57    "Stockholder Meeting" is defined in Section 5.05.

1.58    "Stockholder Meeting Proposals" is defined in Section 5.05.

1.59    "Stock Purchase Warrants" is defined in Section 3.01(d).

1.60 "Subsidiary" means, with respect to the Company, any corporation, limited or general partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned directly or indirectly by the Company. Subsidiary also means, with respect to the Company, any such entity of which a minority of the equity ownership is, at the time, owned directly or indirectly by the Company; provided, however, that, in the case of such minority-owned entities, any representation or warranty that is not already qualified to the Company's Knowledge shall be deemed to be so qualified.

1.61    "Superior Transaction Proposal" is defined in Section 7.01(d).

1.62    "Transaction   Documents"   means  this  Agreement,   the   Shareholders
        Agreement, the Registration Rights Agreement, the By-Law Amendment, and the amendment to the Rights Agreement.

1.63 "Voting Security" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

1.64 "Year 2000 Compatible" (and variations thereof) means, with respect to any computer system, that such Computer System (a) records, stores, processes and provides true and accurate dates and calculations for dates and spans of dates, (b) is and will be able to operate on a basis comparable to its current operation during and after calendar year 2000, including, but not limited to, leap years, and (c) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references (or fails to represent or reference) different centuries or more than one century.

                                   ARTICLE II

                           Purchase and Sale of Shares
                           ---------------------------

        SECTION 2.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell to Purchasers and Purchasers agree (severally and not jointly) to purchase from the Company 9,411,765 shares of Common Stock for an aggregate purchase price of $40 million (the "Purchase Price"). Each Purchaser shall purchase such number of Shares as is set forth adjacent to its name on Exhibit 2.01 hereto; provided, however, that Purchasers shall be entitled to amend Exhibit 2.01 (i) to change the number of shares each of them is purchasing in their sole, joint discretion, so long as the number of Shares to be purchased equals 9,411,765 and (ii) to reflect any assignment permitted under Section 9.07.

        SECTION 2.02 Time and Place of the Closing. The closing (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m. Boston time, on the third Business Day following the first date on which the conditions to Closing (other than the conditions which may only be satisfied at Closing) set forth in Article VI have first been satisfied or waived, or at such other place, time and date as the parties may agree. The "Closing Date" shall be the date the Closing occurs, and shall be effective as of 12:01 a.m. on the Closing Date, unless another date is agreed to in writing by the Company and Purchasers.

        SECTION 2.03 Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, (a) the Company shall issue and sell to Purchasers and Purchasers shall purchase the Shares; (b) the Company and the Purchasers shall enter into the Shareholders Agreement; and (c) the Company and Purchasers shall enter into the Registration Rights Agreement.

                                  ARTICLE III

                         Representations and Warranties
                         ------------------------------

        SECTION 3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchasers, except as set forth on the Disclosure Schedule or as disclosed in the Filed Company SEC documents, as follows:

                (a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Company is duly qualified or licensed and, if applicable, is in good standing as a foreign corporation, in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except for any such failure so to qualify or be in good standing which would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company has the requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted. The Company has heretofore made available to Purchasers complete and correct copies of the Articles of Organization and the Amended and Restated By-laws of the Company, dated as of January 17, 1997 (the "By-Laws"), in each case as amended, restated and supplemented.

                (b) Corporate Authority. Subject to obtaining the Stockholders Approvals, each of the Company and its Subsidiaries has (or will have at the time of such act) the requisite corporate or other power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized (or will have been duly authorized at the time of such act) by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize any Transaction Document or for the Company to consummate the transactions so contemplated (other than as expressly provided in the terms of this Agreement and, with respect to the Issuance, the Stockholder Approvals). Each Transaction Document to which the Company is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against the Company in accordance with the terms thereof, assuming that each Transaction Document to which the Company is a party is a valid and binding agreement of the Purchasers (as applicable).

                (c) No Violations; Consents and Approvals.

                        (i) Assuming that the Stockholder Approvals are obtained
                and that the  Credit  Facility  is amended  as  contemplated  in
                Section 6.03(g), the execution, delivery or performance by the Company or any of its Subsidiaries of each Transaction Document to which any of them is or will be a party or the consummation by the Company or any of its Subsidiaries of the transactions contemplated thereby (A) will not result in a violation or breach of the Articles of Organization or the By-laws, the articles or certificate of incorporation or by-laws (or other organizational documents) of any of the Subsidiaries and (B) subject to the governmental filings and other matters referred to in clause (ii) below, will not result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any mortgage, lien, charge, security interest or encumbrance of any kind (a "Lien"), other than a Permitted Lien, upon any of the properties or assets of the Company and its Subsidiaries under (1) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, obligation, instrument, offer, commitment, understanding or other arrangement (each a "Contract") or of any license, waiver, exemption, order, franchise, permit or concession (each a "Permit") to which the Company or any Subsidiary is a party or by which any of their properties or assets may be bound, or (2) any judgment, order, decree, statute, law, regulation or rule applicable to the Company or any Subsidiary.

                        (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the

                Securities Act, the Exchange Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filings under state securities or "blue sky" laws, and as required by the American Stock Exchange, no consent, approval, order or authorization of, or registration, declaration or filing with, any government or any court, administrative agency or commission or other governmental authority or agency, federal, state or local or foreign (a "Governmental Entity"), is required with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and any Subsidiary of each Transaction Document to which it is or will be a party or the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole).

                (d) Capital Stock. The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock, par value $1.00 per share, of which an aggregate of 5,682,287 shares of Common Stock were issued and outstanding as of the close of business on January 14, 2000 and of which 4,135,094 shares of Common Stock were reserved for issuance upon the conversion of the Series B Preferred Stock as of the close of business on January 14, 2000, and (ii) 1,000,000 shares of preferred stock, $1.00 par value per share, of which (1) 100,000 shares of $21.25 Convertible Exchangeable Preferred Stock (the "$21.25 Preferred Stock") have been designated and 99,990 shares of which are issued and outstanding as of the close of business on January 14, 2000; (2) 200,000 shares of Series A Junior Participating Preferred Stock have been designated and none of which are issued or outstanding, as of the close of business on January 14, 2000; and (3) 500,000 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") have been designated and 200,184 of which are issued and outstanding, as of the close of business on January 14, 2000. As of the close of business on January 14, 2000, there were outstanding under the Company's 1982 Stock Option Plan and certain other Options granted on January 17, 1997, January 19, 1998, December 10, 1998 and January 4, 1999
        (collectively, the "Company Stock Plans") options to acquire an aggregate of 696,500 shares of Common Stock (subject to adjustment on the terms set forth therein). As of the close of business on January 14, 2000, the Company had no shares of Common Stock reserved for issuance, other than 916,610 shares of Common Stock reserved for issuance upon exercise of outstanding stock options issued pursuant to the Company Stock Plans, 662,186 shares reserved for issuance upon the conversion of the $21.25 Preferred Stock, 4,135,094 shares reserved for issuance upon the conversion of the Series B Preferred Stock, and 420,000 shares reserved for issuance upon exercise of stock purchase warrants (the "Stock Purchase Warrants"). As of the close of business on January 14, 2000, there were outstanding under the Company Stock Plans no shares of restricted stock and no shares of Common Stock reserved for issuance of restricted stock. All of the outstanding shares of Common Stock, $21.25 Preferred Stock and Series B Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company or of any of its Subsidiaries. Except for the Common Stock, the $21.25 Preferred Stock, the Series B Preferred Stock and the Stock Purchase Warrants, as set forth above, the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above and in the Rights Agreement, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries contingently or otherwise to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries. Except for the Rights Agreement, there are no outstanding Contracts of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or of any of its Subsidiaries. Except for shares of Series B Preferred Stock and shares to be issued in connection with this Agreement, all securities of the Company have been registered under the Securities Act and applicable state securities and blue sky law, or have been issued in reliance on an exemption therefrom. Since January 14, 2000, the Company has not redeemed or otherwise acquired any shares of its capital stock or issued any capital stock (except upon exercise of options issued or agreed to be issued prior to the date hereof under a Company Stock Plan and for payment of dividends to the holders of Series B Preferred Stock) or any option, warrant or right relating thereto.

                (e) Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the SEC (the "Annual Report") is a true, accurate and correct statement of all of the information required to be set forth in Exhibit 21 by the regulations of the SEC as of the date of such report and as of the date of this Agreement. Each Subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its assets and properties and to conduct its business as described in the Filed Company SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of assets or property requires such qualification, other than any failure to be so qualified or in good standing as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and all capital stock of Subsidiaries owned by the Company, directly or through Subsidiaries (other than directors' qualifying shares), are free and clear of any Lien or restriction upon voting or transfer of any kind (other than the pledge of all of the capital stock of the Subsidiaries pursuant to the Credit Facility and such transfer restrictions as may exist under federal and state securities laws), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity) other than the Company to acquire any such capital stock, any additional capital stock or any other securities of any Subsidiary.

                (f) SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 1993 and up to the date hereof and it will file all such documents required to be filed before the Closing (the "Filed Company SEC Documents"). As of its filing date, each Filed Company SEC Document filed, as amended or supplemented, if applicable, (i) complied in all respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (g) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Filed Company SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations, stockholders' equity and cash flows, in each case for the respective periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements are subject to normal year-end adjustments which are not expected to be material in amount. The unaudited balance sheet of the Company as of September 30, 1999 is referred to herein as the "Balance Sheet."

                (h) Undisclosed Liabilities. Except (i) as disclosed in the Filed Company SEC Documents or in any Section of the Disclosure Schedule, and, in either case, reserved for in the Balance Sheet, and
        (ii) normal and recurring liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with prior practices and not prohibited by the Transaction Documents, the Company and its Subsidiaries do not have any liabilities or obligations or any nature, whether known or unknown, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

                (i) Absence of Certain Events and Changes. Except as otherwise contemplated by the Transaction Documents, since January 1, 1999, the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practices, and there has not been any event, change or development which would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                (j) Compliance with Applicable Laws. Each of the Company and its Subsidiaries is in compliance with all statutes, laws, regulations, rules, judgments, orders and decrees of all Governmental Entities applicable to it, and neither the Company nor any of the Subsidiaries has received any notice alleging noncompliance except, with reference to all the foregoing, where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has all Permits that are required in order to permit it to carry on its business as it is presently conducted, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Permits, except where the failure to be in full force and effect or in compliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. This Section 3.01(j) does not relate to employee benefits matters (for which Section 3.01(o) is applicable), environmental matters (for which Section 3.01(p) is applicable) or tax matters (for which Section 3.01(n) is applicable).

                (k) Title to Assets. The Company and the Subsidiaries have title to all material properties (real and personal) owned by the Company and the Subsidiaries which are necessary for the conduct of the business of the Company and the Subsidiaries as described in the Filed Company SEC Documents and as currently conducted, free and clear of any Lien that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the Company's Knowledge, all material properties held under lease by the Company or the Subsidiaries are held under valid, subsisting and enforceable leases. This Section 3.01(k) does not relate to Intellectual Property (for which Section 3.01(s) is applicable).

                (l) Litigation.  There are no civil,  criminal or administrative actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There are no outstanding judgments, orders, decrees, or injunctions of any Governmental Entity against the Company or any of its Subsidiaries that, would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                (m) Contracts. All of the Company's Contracts that are required to be described in the Filed Company SEC Documents or to be filed as exhibits thereto are described in the Filed Company SEC Documents or filed as exhibits thereto and are legal, valid, binding and in full force and effect except to the extent that any failure to be enforceable would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There does not exist under any Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the Company or any of the Subsidiaries or, to the Knowledge of the Company, any other Person, other than such violations, breaches or events of default as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The enforceability of all Contracts will not be affected in any manner by the execution, delivery or performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and no Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated hereby or thereby except for such effects as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                (n) Taxes.

                        (i) (A) All Tax  Returns  required  to be filed by or on
                behalf of each of the Company and the Subsidiaries have been filed; (B) all such Tax Returns filed are complete and accurate in all material respects, and all Taxes (whether or not shown to be due on such Tax Returns) have been paid; (C) neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any such Tax Return; (D) no written claim (other than a claim that has been finally settled) has been made by a taxing authority that the Company or any of the Subsidiaries is subject to an obligation to file Tax Returns or to pay or collect Taxes imposed by any jurisdiction in which such entity does not file Tax Returns or pay or collect Taxes; and (E) all material assessments for Taxes due with respect to completed and settled examinations or concluded litigation have been paid. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including interest and penalties, and additions thereto; and "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

                        (ii) The Company and each of the  Subsidiaries  has duly
                and timely withheld all Taxes required to be withheld in connection with its business and assets, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose.

                        (iii) (A) Neither the Company nor any of the Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnification or similar agreement or arrangement; and (B) neither the Company nor any of the Subsidiaries is or has been at any time a member of any group of companies filing a consolidated, combined or unitary income tax return.

                        (iv) (A) All taxable  periods of the Company and each of
                the Subsidiaries ending on or before December 31, 1996 are closed or no longer subject to audit; (B) neither the Company nor any the Subsidiaries is currently under audit by any taxing authority; (C) no waiver of the statute of limitations is in effect with respect to any taxable year of the Company or any of the Subsidiaries; and (D) correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since January 1, 1993 have been made available to the Purchasers for their review.

                (o) Employee Benefit Plans and Related Matters; ERISA.

                        (i) Schedule 3.01(o) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements.
                Schedule 3.01(o) specifically identifies all Company Plans (if any) that are Qualified Plans.

                        (ii) With respect,  as applicable,  to Benefit Plans and
                Benefit Arrangements:

                                (A) the Company has made available true, correct, and complete copies of the following documents with respect to all Company Plans and Company Benefit Arrangements to the Purchasers: (1) all current plan or arrangement documents, including but not limited to trust agreements, insurance policies, service agreements and formal and informal amendments to each; (2) the most recent Forms 5500 or 5500C/R and any attached financial statements and related actuarial reports, and those for the prior three years; (3) the last Internal Revenue Service ("IRS") determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (4) summary plan descriptions and summaries of material modifications, and any prospectuses that describe the Company Benefit Arrangements or Company Plans; (5) written descriptions of all non-written agreements relating to any such plan or arrangement; (6) all reports submitted within the three years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than participant statements); (7) all notices that the IRS, Department of Labor or any other governmental agency or entity issued to the Seller within the four years preceding the date of this Agreement; (8) employee manuals or handbooks containing personnel or employee relations policies; (9) the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Seller for the last three fiscal years; and (10) any other documents Purchasers has requested;

                                (B) the  Qualified  Plans  qualify under Section
                        401(a) of the Code, and nothing has occurred with respect to the operation of any Qualified Plan that could cause the imposition of any liability, lien, penalty, or tax under ERISA or the Code; each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of domestic and foreign laws, including federal and state securities laws and any reporting and disclosure requirements; with respect to each Company Plan, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred, except to the extent that such transaction or breach would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and, to the Company's Knowledge, no such transaction or breach has occurred; and no Company Plan, other than the Company's employee stock ownership plan, contains any security issued by any Related Employer;

                                (C) with  respect to each Pension  Plan,  (1) no
                        Related Employer has terminated or withdrawn (partially or fully) or sought a funding waiver, and no facts exist that could reasonably be expected to cause such actions;
                        (2)  no  accumulated   funding  deficiency  (under  Code
                        Section 412) exists or has existed; (3) no reportable event (as defined in ERISA Section 4043) has occurred;
                        (4) all costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices; (5) the assets, as of its last valuation date, exceeded its "Benefit Liabilities" (as defined in ERISA Section 4001(a)(16)); (6) since the last valuation date, there have been no amendments or changes to increase the amounts of benefits and, to the Knowledge of the Company, nothing has occurred that would reduce the excess of assets over benefit liabilities in such plans; and (7) no Related Employer has incurred liability (other than for routine contributions not yet due) with respect to any Multiemployer Plan nor terminated or withdrawn (partially or fully) from any such Plan, and no facts exist that could reasonably be expected to cause such result or actions;

                                (D) there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity, and no matters are pending with respect to any Company Plan under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

                                (E) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; no Related Employer has declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates; and no payments under any Company Plan or Company Benefit Arrangement would, individually or collectively, be nondeductible under Code Section 280G;

                                (F) all reporting, disclosure, and notice requirements of ERISA and the Code have been satisfied in all material respects with respect to each Company Plan and each Company Benefit Arrangement;

                                (G) each  Related  Employer has paid all amounts
                        it is required to pay as contributions to the Company Plans as of the date of the Balance Sheet; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the date of the Balance Sheet; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

                                (H) to the Knowledge of the Company, no statement, either written or oral, has been made by the Related Employers to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that would involve a material increase in expense or liability under such plan or arrangement;

                               (I) the Related Employers have no liability with
                        respect to any Benefit Plan that should have been sponsored or maintained by any ERISA Affiliate;

                                (J) all group health plans of the Related Employers materially comply with the requirements of
                        Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, and the Health Insurance Portability and Accountability Act; the Related Employers have no liability under or with respect to COBRA for their own actions or omissions or those of any predecessor; the Related Employers' voluntary employee beneficiary association, if any, is exempt from tax and complies with all requirements applicable to it; no employee or former employee (or beneficiary of either) of a Related Employer is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment , other than as applicable law requires, and Seller has provided its method and supporting documentation for any accounting charge it or the Related Employers have calculated for such benefits;

                                        (iii) Schedule  3.01(o) hereto  contains
                                the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

                (p) Environmental Matters.

                        (i) Hazardous Material. To the Knowledge of the Company,
                no Hazardous Material has been released in, on or under any property (including the land and the improvements, ground water and surface water thereof) that the Company has at any time owned, operated or leased. Schedule 3.01(p) identifies all known underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on real property owned or leased by the Company. Except as listed on Schedule 3.01(p), no underground storage tanks are currently located under any property owned, operated or leased by the Company.

                        (ii) Hazardous Materials Activities. The Company has not
                transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any Environmental Law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any Environmental Law in effect prior to or as of the date hereof and the Closing.

                        (iii) Permits. The Company currently holds all environmental and health approvals, permits, licenses, clearances and consents (the "Environmental Permits) necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (x) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (y) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. To the Company's Knowledge, there are no circumstances that may prevent such compliance in the future.
                Schedule 3.01(p) includes a listing and description of all Environmental Permits currently held by the Company.

                        (iv) Environmental  Liabilities.  No action, proceeding,
                revocation proceeding, amendment procedure, writ, injunction or claim is pending, or, to the Knowledge of the Company, threatened against the Company concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that are reasonably likely to involve the Company or any of its Subsidiaries (or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed, either by contract or operation of law) in any litigation under the Environmental Laws, or impose upon the Company or any of its Subsidiaries (or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed, either by contract or operation of law) any liability under the Environmental Laws material to the Company and its Subsidiaries on a consolidated basis.

                        (v)  Environmental  Subsidiary.  As to the Environmental
                Subsidiary,   in  addition  to  the  other  representations  and
                warranties contained in this 3.01(p):

                                (A) The  Environmental  Subsidiary is not listed
                        as the generator of any Hazardous Material on any waste manifest or other document prepared pursuant to the Environmental Laws or by contract, and the Environmental Subsidiary has not assumed, under the Environmental Laws or by contract, the responsibilities or liabilities of the generator of any Hazardous Material;

                                (B) To the Knowledge of the Company, the Environmental Subsidiary has not performed any remedial action taken pursuant to the Environmental Laws, where the remedial action is not, or it is alleged in writing by any Person or entity that the remedial action is not, constructed and operating in accordance with the Environmental Laws or contract; and

                                (C)  There  are no  claims,  actions,  causes of
                        action, or other written notices pending or, to the Company's Knowledge, threatened against the Environmental Subsidiary under the Environmental Laws or contract, arising from the Environmental Subsidiary's provision of materials or services to any Person or entity, that are not subject to coverage under the Environmental Subsidiary's insurance policies, except where such claims, actions, causes of action or other written notice will not have a Material Adverse Effect on the Environmental Subsidiary.

                (q) Takeover Law. The Company has taken all action necessary to ensure that the provisions of Chapter 110F of the Massachusetts General Laws will not be applicable to Purchasers or their Affiliates as a result of the transactions contemplated by the Transaction Documents.

                (r) Status of Shares. Assuming the Stockholder Approvals are obtained, the Shares to be issued at the Closing will have been duly authorized by all necessary corporate action on the part of the Company, and at Closing such Shares will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Shares will not be subject to preemptive rights of any other stockholder of the Company. Assuming the Stockholder Approvals have been obtained, the Shares will be eligible for listing on the American Stock Exchange subject only to notice of issuance.

                (s) Intellectual Property.

                        (i) The Intellectual Property that is owned by the Company and its Subsidiaries (the "Owned Intellectual Property") constitutes all of the Intellectual Property used, intended to be used or held for use in connection with, necessary for the conduct of, or otherwise material to the Company and the Subsidiaries, except for Intellectual Property subject to written or oral licenses, agreements or arrangements pursuant to which the use of Intellectual Property by any Company or any Subsidiary is permitted by any Person (the "Intellectual Property Licenses" and, together with the Owned Intellectual Property, the "Company Intellectual Property"). The Owned Intellectual Property is owned free from any Liens (other than Permitted Liens). All material Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). Immediately after the Closing, the Company and the Subsidiaries will own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing.

                        (ii) To the knowledge of the Company, the conduct of the
                business of the Company and its Subsidiaries does not infringe or conflict with the rights of any third party in respect of any Intellectual Property. To the Knowledge of the Company, none of the Company

                Intellectual Property is being infringed by any third party. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company or any of the Subsidiaries in respect of any Company Intellectual Property, or that claims that any default exists under any Intellectual Property License. None of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Entity adverse to the Company.

                        (iii) The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the appropriate filing offices, domestic or foreign, to the extent necessary or desirable to ensure usual and customary protection for Intellectual Property in the relevant jurisdiction under any applicable law, and the same remain in full force and effect. The Company and the Subsidiaries have taken all necessary actions to ensure usual and customary protection in the relevant jurisdiction of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable law or any Contract.

                (t) Guarantees. Section 3.01(t) of the Disclosure Schedule sets forth a description of any obligations or liabilities of any person other than the Company or its Subsidiaries that are guaranteed by or subject to a contingent obligation of the Company or any of its Subsidiaries.

                (u) Labor Matters. With respect to employees of and service providers to the Related Employers:

                        (i) the Related Employers are complying and have complied in all material respects with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Knowledge of the Company, threatened with respect to such laws, either by private individuals or by governmental agencies;

                        (ii) no Related  Employer is or has been  engaged in any
                unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against any Related Employer pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

                        (iii) no labor strike, lock-out, slowdown, or work stoppage is or has been, within the last three years, pending or, to the Knowledge of the Company, threatened against or directly affecting any Related Employer; and

                        (iv) all persons who are or were performing services for
                any Related Employer and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the appropriate Related Employer has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

                (v) Brokers or Finders. Other than Houlihan, no agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Transaction Documents.

                (w) Disclosure. To the Knowledge of the Company, no representation or warranty by the Company contained in this Agreement or any of the other Transaction Documents, or in any certificate to be furnished by or on behalf of the Company pursuant hereto or thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                (x) Opinion of Independent Investment Banking Firm; Special Committee. The Special Committee of the Board (the "Special Committee") has obtained an opinion from Houlihan Lokey Howard & Zukin Capital ("Houlihan"), in a form satisfactory to the Special Committee, that the financial terms of the transactions contemplated by the Transaction Documents are fair to the holders of the Common Stock from a financial point of view. The Special Committee has recommended the execution and performance of this Agreement to the full Board.

                (y) Year 2000. The disclosure as to Year 2000 Compatibility issues in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999, is true and correct in all material respects and does not omit to state a material fact necessary to make the statements contained therein not misleading.

                (z) No Illegal or Improper Transactions. Neither the Company nor any Subsidiary has, nor has any director, officer, employee, agent or affiliate of the Company or any Subsidiary, directly or indirectly, used funds or other assets of the Company or any Subsidiary, or made any promise or undertaking in such regard, for (i) illegal contributions, gifts, entertainment or other expenses relating to political activity;
        (ii) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (iii) illegal payments to or for the benefit of any Person, or any director, officer, employee, agent, affiliate or representative thereof; or (iv) the establishment or maintenance of a secret or unrecorded fund; and, to the Knowledge of the Company, there have been no false or fictitious entries made in the books or records of the Company or any Subsidiary.

                (aa) Insurance.

                (i) All insurance policies to which the Company or any of the Subsidiaries is a party or that provide coverage to any director or officer of the Company or of any of the Subsidiaries (A) are valid, outstanding, and enforceable, (B) are issued by an insurer that, to the Knowledge of the Company, is financially sound and reputable, (C) taken together provide adequate insurance for the properties, assets and business of the Company and the Subsidiaries for all risks normally insured against by a Person carrying on the same or similar business or businesses, (D) comply with the insurance requirements of all laws and contracts to which the Company and any of the Subsidiaries is a party or by which it is bound, except where such failures to so comply would not be reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, and (E) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of the Subsidiaries.

                (ii) Neither the Company nor any Subsidiary has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder, except where such refusals, failures to renew or cancellations would not be reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

                (iii) The Company and each of the Subsidiaries has paid all premiums due with respect to all periods up to and including the date hereof and has otherwise performed all of its obligations under each policy to which such Person is a party or that provides coverage to such Person or any officers or directors thereof, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

                (iv) The Company and each Subsidiary has given notice to the insurer of all material claims that may be insured thereby.

        SECTION 3.02 Representations and Warranties of TSC. TSC represents and warrants as follows:

                (a) Organization. TSC is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.

                (b) Corporate Authority. TSC has (or will have at the time of such act) the requisite corporate or other power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by TSC and the consummation by TSC of the transactions contemplated hereby and thereby have been duly authorized (or will have been duly authorized at the time of such act) and no other corporate proceedings on the part of TSC are necessary to authorize any Transaction Document or for TSC to consummate the transactions so contemplated. Each Transaction Document to which TSC is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against TSC in accordance with the terms thereof, assuming that each Transaction Document to which TSC is a party is a valid and binding agreement of the Company and each other Purchaser (as applicable).

                (c) No Violations; Consents and Approvals.

                        (i) The  execution,  delivery or  performance  by TSC of
                each Transaction Document to which it is or will be a party or the consummation by TSC of the transactions contemplated thereby
                (A) will not result in a violation or breach of its articles or certificate of incorporation or by-laws (or other organizational documents) or (B) subject to the governmental filings and other matters referred to in clause (ii) below, will not result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any Lien upon any of the properties or assets of TSC or the Company and its Subsidiaries under any judgment, order, decree, statute, law, regulation or rule applicable to TSC.

                        (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the HSR Act (and filings after the Closing, if any, under Regulation D,
                Section 13(d) and/or Section 16 of the Exchange Act), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to TSC in connection with the execution, delivery or performance by TSC of each Transaction Document to which it is or will be a party or the consummation by TSC of the transactions contemplated hereby and thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not have a Material Adverse Effect on TSC).

                (d) Acquisition for Investment. TSC is acquiring the Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and TSC has no present intention or plan to effect any distribution of Shares; provided that the disposition of TSC's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. TSC is an "Accredited Investor" within the meaning of Rule 501(a) of Regulation D under the Act.

                (e) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from TSC in connection with any of the transactions contemplated by the Transaction Documents.

                (f) Proxy Statement. The information to be supplied by TSC for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements made in Proxy Statement not false or misleading. If at any time prior to Stockholder Meeting any event relating to TSC or any of its

        Affiliates, officers or directors should be discovered by TSC which should be set forth in a Supplement to the Proxy Statement, TSC shall promptly inform the Company.

        SECTION 3.03 Representations and Warranties of National Union. National Union represents and warrants as follows:

                (a) Organization. National Union is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                (b) Authority. National Union has (or will have at the time of such act) the requisite corporate or other power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by National Union and the consummation by National Union of the transactions contemplated hereby and thereby have been duly authorized (or will have been duly authorized at the time of such act) and no other proceedings on the part of National Union are necessary to authorize any Transaction Document or for National Union to consummate the transactions so contemplated. Each Transaction Document to which National Union is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against National Union in accordance with the terms thereof, assuming that each Transaction Document to which National Union is a party is a valid and binding agreement of the Company and each other Purchaser (as applicable).

                (c) No Violations; Consents and Approvals.

                        (i) The  execution,  delivery or performance by National
                Union of each Transaction Document to which it is or will be a party or the consummation by National Union of the transactions contemplated thereby (A) will not result in a violation or breach of its articles or certificate of incorporation or by-laws (or other organizational documents) or (B) subject to the governmental filings and other matters referred to in clause
                (ii) below, will not result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any Lien upon any of the properties or assets of National Union or the Company and its Subsidiaries under any judgment, order, decree, statute, law, regulation or rule applicable to National Union.

                        (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the HSR Act (and filings after the Closing, if any, under Regulation D,
                Section 13(d) and/or Section 16 of the Exchange Act), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to National Union in connection with the execution, delivery or performance by National Union of each Transaction Document to which it is or will be a party or the consummation by National Union of the transactions contemplated hereby and thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not have a Material Adverse Effect on National Union).

                (d)  Acquisition  for  Investment.  Except  as  contemplated  by
        Section 9.07, National Union is acquiring the Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and National Union has no present intention or plan to effect any distribution of Shares; provided that the disposition of National Union's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. National Union is an "Accredited Investor" within the meaning of Rule 501(a) of Regulation D under the Act.

                (e) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from National Union in connection with any of the transactions contemplated by the Transaction Documents.

                (f) Proxy Statement. The information to be supplied by National Union for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements made in Proxy Statement not false or misleading. If at any time prior to Stockholder Meeting any event relating to National Union or any of its Affiliates, officers or directors should be discovered by National Union which should be set forth in a Supplement to the Proxy Statement, National Union shall promptly inform the Company.

        SECTION 3.04 Representations and Warranties of O&G. O&G represents and warrants as follows:

                (a) Organization. O&G is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

                (b) Authority. O&G has (or will have at the time of such act) the requisite corporate or other power and authority to execute, deliver and perform each Transaction Document to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance of each Transaction Document by O&G and the consummation by O&G of the transactions contemplated hereby and thereby have been duly authorized (or will have been duly authorized at the time of such act) and no other corporate proceedings on the part of O&G are necessary to authorize any Transaction Document or for O&G to consummate the transactions so contemplated. Each Transaction Document to which O&G is or will be a party is, or when executed and delivered will be, a valid and binding agreement of such party, enforceable against O&G in accordance with the terms thereof, assuming that each Transaction Document to which O&G is a party is a valid and binding agreement of the Company and each other Purchaser (as applicable).

                (c) No Violations; Consents and Approvals.

                        (i) The  execution,  delivery or  performance  by O&G of
                each Transaction Document to which it is or will be a party or the consummation by O&G of the transactions contemplated thereby
                (A) will not result in a violation or breach of its articles or certificate of incorporation or by-laws (or other organizational documents) or (B) subject to the governmental filings and other matters referred to in clause (ii) below, will not result in a violation or breach of (or give rise to any right of termination, revocation, cancellation or acceleration under or increased payments under), or constitute a default (with or without due notice or lapse of time or both) under, or result in the creation of any Lien upon any of the properties or assets of O&G or the Company and its Subsidiaries under any judgment, order, decree, statute, law, regulation or rule applicable to O&G.

                        (ii) Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the HSR Act (and filings after the Closing, if any, under Regulation D,
                Section 13(d) and/or Section 16 of the Exchange Act), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to O&G in connection with the execution, delivery or performance by O&G of each Transaction Document to which it is or will be a party or the consummation by O&G of the transactions contemplated hereby and thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations, filings or agreements would not have a Material Adverse Effect on O&G).

                (d) Acquisition for Investment. O&G is acquiring the Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and O&G has no present intention or plan to effect any distribution of Shares; provided that the disposition of O&G's property shall at all times be and remain within its control and subject to the provisions of this Agreement and the Registration Rights Agreement. O&G is an "Accredited Investor" within the meaning of Rule 501(a) of Regulation D under the Act.

                (e) Brokers or Finders. No agent, broker, investment banker or other firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee from O&G in connection with any of the transactions contemplated by the Transaction Documents.

                (f) Proxy Statement. The information to be supplied by O&G for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements made in Proxy Statement not false or misleading. If at any time prior to Stockholder Meeting any event relating to O&G or any of its Affiliates, officers or directors should be discovered by O&G which should be set forth in a Supplement to the Proxy Statement, O&G shall promptly inform the Company.

                                   ARTICLE IV

                             [Intentionally Omitted]


                                   ARTICLE V

                       Covenants and Additional Agreements
                       -----------------------------------

        SECTION 5.01 Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of the Company and Purchasers shall act with good faith towards each other, and shall use all commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents and neither the Company nor any Purchaser will take any action that would prohibit or materially impair its ability to consummate the transactions contemplated by the Transaction Documents.

        SECTION 5.02 Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Subsidiaries that, except as provided in Section 5.02 of the Disclosure Schedule, or to the extent that Purchasers otherwise consent in writing:

                (a) Ordinary Course. The Company will conduct its business in the ordinary course in substantially the same manner as presently conducted and the Company will use commercially reasonable efforts to keep available the services of the current officers and employees and to preserve the relationships with customers, suppliers and others having business dealings with the Company.

                (b) Other Transactions. The Company will not, nor will it permit any of the Subsidiaries to, do any of the following (except as otherwise specifically contemplated herein or in any other Transaction Document):

                        (i) amend its Articles of Organization, By-laws or other
                organizational documents (except for immaterial amendments to the Articles of Organization or By-laws of any Subsidiaries, provided such amendments in no way materially and adversely affect Purchasers or the rights granted or to be granted to the Purchasers under any Transaction Document);

                        (ii) declare or pay any cash or non-cash dividend or make any cash or non-cash distribution with respect to any securities of the Company (other than payment of dividends in kind pursuant to the Series B Preferred Stock);

                        (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon exercise of options issued or agreed to be issued prior to the date hereof under a Company Stock Plan) or any option, warrant or right relating thereto;

                        (iv) incur any liabilities,  obligations or indebtedness
                for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice and as permitted under the Credit Facility;

                        (v) permit,  allow or suffer any assets or properties of
                the  Company to be  subject  to any Lien  other  than  Permitted
                Liens;

                        (vi) guarantee or otherwise become  contingently  liable
                for any obligation of any third party other than in the ordinary course of business;

                        (vii) make any change in any method of accounting or accounting practice or policy, except as may be required by GAAP;

                        (viii) enter into any agreement or take any action in violation of the terms of this Agreement or any of the other Transaction Documents;

                        (ix) settle any material  tax audit,  make or change any
                tax election or amend any Tax Returns; or

                        (x) agree, whether in writing or otherwise, to do any of
                the foregoing.

                (c) Employee Benefits. Except in the ordinary course of business and consistent with past practice (which shall include normal periodic performance reviews and related benefit increases and the increases approved at the December 8, 1999 meeting of the Board of Directors) or pursuant to the existing terms of any collective bargaining agreement, the Company will not, nor will it permit any of the Subsidiaries to (i) increase in any manner the compensation of any of the officers or other employees of the Company or its Subsidiaries; (ii) adopt, amend, terminate, or increase liability with respect to any Company Plan or Company Benefit Arrangement or commit to do so; or (iii) enter into, or negotiate, any collective bargaining agreement with respect to employees of the Company or its Subsidiaries except as required by law, in which case the Company or such Subsidiary shall first notify Purchasers.

        SECTION 5.03 HSR. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective all necessary filings required pursuant to the HSR Act as soon as commercially practicable after the date of this Agreement, and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither the Company nor any Purchaser shall be required to agree to dispose of or hold separate any material portion of its business or assets.

        SECTION 5.04 [Intentionally Omitted]

        SECTION 5.05 Stockholder Approvals; Proxy Statement.

                (a) The Company shall call a meeting of its stockholders (the "Stockholder Meeting") for the purpose, among others, of obtaining stockholder approvals for: (i) an amendment to the Articles of Organization increasing the number of authorized shares of Common Stock to at least as many shares of Common Stock as are necessary to consummate the transaction contemplated hereby and (ii) the issuance and sale (the

        "Issuance") of the Shares to Purchasers and the exchange of the Series B Preferred Stock for shares of Common Stock as contemplated by Section 6.03(c) (the "Stockholder Meeting Proposals"). The Stockholder Meeting shall be held as soon as practicable but in no event later than the Outside Date. For purposes of this Agreement, "Stockholder Approvals" shall mean, as to clause (i), the affirmative vote of the holders of a majority of the shares of the Equity Securities entitled to vote thereon and, as to clause (ii), the affirmative vote of the holders of a Disinterested Majority of the Equity Securities entitled to vote thereon. Where so required by applicable Massachusetts law or the Articles of Organization, Stockholder Approvals shall mean the separate vote of each class of stock entitled to vote thereon.

                (b) The  Company  will  prepare  and  file  with the SEC a proxy statement relating to the Stockholder Meeting (as amended or supplemented and including documents incorporated by reference therein, the "Proxy Statement") and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company shall notify Purchasers of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchasers and their counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchasers and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchasers and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchasers agrees to use reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. After the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                (c) The Proxy Statement will not, at the date mailed to the Company's stockholders and at the date of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein as to information concerning Purchasers or their Affiliates supplied in writing by Purchasers or any of their Affiliates specifically for inclusion in the Proxy Statement.

                (d) Unless this  Agreement has been  terminated  (i) pursuant to
        Section 7.01(d)(ii) (based upon a failure of the condition set forth in Section 6.02(d)), or (ii) pursuant to Section 7.01(d)(iii) based upon the existence of a Superior Transaction Proposal that the Board intends to accept, the Board and the Special Committee shall recommend that the Company's stockholders approve the Stockholder Meeting Proposals and the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Stockholder Meeting Proposals.

        SECTION 5.06 Stock Exchange Listing. The Company shall use its commercially reasonable efforts to cause Purchasers to receive, prior to Closing, assurance from the American Stock Exchange (the "Exchange"), in a form reasonably satisfactory to the Purchasers, that: (a) in accordance with the rules of the Exchange, all Shares will be eligible for listing on the Exchange; and (b) consummation of the transactions contemplated herein or in any other Transaction Document will not cause any securities of the Company already listed on the American Stock Exchange to lose their listing privileges.

        SECTION 5.07 Transaction Proposals.

                (a) For purposes of this Agreement, "Transaction Proposal" means any inquiry, proposal or offer from any Person (other than a Person that is an Affiliate of the Purchasers) relating to (i) any purchase or other acquisition from the Company of assets representing 20% or more of the net revenues, net income or profits of the Company and its Subsidiaries, taken as a whole, (ii) any purchase or other acquisition of any class of securities of the Company for a purchase price in excess of $20 million, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole). For purposes of this Section 5.07, separate Transaction Proposals by Affiliates or by Persons in a "group" (as defined in the rules promulgated under Section 13 of the Exchange Act), as well as separate Transaction Proposals that are adopted by the Company as part of a plan of financing or capitalizing the Company shall be aggregated and treated as a single proposal for purposes of determining whether such proposal or proposals exceed the thresholds set forth in this
        Section 5.07(a).

                (b) At least ten (10) days prior to either (x) accepting any Transaction Proposal or (y) any change by the Board or the Special Committee in their respective recommendations concerning the Stockholder Meeting Proposals (if following the receipt of any Transaction Proposal), the Company shall advise Purchasers orally and in writing of such Transaction Proposal and the material terms and conditions of such Transaction Proposal and the identity of the Person making any such Transaction Proposal. During such ten day period, the Company shall negotiate in good faith to determine whether Purchasers can or are willing to make a proposal that is superior to the Transaction Proposal. Subject to complying with the foregoing provisions of this Section 5.07, the Special Committee and its representatives and advisors on behalf of the Company may solicit Transaction Proposals and furnish or cause the Company to furnish information with respect to the Company and its Subsidiaries to any Person and may participate in discussions or negotiations regarding any Transaction Proposal.

        SECTION 5.08 Access and Information.

                (a) Access. From the date hereof until the Closing (and in any event subject to the provisions of Section 5.09(a)), the Company shall permit Purchasers (and their designated representatives) to visit and inspect any of the properties of the Company and the Subsidiaries, including the books and records of the Company and the Subsidiaries (and to make extracts and copies therefrom), and to consult with respect to and discuss the affairs, businesses, finances, operations and accounts of the Company and the Subsidiaries with the officers, directors, employees, affiliates and agents of such entities, all at such reasonable times and as often as Purchasers may reasonably request.

                (b) Information. The Company covenants that so long as any Purchaser owns shares of Common Stock equal in number to at least 5% of the Shares sold to it on the Closing Date, the Company will deliver to such Purchaser the following:

                        (i) As soon as  practicable  and in any event  within 45
                days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, (A) a consolidated statement of income and consolidated statements of changes in financial position and cash flows of the Company and the Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and (B) a consolidated balance sheet of the Company and the Subsidiaries as at the end of such quarterly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year and corresponding figures for the budget for such quarterly period, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this clause (i);

                        (ii) As soon as practicable  and in any event within 120
                days after the end of each fiscal year, (A) a consolidated statement of income and consolidated statements of changes in financial position and cash flows of the Company and the Subsidiaries for such year, and (B) a consolidated balance sheet of the Company and the Subsidiaries as of the end of such year, setting forth in each case, in comparative form, corresponding consolidated figures from the preceding annual audit and corresponding figures for the budget for such fiscal year, all in reasonable detail together with an opinion directed to the Company of independent public accountants of recognized standing selected by the Company; provided, however, that delivery pursuant to clause (iii) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this clause (ii);

                        (iii) Promptly upon transmission thereof,  copies of all
                financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits), other than on Form S-8 or any similar successor form, and all reports which it files with the SEC (or any governmental body or agency succeeding to the functions of the SEC);

                        (iv)  Promptly  upon  receipt  thereof,  copies  of  all
                reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit; and

                        (v) With  reasonable  promptness,  such other  financial
                data as any Purchaser may reasonably request.

        SECTION 5.09 Confidentiality and Publicity.

                (a)  Confidentiality.  Each  of the  Purchasers  recognizes  and acknowledges  that it has in the past,  currently has, and in the future may possibly have, access to certain confidential information of the Company. Each Purchaser agrees that it will not disclose confidential information with respect to the Company to any Person for any purpose or reason whatsoever, except to authorized representatives of such
        Purchaser and to counsel and other advisers, provided, however, that such advisers (other than counsel) agree to the confidentiality provisions of this subsection 5.09(a), unless (i) such information is publicly known or becomes known to the public generally through no fault of any of the Purchasers, (ii) is independently developed by the Purchasers without the use of the Company's confidential information,
        (iii) is disclosed without similar restrictions to a third party by the Company or a Subsidiary, or (iv) disclosure is required by law (including securities law disclosure requirements and stock exchange rules), or the order of any governmental authority under color of law, or to enforce its rights under this Agreement; provided, however, that prior to disclosing any information pursuant to this Section 5.09(a), a Purchaser shall, if reasonably possible, give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure.

                (b) Publicity. Prior to Closing, the Company and Purchasers will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

        SECTION 5.10 Restrictions. Each Purchaser covenants and agrees with the Company that such Purchaser will not dispose of any of such Purchaser's shares of the Shares except pursuant to (a) an effective registration statement under the Act or (b) an applicable exemption from registration under the Act. In connection with any sale by a Purchaser pursuant to clause (b) of the preceding sentence, such Purchaser shall furnish to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such exemption from registration is available in connection with such sale.

        SECTION 5.11 Further Assurances. Following the Closing Date, the Company shall, and shall cause each of the Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Purchasers, to confirm and assure the rights and obligations provided for in this Agreement and the Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

        SECTION 5.12 Directors' and Officers' Indemnification and Insurance.

                (a) The provisions with respect to indemnification that are set forth in the bylaws of the Company shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who are or, at any time prior to the

        Closing Date, were directors, officers, employees or agents of Company with respect to claims arising from facts or events that occurred at or prior to the Closing.

                (b) Prior to the Closing, the Company shall have offered each director of the Company the opportunity to enter into an indemnification agreement in a form reasonably acceptable to such director (the "Indemnification Agreements").

                (c) For a period of six years after the Closing Date, the Company shall maintain in effect the directors' and officers' liability insurance policies maintained by the Company immediately prior to the Closing; provided, however, that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous with respect to claims arising from facts or events which occurred at or before the Closing; provided further, however, that, in no event shall the Company be required to expend in any one year in excess of 125% of the annual premium currently paid by the Company for such coverage, which current premium amount is set forth on the Disclosure Schedule and if the premium for such coverage exceeds such amount, the Company shall purchase a policy with the greatest coverage available for such 125% of the annual premium.

                (d) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.12.

                (e) The foregoing provisions of Section 5.12 are obligations of the Company and not of any of the Purchasers.

        SECTION 5.13 Shareholders Agreement. Each of the parties agrees (i) that they will enter into the Shareholders Agreement, (ii) that the Shareholders Agreement shall not become effective prior to the Closing and (iii) that the Exchange Agreement to be entered into by and between the Company and holders of Series B Preferred Stock shall not restrict or impede the parties thereto from considering or accepting any Superior Transaction Proposal.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

        SECTION 6.01 Conditions to Each Party's Obligations. The obligations of the Company and each Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

                (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred.

                (b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, investigation, suit, proceeding, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity that presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or any of the Transaction Documents or the obtaining of material damages or other relief from any one or more of the Purchasers in connection therewith.

                (c) Stockholder Approvals. The Stockholder Approvals have been obtained.

                (d) Management Agreement Amendment. The management agreement by and among the Company, TSC and Ronald N. Tutor dated January 17, 1997, as amended on December 23, 1998 and December 31, 1999 (the "Management Agreement Amendment"), shall be in full force and effect.

        SECTION 6.02 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof by the Company prior to the Closing of each of the following conditions:

                (a) Representations and Warranties. The representations and warranties of each Purchaser that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed by an authorized officer of each Purchaser to such effect.

                (b) Performance of Obligations of Purchasers. Each Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by such Purchaser under this Agreement, and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of each Purchaser to such effect.

                (c) Closing Deliveries. Purchasers shall have delivered to the Company on or before the Closing the following:

                        (i) The Registration Rights Agreement, to be dated as of
                the date of the Closing, in substantially the form of Exhibit 6.02(c)(i), executed by Purchasers;

                        (ii) The Shareholders  Agreement,  to be dated as of the
                date of the Closing, substantially in the form of Exhibit 6.02(c)(ii), executed by Purchasers;

                        (iii) Executed and conformed copies of such other certificates, letters and documents as the Company may reasonably request and as are customary for transactions such as those contemplated by this Agreement;

                        (iv) $10 million by TSC by wire transfer of  immediately
                available funds as its share of the Purchase Price;

                        (v) $10 million by O&G by wire  transfer of  immediately
                available funds as its share of the Purchase Price;

                        (vi) $20 million by National  Union by wire  transfer of
                immediately available funds as its share of the Purchase Price; and

                        (vii) a Certificate of the Secretary or Assistant Secretary of each of the Purchasers dated as of the Closing Date certifying: (1) that attached thereto is a true and complete copy of the By-Laws, or comparable organization document, of such Purchaser as in effect on the date of such certification;
                (2) that attached thereto is a true and complete copy of all resolutions adopted by the Board of such Purchaser authorizing the execution, delivery and performance of the Agreement, and that all such resolutions are in full force in effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that attached thereto is a true and complete copy of such Purchasers' articles of incorporation, or comparable organization document, as in effect on the date of such certification; and (4) to the incumbency and specimen signature of certain officers of the Company.

                (d) Bring Down of Fairness Opinion. The Special Committee shall have affirmed its recommendation to the Board that the Company execute and perform this Agreement after the delivery of a "bring down" fairness opinion by the Special Committee's financial advisor in a form reasonably satisfactory to the Special Committee as of a date no earlier than three days prior to the Closing.

        SECTION 6.03 Conditions to the Obligations of Purchasers. The obligations of each Purchaser to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

                (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchasers shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by the Company under this Agreement, and Purchasers shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to such effect.

                (c) Series B Preferred Stock. Holders of the Series B Preferred Stock shall have agreed to exchange no less than 100% of the then outstanding face amount of those securities (including accrued but unpaid dividends) in exchange for Common Stock at an exchange price of $5.50 per share of Common Stock. In addition, the holders of the Series B Preferred Stock shall have approved the amendments, revisions and waivers to the certificate of vote for the Series B Preferred Stock and the Stock Purchase and Sale Agreement, dated as of July 24, 1996, by and among Richard C. Blum & Associates, L.P., PB Capital Partners, L.P., and Perini Corporation, as amended (the "Series B Purchase Agreement"), set forth on Exhibit 6.03(c).

                (d) By-Law Amendments. The By-Laws shall have been amended and restated in accordance with Exhibit 6.03(d) and such amendments (the "By-Law Amendment") shall have been approved and made effective by the Board, the Executive Committee and the holders of the Series B Preferred Stock, subject to Closing.

                (e) Due Diligence. Each Purchaser (other than TSC) shall be fully satisfied in its sole discretion with the results of its review of, and its due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and conditions (financial or otherwise) of the Company (including the Disclosure Schedule). A Purchaser shall be deemed to be so satisfied unless it notifies the Company in writing at or prior to 11:59 p.m., Eastern Time, on the date that is fourteen (14) calendar days after the date of this Agreement (the "Diligence Termination Time") that it is terminating this Agreement pursuant to Section 7.01(c)(iv) because it is not so satisfied. Until the Closing, the Company shall (and shall cause each of the Subsidiaries
        to) cooperate promptly and fully with Purchasers' officers, employees, counsel, accountants and other authorized representatives (the "Representatives") and shall afford such Representatives reasonable access during normal business hours to all of its (1) sites, properties, books, contracts and records and personnel and advisers (who will be instructed by the Company to cooperate), (2) such additional financial and operating data and other information as to its business and properties as the Purchasers may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's Representatives, major customers, vendors, suppliers and creditors for due diligence inquiry. The Company shall (and shall cause each of the Subsidiaries to) furnish promptly to the Purchasers all information concerning its business, properties and personnel as the Purchasers or their Representatives may reasonably request on or before the Diligence Termination Time; provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business. The Purchasers will keep all information and documents obtained pursuant to this Section 6.03(e) on a confidential basis subject to Section 5.09(a).

                (f) Poison Pill. The Rights Agreement shall be in full force and effect and not have been otherwise amended, modified or supplemented on or after the date of this Agreement; provided, however, that the Board shall have amended or waived provisions of the Rights Agreement such that (i) neither the execution nor the delivery of any Transaction Document nor the fulfillment of the terms of any Transaction Document by the Company or any of the Purchasers nor the issuance of Shares as herein and therein contemplated will cause there to be a Stock Acquisition Date or a Distribution Date and (ii) the Purchasers will not be deemed to be Adverse Persons (as those terms are defined in the Rights Agreement).

                (g) Credit Facility. The bank loan syndicate representing the lenders to the Company pursuant to the Amended and Restated Credit Agreement, dated as of January 17, 1997, among the Company, the Banks listed therein and Morgan Guaranty Trust Company of New York, as Agent, as amended from time to time (the "Credit Facility"), shall have agreed to convert the Credit Facility to a term loan and revolving credit facility, substantially in accordance with the terms set forth on
        Exhibit 6.03(g)

                (h) Closing Deliveries. The Company shall have delivered to Purchasers on or before the Closing the following:

                        (i) Opinion of Goodwin,  Procter & Hoar LLP, dated as of
                the Closing Date, in form reasonably satisfactory to Purchasers;

                        (ii) The Registration Rights Agreement,  executed by the
                Company;

                        (iii)  The  Shareholders  Agreement,   executed  by  the
                Company;

                        (iv) Certificate of the Secretary or Assistant Secretary
                of the Company dated as of the Closing Date certifying: (i) that attached thereto is a true and complete copy of the By-Laws of the Company as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of the Agreement, the issuance, sale and delivery of the Shares, and that all such resolutions are in full force in effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Transaction Documents; (iii) that attached thereto is a true and complete copy of the Articles of Organization as in effect on the date of such certification; and (iv) to the incumbency and specimen signature of certain officers of the Company;

                        (v) Certificates representing the number of the shares of Common Stock to be purchased, as described in Section 2.02; and

                        (vi) Executed and conformed copies of such other certificates, letters and documents as Purchasers may reasonably request and as are customary for transactions such as those contemplated by this Agreement and the Transaction Documents.

                (i) Tax Matters. The Company shall have received an opinion in the form of Exhibit 6.03(i) hereto, from the Company's independent tax advisors that a "change in ownership" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, shall not occur as a result of (i) the sale of 9,411,765 shares of Common Stock for $40 million, (ii) the exchange of 100% of the Series B Preferred Stock for Common Stock at a price of $5.50 per share, or (iii) any other transaction or occurrence prior to the Closing.

                (j) Corporate Proceedings. All corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Purchasers and its counsel, and Purchasers and its counsel shall have received all such documents and instruments, or copies thereof, certified or requested, as may be reasonably requested. The Special Committee of the Board shall have recommended the execution and performance of this Agreement and the Transaction Documents to the full Board after the delivery of a fairness opinion by the Special Committee's financial advisor in a form reasonably satisfactory to the Special Committee and the full Board shall have approved such execution and performance.

                (k) Material Adverse Effect. No event, change or development shall exist or have occurred since the date hereof which, individually or in the aggregate with other events, changes or developments, has had or is reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect with respect to this Section 6.03(k) shall not include
        (i) changes in general industry, economic, regulatory, political or stock market conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Company competes; (ii) any circumstances or events (including, without limitation, any loss of personnel, loss of customers, loss of suppliers or the delay or cancellation of any orders for products) arising primarily out of or resulting primarily from actions contemplated by Company and the Purchasers in connection with this Agreement and/or the transactions contemplated hereby; or (iii) changes in GAAP.

                (l) Chapter  110F.  The Issuance of the Shares  hereunder  shall
        have  been  exempted  from  the   provisions  of  Chapter  110F  of  the
        Massachusetts General Laws.

                (m) Listing. The Shares shall have been approved for listing on the American Stock Exchange, subject only to official notice of issuance, as required.

                (n) Fundamental Corporate Changes. Except as specifically contemplated hereby, the Company shall not have caused or permitted (i) any change to the composition of the Executive Committee of the Board, or (ii) any change to be made to the duties, rights and responsibilities of the Chairman. Ronald S. Tutor shall be serving as Chairman of the Company.

                (o) Additional Conditions.

                        (i)  As to  TSC,  O&G  and  National  Union  shall  have
                delivered at the Closing their respective portions of the Purchase Price, each of O&G and National Union shall have
                executed  and  delivered  the  Shareholders   Agreement  at  the
                Closing.

                        (ii) As to O&G, TSC and National Union shall have delivered at the Closing their respective portions of the Purchase Price, each of TSC and National Union shall have
                executed  and  delivered  the  Shareholders   Agreement  at  the
                Closing.

                        (iii) As to National Union, O&G and TSC shall have delivered at the Closing their respective portions of the Purchase Price, each of O&G and TSC shall have executed and delivered the Shareholders Agreement at the Closing.

                (p) Certain Events. There shall not be in effect on the Closing Date (i)any suspension or limit of trading in securities generally on the American Stock Exchange (including automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), (ii) the imposition generally of minimum or maximum prices on such exchange or on The Nasdaq Stock Market or additional material governmental restrictions, in either case not in force on the date of this Agreement, by such exchange or by order of the SEC or the National Association of Securities Dealers or any court or other governmental authority, (iii) the declaration of any general banking moratorium by either Federal or New York State authorities, or
        (iv) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis, the effect of any of which of the items referred to in clauses (i), (ii), (iii) and (iv) is such as to make it, in reasonable judgment of any Purchaser, impracticable or inadvisable to acquire the Shares on the terms and in the manner contemplated by this Agreement.

                                  ARTICLE VII

                                   Termination
                                   -----------

        SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approvals have been obtained:

                (a) by mutual written consent of all of the Purchasers and the Company;

                (b) by any Purchaser or the Company:

                        (i) if the  Closing  shall  not have  occurred  prior to
                April 5, 2000, sixty days from the date of this Agreement (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement results in the failure of the Closing to occur; and provided further, that the Outside Date shall be extended by no more than sixty (60) days in the event that the conditions to the Purchasers' obligations to close cannot be satisfied due to events that are not within the control of, and have not been caused by, the Company or the Special Committee, for which purposes delays caused by review or comments by the SEC shall not be deemed to have been within the control of or caused by the Company or the Special Committee; or

                        (ii) if the  Stockholder  Approvals  shall not have been
                obtained notwithstanding the holding of a vote on the Stockholder Meeting Proposals at the Stockholder Meeting (including any adjournment or postponement) contemplated by
                Section 5.05 (provided that the right to terminate this Agreement under this Section shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

                        (iii) if there shall be any statute,  law, regulation or
                rule that makes consummating the transactions contemplated hereby illegal or if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, decree or ruling, or shall have taken such other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such judgment, order, decree or ruling shall have become final and non-appealable (provided that, the party seeking to terminate pursuant to this Section shall have used commercially reasonable efforts to have any such order, decree, ruling or other action vacated or lifted);

                (c) by any Purchaser:

                        (i) if the  Company  shall have failed to perform in any
                material respect any of its obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and the Company has failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from such Purchaser, and such failure to perform shall not have been waived in accordance with the terms of this Agreement; or

                        (ii) if the Board or any committee  thereof withdraws or
                modifies (or publicly announces its intention to do so, or resolves to do so) in a manner adverse to Purchasers (as determined by any Purchaser in its reasonable judgment) its approval or recommendation of this Agreement or the transactions contemplated hereby or approves or recommends a Transaction Proposal; or

                        (iii) if any of the conditions set forth in Section 6.01
                (other than Section 6.01(c)) or 6.03 shall become impossible to fulfill (other than as a result of any breach by such

                Purchaser of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

                        (iv) if any Purchaser  (other than TSC) is not satisfied
                with the Company (including as to any matters contemplated by the Disclosure Schedules or the Filed Company SEC Documents) as a result of its due diligence review and has given the notice in the manner required by Section 6.03(e);

                (d) by the Company:

                        (i) if  any  of the  Purchasers  shall  have  failed  to
                perform in any material respect any of their obligations hereunder or shall have breached in any respect any representation or warranty contained herein qualified by materiality or shall have breached in any material respect any representation or warranty not so qualified, and Purchasers have failed to perform such obligation or cure such breach, within 30 days of its receipt of written notice thereof from the Company, and such failure to perform shall not have been waived in accordance with the terms of this Agreement; or

                        (ii) if any of the  conditions set forth in Section 6.01
                (other than Section 6.01(c)) or 6.02 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

                        (iii) upon ten (10) days written  notice to  Purchasers,
                if all of the following conditions have been met: (x) the Company has complied with the terms of Section 5.07, (y) the Company has received a Transaction Proposal that the Special Committee has concluded, based on the advice of a nationally-recognized investment banking firm (which shall include Houlihan), is superior to the terms set forth herein (a "Superior Transaction Proposal"), and (z) the Special Committee determines in good faith, after consultation with outside counsel, that it is advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law.

        SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or any Purchaser as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of either Purchaser or the Company, other than the provisions of this Section 7.02, Section 5.09(a) and Article IX and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 7.03 Termination by One Purchaser. Notwithstanding the provisions of this Article VII, the exercise by any one Purchaser of its termination rights under Section 7.01 shall relieve such Purchaser of all obligations under this Agreement (other than those set forth in this Section 7.03, Section 5.09(a) and Section 9.08) but shall not result in the termination of this Agreement if, within five Business Days of receipt of such termination notice by the other Purchasers, one or more of the other Purchasers shall agree to an amendment to Exhibit 2.01 pursuant to which all Shares proposed to be purchased under this Agreement are purchased by the other Purchasers (and provide a copy of such amended Exhibit 2.01 to the Company).

                                  ARTICLE VIII

                                 Indemnification
                                 ---------------

        SECTION 8.01 Indemnification of Purchasers. The Company covenants and agrees to defend, indemnify and hold harmless each of the Purchasers, their Affiliates (other than the Company and any of its Subsidiaries), and their respective officers, directors, partners, employees, agents, advisers and representatives

(collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Indemnifiable Losses resulting from or based on (or allegedly resulting from or based on):

                (a) any litigation or claims (including by any stockholders of the Company in connection with any derivative actions, but not including any litigation or claims brought or made by any of the Purchaser Indemnitees under this clause (a)) resulting from or based on (or
        allegedly   resulting  from  or  based  on)  any  of  the   transactions
        contemplated by the Transaction Documents, provided that the indemnity provided in this clause (a) shall not include (i) losses resulting from or based on the acts or omissions of Purchaser Indemnitees following the Closing, or (ii) claims resulting from or based on a breach by any of the Purchasers of its obligations, representations, warranties, agreements or covenants under this Agreement; or (iii) claims resulting from any contract, obligation or other agreement between a third party claimant (other than a stockholder, whether common or preferred, bondholder, lender, director or officer of the Company (or an Affiliate of any of the foregoing)) and any Purchaser; provided, however, that in no such case shall this Section 8.01(a) be construed to limit the indemnity rights that a Purchaser Indemnitee may have in any other Transaction Document; or

                (b) any breach by the Company of any representation, warranty, covenant or obligation of the Company hereunder or under any other Transaction Document.

The Company shall reimburse the Purchaser Indemnitees for any legal or other expenses incurred by such Purchaser Indemnitees in connection with investigating or defending any such Indemnifiable Losses as such expenses are incurred. Notwithstanding the foregoing provisions of this Section 8.01, the Company shall not be liable to a Purchaser Indemnitee in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or omission made in the Proxy Statement, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Purchaser Indemnitee (or its Affiliates), specifically for use in the preparation thereof.

        SECTION 8.02 Indemnification Procedures. Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any action or the written assertion of any claim, such Purchaser Indemnitee shall, if a claim in respect thereof is to be made against the Company, as the case may be (the "Indemnifying Person"), notify the Indemnifying Person in writing of the commencement or the written assertion thereof. Failure by a Purchaser Indemnitee to so notify the Indemnifying Person shall relieve the Indemnifying Person from the obligation to indemnify such Purchaser Indemnitee only to the extent that the Indemnifying Person suffers actual and material prejudice as a result of such failure but in no event shall such failure to notify the Indemnifying Person (i) constitute prejudice suffered by the Indemnifying Person if it has otherwise received notice of the actions giving rise to such obligation to indemnify or (ii) relieve it from any liability or obligation that it may otherwise have to such Purchaser Indemnitee under this Agreement. In case any such action or claim shall be brought or asserted against any Purchaser Indemnitee and it shall notify the Indemnifying Person of the commencement or assertion thereof, the Indemnifying Person shall be entitled to participate therein but the defense of such action or claim shall be conducted by counsel to the Purchaser Indemnitee, provided, however, that the Indemnifying Person shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Purchaser Indemnitees, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against such action or proceeding and provided further that a Purchaser Indemnitee shall not enter into any settlement of any such claim without the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

        SECTION 8.03  Survival of  Representations,  Warranties  and  Covenants.
Except as provided in clauses (a), (b) or (c) of this Section 8.03, the representations, warranties, covenants, and agreements included in this Agreement shall survive for a period of three (3) years: (a) the obligations set forth in Sections 5.08 (Access and Information), 5.09(b) (Publicity) and 5.12 (Directors' and Officers' Indemnification and Insurance), shall survive for the periods specified therein for the performance of the covenants set forth therein; (b) the representations set forth in Sections 3.01(n) (Taxes), 3.01(o) (Employee Benefit Plans and Related Matters; ERISA) and 3.01(p) (Environmental
Laws) shall survive until the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitations; and (c) the obligations set forth in Sections 5.09(a) (Confidentiality), and 5.10 (Restrictions), and Articles VIII (Indemnification) and IX (Miscellaneous) shall survive indefinitely.

                                   ARTICLE IX

                                  Miscellaneous
                                  -------------

        SECTION 9.01 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

        SECTION 9.02 Specific Enforcement. Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

        SECTION 9.03 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents contain the entire understanding of the parties with respect to the transactions contemplated hereby.

        SECTION 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        SECTION 9.05 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:


                           The Company:

                                    Perini Corporation
                                    73 Mt. Wayte Avenue
                                    Framingham, Massachusetts  01701
                                    Attn:  Robert Band, President
                                    Facsimile:  (508) 628-2960

                                    with a copy to:

                                    Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, MA  01209
                                    Attn:  Richard A. Soden, Esq.
                                    Facsimile:  (617) 523-1231

                           TSC:

                                    Tutor-Saliba Corp.
                                    Attn:  Ronald N. Tutor
                                    15901 Olden Street

                                    Sylmar, CA  91342-1093
                                    Facsimile:  (818) 367-9574

                                    with a copy to:

                                    Wilmer, Cutler & Pickering
                                    2445 M Street, N.W.
                                    Washington, D.C.  20037
                                    Attn:  Eric R. Markus
                                    Facsimile:  (202) 663-6363

                           National Union:

                                    National Union Fire Insurance Company of
                                      Pittsburgh, PA.
                                    c/o AIG Global Investment Corp.
                                    175 Water Street
                                    26th Floor
                                    New York, New York 10036
                                    Attn:  Chris Lee
                                    Facsimile:  (212) 458-2256
                                    with a copy to:

                                    American International Group, Inc.
                                    Law Department
                                    70 Pine Street
                                    28th Floor
                                    New York, New York  10270
                                    Attn: John Hornbostel
                                    Facsimile: (212) 363-8596

                           O&G:

                                    O&G Industries, Inc.
                                    112 Wall Street
                                    Torrington, Connecticut  06790
                                    Attn:  Raymond Oneglia; Kenneth Merz
                                    Facsimile:  (860) 626-6498
                                    with a copy to:

                                    Murtha, Cullina, Richter & Pinney
                                    185 Asylum Street
                                    City Place I
                                    Hartford, Connecticut  06103-3469
                                    Attn:  Timothy Largay
                                    Facsimile:  (860) 240-6150

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

        SECTION 9.06 Amendments. This Agreement may be amended as to Purchasers and their successors and assigns (determined as provided in Section 9.07), and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of Purchasers. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

        SECTION 9.07 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Prior to the Closing Date, National Union may assign all of its rights and obligations to American International Group, Inc. ("AIG") or any other person the equity of which is, directly or indirectly, 100% owned by AIG, without the consent of the other parties hereto, and may assign up to 50% of the interest to be acquired by it pursuant to this Agreement to a third party, subject to the written consent of the Company and TSC, which shall not be unreasonably withheld (and, in either such event, such assignee shall become a "Purchaser" hereunder). Except as provided in the preceding sentence, no party may assign any of its rights under this Agreement without the written consent of the other parties.

        SECTION 9.08 Expenses and Remedies.

                (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expense, except as set forth in the next four paragraphs.

                (b) Notwithstanding Section 9.08(a), (i) if a Purchaser terminates this Agreement pursuant to Section 7.01(c)(i) (due to material breach of any covenant or agreement or an intentional and willful breach of any representation or warranty by the Company) or
        (c)(ii),  or (ii) if the Company  terminates this Agreement  pursuant to
        Section 7.01(d)(ii) (by virtue of a failure of the condition set forth in Section 6.02(d)) or 7.01(d)(iii), the Company shall pay TSC a termination fee of $750,000 (the "Termination Fee") within ten (10) days of such termination, which Termination Fee shall be deemed to reimburse Purchasers for their legal, accounting and other out-of-pocket expenses as well as the damages they will have suffered by virtue of such termination.

                (c) Notwithstanding Section 9.08(a), (i) if a Purchaser or the Company terminates this Agreement pursuant to Section 7.01(b)(i) or
        (ii), (ii) if a Purchaser terminates this Agreement pursuant to Section 7.01(c)(i) (for reasons other than as provided in Section 9.08(b)) or
        (c)(iii) (for failures of the conditions set forth in 6.03(a), 6.03(b), 6.03(d), 6.03(f), 6.03(g) (provided that no amount shall be payable if the failure is not due to any fault of the Company), 6.03(h), 6.03(i), 6.03(j), 6.03(k), 6.03(l), 6.03(m), or 6.03(n)), or (iii) the Company
        terminates this Agreement pursuant to Section 7.01(d)(ii) (other than for failure of a condition set forth in section 6.02(d)), the Company shall reimburse Purchasers for the reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) incurred by Purchasers in connection with this Agreement or the matters contemplated hereby (the "Purchasers' Expenses"), which reimbursable amount shall not to exceed $600,000 in the aggregate.

                (d) Notwithstanding Section 9.08(a), if (i) either Purchaser or the Company terminates this Agreement pursuant to any provision of
        Section 7.01 (other than a termination for which a Termination Fee was paid pursuant to Section 9.08(b) and other than a termination by the Company pursuant to Section 7.01(d)(i)), and (ii) during the period ending twelve (12) months after termination of this Agreement, the Company enters into an agreement relating to a Transaction Proposal, then immediately prior to consummation of such transaction, the Company shall pay the Termination Fee; provided, however, that the Company shall receive a credit for any Purchasers' Expenses paid pursuant to Section 9.08(c) and it being understood that if the Termination Fee is paid pursuant to Section 9.08(b) it shall not be required to be paid subsequently under this Section 9.08(d).

                (e) Notwithstanding Section 9.08(a), upon the occurrence of the Closing, the Company shall reimburse the Purchasers for the Purchasers' Expenses, which reimbursable amount shall not be subject to the limit set forth in Section 9.08(c).

        SECTION 9.09 Transfer of Shares. Each Purchaser understands and agrees that the Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. Each Purchaser acknowledges that except as provided in the Registration Rights Agreement, it has no right to require the Company to register the Shares. Each Purchaser understands and agrees that each certificate representing shares of Common Stock shall bear the following legends:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and Purchaser agrees to transfer shares of Common Stock only in accordance with the provisions of such legends. After termination of the requirement that all or part of such legend be placed upon a certificate, the Company shall, upon receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of the Shares issue certificates for the Shares that do not bear such legend.

        SECTION 9.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, except to the extent that Massachusetts law mandatorily governs. Each of the Company and Purchasers irrevocably submits to the personal exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and, to the extent permitted under applicable rules of procedure, agrees not to commence any action, suit or proceeding relating hereto except in such court). Each of the Company and Purchasers further agree that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 9.10 will be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Company and Purchasers irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

        SECTION 9.11 Third Party Beneficiaries. As provided in Section 5.12, the directors of the Company are the intended beneficiaries of that section of this Agreement. Except as provided in Section 5.12, nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement.

        SECTION 9.12 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

        SECTION 9.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.



                  [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each Purchaser and the Company have caused this Agreement to be duly executed as of the day and year first above written.



PERINI CORPORATION                    TUTOR-SALIBA CORPORATION


By:/s/Robert Band                     By:/s/Ronald N. Tutor
-----------------                     ---------------------
   Name: Robert Band                  Name: Ronald N. Tutor
   Title: President & CEO             Title: President & CEO

O&G INDUSTRIES, INC.                  NATIONAL   UNION   FIRE   INSURANCE
                                      COMPANY OF PITTSBURGH, PA.

By:/s/David M. Oneglia                By:/s/Daivd B. Pinkerton
----------------------                ------------------------
   Name: David M. Oneglia             Name: David B. Pinkerton
   Title:                             Title: Vice President

                                  Exhibit 2.01

                           Purchase and Sale of Shares
                           ---------------------------

Tutor-Saliba Corporation                                               2,352,942

O&G Industries, Inc.                                                   2,352,941

National Union Fire Insurance Company of Pittsburgh, PA.               4,705,882

================================================================================
TOTAL                                                                  9,411,765

                                     ANNEX B





January 31, 2000

Special Committee of the
Board of Directors
Perini Corporation
Framingham, Massachusetts


Dear Ladies and Gentlemen:

We understand that the Tutor-Saliba Group, L.L.C., on behalf of itself and certain other buyers (collectively, the "TSG") has proposed the following transaction: (i) the TSG will invest $40 million in exchange for approximately
9.412 million common shares ($4.25 per share) and (ii) the Series B Preferred shareholders will convert at least 100% of their approximately $41 million in accreted face value preferred stock into common shares at a conversion price of $5.50 per share (approximately 7.46 million shares). Certain members of the TSG and the Series B shareholders or their affiliates (the "Series B Stockholders") currently own common shares in the Company. All other common stockholders of the Company are referred to herein as the "Disinterested Common Stockholders." Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal year ended December 31, 1998 and quarterly reports on Form 10-Q for the three quarters ended September 30, 1999, which the Company's management has identified as being the most current financial statements available;

2. reviewed copies of the following agreements: Draft Securities Purchase Agreement dated January 28, 2000, Amended and Restated Credit Agreement dated January 17, 1997, Certificate of Vote of Directors dated January 10, 1997 (regarding Series B Stock), Prospectus dated June 19, 1987 (regarding Series A Stock);

3.      reviewed the definitive proxy  statement filed April 7, 1999;

4. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and held discussions with representatives of the Company's independent accounting firm and counsel to discuss certain matters;

5.      visited certain facilities and business offices of the Company;

6. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2000 through 2002;

7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available information in other transactions that we considered similar to the Transaction;

9. reviewed drafts of certain documents to be delivered at the closing of the Transaction; and

10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue on the matters set forth in this Opinion.

This Opinion does not constitute a recommendation to the Special Committee of the Board of Directors, the Board of Directors or any shareholder of the Company as to how to vote in connection with the Transaction. We do not express any opinion as to the price or range of prices at which the shares of common stock of the Company may trade subsequent to the consummation of the Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair to the Disinterested Common Stockholders of the Company from a financial point of view.

This Opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company in its evaluation of the Transaction and shall not be used by any other person without the prior written consent of Houlihan Lokey Howard & Zukin Capital.



Houlihan Lokey Howard & Zukin Capital

                                     ANNEX C

                    Consent of Independent Public Accountants

        As independent public accountants, we agree to the inclusion in this proxy statement of our report dated February 11, 2000 on our audit of the consolidated financial statements of Perini Corporation for the year ended December 31, 1999 and to all references to our Firm included in this proxy statement.


ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 17, 2000

                                     ANNEX D

              Massachusetts Business Corporation Law, Chapter 156B

        85. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

        86. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

        87. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

        "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

        88. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address in the records of the corporation.

        89. If within twenty days after the date of the mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

        90. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

        91. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

        92. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

        93. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

        94. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

        95. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

        96. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2)     A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

        Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

        97. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

        98. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                 REVOCABLE PROXY





                               PERINI CORPORATION

            73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160




                            Proxy for Special Meeting

                     of Stockholders to be Held on [ ], 2000




                This proxy is solicited by the Board of Directors





        The undersigned  hereby  constitutes and appoints Robert Band and Dennis
M. Ryan, and each of them, as Proxies of the undersigned, with full power of substitution, and authorizes each of them to represent and to vote all shares of Common Stock, $1.00 par value per share (the "Common Stock") of Perini Corporation (the "Company"), held by the undersigned at the close of business on February 17, 2000, at the Special Meeting of Stockholders to be held at Goodwin, Procter & Hoar LLP, Conference Center, 2nd Floor, Exchange Place, 53 State Street, Boston, Massachusetts at 10:00 am, or at any adjournments or postponements thereof.




Please mark boxes x or : in blue or black ink.


        Approval of proposals 2 and 3 is necessary to make the approval of proposal 1 effective.





        1. Proposal to approve (a) the issuance of 9,411,765 shares of Common Stock to the Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, PA and permitted assigns for an aggregate purchase price of $40,000,000 upon the terms and conditions described in the attached proxy statement (the "Proxy Statement") and (b) the issuance of up to approximately 7,461,398 shares of Common Stock and such additional shares of Common Stock as required under the terms of the exchange in exchange for shares of Series B Preferred Stock upon the terms and conditions described in the attached Proxy Statement (which proposal shall only be effective if proposals 2 and 3 are approved).

                    FOR              AGAINST                  ABSTAIN

        2. Proposal to approve an amendment to the Restated Articles of Organization of the Company increasing the authorized number of shares of Common Stock to 40,000,000 shares.

                    FOR              AGAINST                  ABSTAIN

        3. Proposal to approve an amendment to the Certificate of Vote designating the Series B Preferred Stock (which amendment shall only be effective if proposals 1 and 2 are approved and the transactions contemplated by proposal 1 are consummated).

                    FOR              AGAINST                  ABSTAIN

        4. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.





            (Continued, and to be signed and dated, on reverse side)

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). A failure to vote or a vote to abstain will have the same legal effect as a vote against any of the proposals. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3 and in their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy and return it in the postage-paid envelope provided.






        The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.











               Dated:____________________________________________________, 2000

               ________________________________________________________________
                                     Signature of Stockholder
               ________________________________________________________________
                                     Signature of Stockholder







                Please sign name exactly as shown. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating his or her title or authority.







Please Complete, Sign, Date and Mail Your Proxy Card Promptly in the Enclosed Envelope.